UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Cardinal Health, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 5, 2008

DATE AND TIME:	Wednesday, November 5, 2008 at 2:00 p.m. Local Time

LOCATION:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017

PURPOSE:

(1)    To elect each of the twelve nominees named in the accompanying proxy statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2009 annual meeting and until his or her successor is duly elected and qualified;

(2) To ratify the selection of Ernst & Young LLP as Cardinal Health’s independent registered public accounting firm for the fiscal year ending June 30, 2009;

(3)    To approve amendments to Cardinal Health’s Amended and Restated Articles of Incorporation and Restated Code of Regulations to implement a majority voting standard for uncontested elections of directors;

(4) To approve amendments to Cardinal Health’s Amended and Restated Articles of Incorporation and Restated Code of Regulations to eliminate cumulative voting;

(5)    To approve amendments to Cardinal Health’s Restated Code of Regulations to establish procedures for advance notice of director nominations and other proposals and related administrative matters at shareholder meetings;

(6)    To approve an amendment to Cardinal Health’s Amended and Restated Articles of Incorporation to eliminate the reference to the minimum amount of stated capital with which it may begin business and to state expressly that its common shares have no stated capital;

(7) To approve an amended and restated 2005 Long-Term Incentive Plan;

(8) To approve an amended and restated Employee Stock Purchase Plan;

(9) To vote on a proposal submitted by a shareholder, if properly presented at the meeting; and

(10) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WHO MAY VOTE:	Shareholders of record at the close of business on September 8, 2008 are entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors.

/s/ Ivan K. Fong

IVAN K. FONG, Secretary

September 29, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on November 5, 2008:

This proxy statement and Cardinal Health’s 2008 annual report to shareholders are also available on Cardinal Health’s website at www.cardinalhealth.com/proxymaterials.

Page
PROXY STATEMENT	1

GENERAL INFORMATION	1

PROPOSAL 1—ELECTION OF DIRECTORS	3

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	6

INFORMATION ABOUT PROPOSALS 3, 4 AND 5 CONCERNING PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND CODE OF REGULATIONS	7

PROPOSAL 3—APPROVAL OF AMENDMENTS TO ARTICLES OF INCORPORATION AND CODE OF REGULATIONS TO IMPLEMENT A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS	8

PROPOSAL 4—APPROVAL OF AMENDMENTS TO ARTICLES OF INCORPORATION AND CODE OF REGULATIONS TO ELIMINATE CUMULATIVE VOTING	10

PROPOSAL 5—APPROVAL OF AMENDMENTS TO CODE OF REGULATIONS TO ESTABLISH PROCEDURES FOR ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND OTHER PROPOSALS AND RELATED ADMINISTRATIVE MATTERS AT SHAREHOLDER MEETINGS	12

PROPOSAL 6—APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO ELIMINATE THE REFERENCE TO THE MINIMUM AMOUNT OF STATED CAPITAL WITH WHICH WE MAY BEGIN BUSINESS AND TO STATE EXPRESSLY THAT OUR COMMON SHARES HAVE NO STATED CAPITAL	14

PROPOSAL 7—APPROVAL OF AN AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN	15

PROPOSAL 8—APPROVAL OF AN AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN	24

PROPOSAL 9—SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS	27

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD	29
Board of Directors	29
Committees of the Board of Directors	29

CORPORATE GOVERNANCE	33
Shareholder Recommendations for Director Nominees	33
Communicating with the Board	33
Corporate Governance Guidelines	33
Director Independence	33
Director Qualification Standards and Performance Assessment	35
Presiding Director	36
Policies on Business Ethics; Chief Compliance Officer	36
Resignation for Majority Withheld Vote	36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
Policies and Procedures	37
Related Party Transactions	38

AUDIT COMMITTEE REPORT	39

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PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is being furnished to solicit proxies on behalf of the Board of Directors (the “Board”) of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health,” “we” or “us”), for use at the Cardinal Health Annual Meeting of Shareholders to be held on Wednesday, November 5, 2008, at our corporate offices located at 7000 Cardinal Place, Dublin, Ohio 43017, at 2:00 p.m., local time (the “Annual Meeting”), and at any adjournment or postponement thereof. This proxy statement and the accompanying proxy, together with our Annual Report to Shareholders for the fiscal year ended June 30, 2008, except for any exhibits to the Annual Report on Form 10-K for fiscal 2008 contained therein, and additional information are first being sent to Cardinal Health shareholders on or about October 1, 2008. Exhibits will be provided to any shareholder upon request to our Investor Relations department.

References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2008” refers to the fiscal year ended June 30, 2008.

Principal Executive Office

The address of our principal executive office is 7000 Cardinal Place, Dublin, Ohio 43017.

Voting Information

Record Date.    The close of business on September 8, 2008 has been fixed as the record date for the determination of Cardinal Health shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding 359,247,825 common shares, without par value. Except as set forth below, holders of common shares at the record date are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote.

Quorum.    We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Annual Meeting, either in person or by proxy.

How to Vote.    We encourage you to vote promptly. Telephone and Internet voting are available through 2:00 a.m. Eastern Time on Wednesday, November 5, 2008. If your shares are registered in your name, then you are a “registered holder” and you may vote in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

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By Telephone.    You may vote your shares by calling the toll free number 1-800-652-VOTE (8683) within the United States, Puerto Rico or Canada and following instructions provided by the recorded message. You may vote by telephone 24 hours a day. The telephone voting system allows you to confirm that the system has properly recorded your votes.

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By Internet.    You may vote your shares over the Internet by logging onto www.investorvote.com and following the steps outlined on the secure website. As with the telephone voting system, you will be able to confirm that the system has properly recorded your votes.

•	By Mail. You may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope.

If you are a beneficial holder of shares held in “street name” through a broker, trustee, bank or other nominee that holds shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. Alternatively, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by using telephone or Internet voting arrangements described on the voting instruction form or other materials provided you by the nominee that holds your shares.

Changing or Revoking your Proxy.    Your presence at the Annual Meeting will not automatically revoke your proxy. You may revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or in open meeting or by executing and forwarding a later-dated proxy to us or voting a later proxy by telephone or the Internet. If you are a beneficial shareholder only, you should check with the broker, trustee, bank or other nominee who holds your shares to determine how to change or revoke your vote.

Shares Held Under Plans.    If you hold shares through our retirement and savings plans, you will receive voting instructions from that plan’s administrator, which may have a different deadline for determining the manner in which such shares will be voted. If you hold shares under our equity award and employee stock purchase plans, your proxy includes the number of shares held through such plans.

How Shares Will Be Voted.    The common shares represented by your proxy will be voted in accordance with specifications provided on your proxy or voting instruction card or with specifications you provided by telephone or Internet. Proxies returned without any such specifications will be voted to elect twelve directors as set forth under “Proposal 1—Election of Directors” below, in favor of Proposals 2, 3, 4, 5, 6, 7 and 8 and against Proposal 9. If any other matters shall properly come before the Annual Meeting, the persons named in your proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.

The Board recommends that you vote FOR the election of the twelve directors listed in Proposal 1, FOR Proposals 2 through 8 and AGAINST Proposal 9.

Attending the Annual Meeting

Only persons with an admission ticket or proof of share ownership will be admitted to the Annual Meeting. If you are a registered shareholder, your admission ticket is attached to your proxy card. Please bring it with you to the Annual Meeting together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the Annual Meeting.

Whether or not you expect to attend the Annual Meeting in person, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope, or to vote by telephone or the Internet using the instructions provided with the proxy.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of fourteen members, who were previously divided into three classes. At the 2005 annual meeting, the shareholders voted to amend our Code of Regulations to eliminate the classification of the Board, effective with the election of directors at the 2006 annual meeting. Upon conclusion of the Annual Meeting, the declassification of the Board will be complete. Directors elected at the Annual Meeting and at subsequent meetings will be elected to serve until the next annual meeting and until their successors are duly elected and qualified.

At the Annual Meeting, Cardinal Health shareholders will be asked to vote for the election of the twelve nominees named below, each to serve until the next annual meeting and until his or her successor is duly elected and qualified. As we have previously announced, Robert D. Walter, a director of Cardinal Health since 1971, and George H. Conrades, a director of Cardinal Health since 1999, both of whose director terms expire at the Annual Meeting, have decided not to stand for election at the Annual Meeting, and no person is being nominated at the Annual Meeting to fill either of the vacancies on the Board of Directors created by their departures. Instead, the directors expect to reduce the size of the Board to twelve, effective when Mr. Walter and Mr. Conrades cease to be a director.

On September 29, 2008, we announced plans to spin off our clinical and medical products businesses as a separate public company. The planned spin-off is subject to final approval by our Board, confirmation of the tax-free nature of the planned spin-off and effectiveness of a Form 10 registration statement that will be filed with the U.S. Securities and Exchange Commission (the “SEC”). Approval by our shareholders is not required for completion of the planned spin-off. We also announced that R. Kerry Clark, our Chairman and Chief Executive Officer, will continue to lead us through the planned spin-off and then retire. Following Mr. Clark’s retirement, George S. Barrett, our Vice Chairman and Chief Executive Officer, Healthcare Supply Chain Services, is expected to become our Chairman and Chief Executive Officer.

Common shares represented by proxies, unless otherwise specified, will be voted for the election of the twelve nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of any substitute nominee(s) as the Board may nominate. Proxies may not be voted at the Annual Meeting for more than twelve nominees.

Under Ohio law, if notice in writing is given by any shareholder entitled to vote at the Annual Meeting to our President, any Vice President or Secretary, not less than 48 hours before the scheduled time of the meeting, that the shareholder desires the voting for election of directors to be cumulative, and if an announcement of the request for cumulative voting is made at the beginning of the meeting by the Chairperson or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder entitled to vote at the Annual Meeting will have the right to cumulate such voting power as he or she possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute votes on the same basis among two or more nominees, as he or she sees fit. If voting for the election of directors is cumulative, the persons named in the enclosed proxy intend to vote the shares represented thereby and by other proxies held by them so as to elect as many of the twelve nominees named below as possible.

Votes will be tabulated by or under the direction of inspectors of election, who will certify the results of the voting at the Annual Meeting. The twelve nominees receiving the greatest number of votes will be elected directors. Abstentions and broker non-votes will not affect the results of the election. Votes that have been withheld from any nominee will not have any effect on the election of such nominee, but could trigger the policy set forth in our Corporate Governance Guidelines requiring any director who receives a greater number of votes withheld than for his or her election to tender his or her resignation. See “Corporate Governance—Resignation for Majority Withhold Vote” below.

As described under “Proposal 3—Approval of Amendments to Articles of Incorporation and Code of Regulations to Implement a Majority Voting Standard for Uncontested Elections” and “Proposal 4—Approval of Amendments to Articles of Incorporation and Code of Regulations to Eliminate Cumulative Voting,” the Board

is recommending that shareholders approve amendments to Cardinal Health’s Amended and Restated Articles of Incorporation (the “Articles”) and Restated Code of Regulations (the “Regulations”) that implement a majority voting standard for the election of directors in uncontested elections and eliminate the ability of a shareholder to select cumulative voting in any election of directors. If these amendments are approved by shareholders, a majority voting standard will apply to all future uncontested director elections, a plurality voting standard will continue to apply in all future contested director elections, and cumulative voting will not be available in any future director elections.

Set forth below is the following information regarding those persons nominated for election as directors of Cardinal Health (each is currently a director of Cardinal Health): their names, ages, the year in which he or she first became a director of Cardinal Health, principal occupations and positions held during the past five years (unless otherwise stated, the positions listed have been held during the entire past five years); and certain other board memberships.

Colleen F. Arnold, 51, Director since August 2007

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General Manager of GBS Strategy, Global Consulting Services and SOA Solutions, Global Industries and Global Application Services of International Business Machines Corporation (“IBM”), a globally integrated innovation company that provides systems and financing, software and services to enterprises and institutions worldwide since January 2007

•	General Manager of IBM Northern and Eastern Europe, Russia, the Middle East and South Africa of IBM from 2005 to January 2007
•	General Manager of Global Communications Sector, Sales and Distribution Group of IBM, from 2002 to 2005

R. Kerry Clark, 56, Director since 2006

•	Chairman and Chief Executive Officer of Cardinal Health since November 2007
•	President and Chief Executive Officer of Cardinal Health from April 2006 to November 2007
•	Vice Chairman of the Board, P&G Family Health and a director of The Procter & Gamble Company, a marketer of consumer products (“Procter & Gamble”), from July 2004 to April 2006
•	Vice Chairman of the Board and President of Global Market Development and Business Operations of Procter & Gamble from 2002 to July 2004
•	Member of the Board of Textron Inc., an aircraft, automotive and industrial products manufacturer and financial services company

Calvin Darden, 58, Director since 2005

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Retired Senior Vice President of U.S. Operations of United Parcel Service, Inc., a package delivery company and provider of specialized transportation and logistics services, from January 2000 to April 2005

•	Member of the Board of:
•	Target Corporation, an operator of large-format general merchandise discount stores
•	Coca-Cola Enterprises, Inc., a marketer, seller, manufacturer and distributor of nonalcoholic beverages

John F. Finn, 60, Director since 1994

•	President and Chief Executive Officer of Gardner, Inc., a supply chain management company serving industrial and consumer markets, since 1985
•	Member of the Board of:
•	J.P. Morgan Funds, a registered investment company
•	Greif, Inc., an industrial package products and services company

Philip L. Francis, 61, Director since 2006

•	Chairman and Chief Executive Officer of PetSmart, Inc., a specialty pet retailer, since 1999
•	Member of the Board of SUPERVALU INC., a grocery retail and supply chain company

Gregory B. Kenny, 55, Director since August 2007

•	President and Chief Executive Officer of General Cable Corporation, a manufacturer of aluminum, copper and fiber-optic wire and cable products, since August 2001
•	Member of the Board of Corn Products International, Inc., a corn refining and ingredient company

J. Michael Losh, 62, Director since 1996

•	Former Chief Financial Officer of Cardinal Health (on an interim basis) from July 2004 to May 2005
•	Chairman of Metaldyne Corporation, an automotive parts manufacturer, from October 2000 to April 2002
•	Chief Financial Officer of General Motors Corporation, an automobile manufacturer, from 1994 to August 2000
•	Member of the Board of:
•	AMB Property Corporation, an industrial real estate owner and operator
•	Aon Corporation, a provider of risk management services, insurance and reinsurance brokerage, and human capital consulting (“Aon”)
•	H.B. Fuller Company, a specialty chemicals and industrial adhesives manufacturer
•	Masco Corp., a manufacturer of home improvement and building products
•	TRW Automotive Holdings Corp., a supplier of automotive systems, modules and components

John B. McCoy, 65, Director since 1987

•	Retired Non-Executive Chairman of Corillian Corporation, an online banking and software services company, from June 2000 to January 2004
•	Chief Executive Officer of Bank One Corporation, a bank holding company, from 1984 to December 1999
•	Member of the Board of:
•	AT&T, Inc., a telecommunications systems company
•	ChoicePoint Inc., a provider of data management products and services

Richard C. Notebaert, 61, Director since 1999

•	Retired Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, from July 2002 to August 2007
•	Member of the Board of Aon

Michael D. O’Halleran, 58, Director since 1999

•	Senior Executive Vice President of Aon since September 2004
•	President and Chief Operating Officer of Aon from April 1999 to September 2004

David W. Raisbeck, 59, Director since 2002

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Vice Chairman of Cargill, Incorporated, a marketer, processor and distributor of agricultural, food, financial and industrial products and services, since November 1999 (Mr. Raisbeck has indicated that he plans to retire from this position in October 2008)

•	Member of the Board of Eastman Chemical Company, a plastics, chemicals and fibers manufacturer

Jean G. Spaulding, M.D., 61, Director since 2002

•	Private medical practice in psychiatry since 1977
•	Consultant, Duke University Health System, a non-profit academic health care system, since January 2003
•	Associate Clinical Professorships at Duke University Medical Center, a non-profit academic hospital, since 1998
•	Vice Chancellor for Health Affairs, Duke University Health System, from 1998 to 2002
•	Trustee, The Duke Endowment, a charitable trust, since January 2002

The Board recommends that you vote FOR the election of these nominees.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young as our independent registered public accounting firm for fiscal 2009, and we are asking our shareholders to ratify this selection at the Annual Meeting. Although ratification is not required by the Regulations, Ohio law or otherwise, the Board has determined to annually submit the selection of our independent registered public accounting firm to our shareholders for ratification as a matter of good corporate governance practices. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interest and the best interest of our shareholders.

Representatives of Ernst & Young, which served as our independent public accountants for fiscal 2008, are expected to be present at the Annual Meeting. At the Annual Meeting representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Recommendation of the Board of Directors

Approval of the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends that you vote FOR the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm for our fiscal year ending June 30, 2009.

INFORMATION ABOUT PROPOSALS 3, 4 AND 5 CONCERNING PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

We are asking our shareholders to approve amendments to our Articles and Regulations to implement a majority voting standard for the election of directors in uncontested elections, to eliminate cumulative voting, and to establish advance notice procedures for nominations or other business to be introduced at shareholder meetings (together with related administrative changes). The Board of Directors has determined that these three proposals represent a carefully balanced and integrated approach to empowering shareholders. Together, these proposed amendments provide an orderly process for shareholders to put forth nominations and proposals for which they seek majority support, while providing other shareholders the opportunity to adequately consider the matters they are asked to vote upon. Accordingly, implementation of each of the proposals is conditioned upon shareholder approval of all three proposals.

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Proposal 3 would implement a majority voting standard for the election of directors in uncontested elections. Under the proposed majority voting standard, each director nominee must receive more “FOR” votes than “AGAINST” votes to be elected or re-elected in an uncontested election. Conversely, a nominee who does not receive more “FOR” votes than “AGAINST” votes would not be elected. The Board is proposing this majority voting standard to reinforce the Board’s accountability to the interests of a majority of our shareholders.

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Proposal 4 would eliminate provisions that allow holders of a minority of our shares to cumulate votes so as to elect a director. The Board is proposing to eliminate this provision because it views cumulative voting as incompatible with the objectives of a majority voting standard.

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Proposal 5 would establish procedures for shareholders to provide advance notice of director nominations and other proposals to be brought before a shareholder meeting and to implement related administrative provisions. The Board has concluded that the adoption of these provisions will facilitate an orderly process for the conduct of shareholder meetings, including for shareholders to make nominations and propose other business. The advance notice provision for director nominations also complements the majority voting standard proposed in Proposal 3 by providing a mechanism for determining whether an election will be an “uncontested election” in which the majority voting standard applies.

Approval of each of the three proposals requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against a proposal. Implementation of each proposal is conditioned upon shareholder approval of all three proposals. For more information, see the descriptions of Proposals 3, 4 and 5 on pages 8 to 13.

PROPOSAL 3—APPROVAL OF AMENDMENTS TO ARTICLES OF INCORPORATION AND CODE OF REGULATIONS TO IMPLEMENT A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS

Under this Proposal 3, we are asking our shareholders to approve amendments to our Articles and Regulations to implement a majority voting standard for the election of directors in uncontested elections. Prior to 2008, Ohio corporations were required under Ohio law to use a plurality voting standard for director elections. Under the plurality voting standard, nominees receiving the greatest number of votes are elected directors. In 2006, to reinforce the Board’s accountability to the interests of the majority of shareholders, the Board of Directors adopted a policy (set forth in our Corporate Governance Guidelines) that requires any director who receives a greater number of votes “WITHHELD” than “FOR” his or her election to tender his or her resignation. Our current policy is described under “Corporate Governance—Resignation for Majority Withheld Vote” below. After the Board’s adoption of this director resignation policy, Ohio corporation law was amended to permit Ohio corporations to adopt alternative voting standards for director elections by amending their articles of incorporation. For the reasons described below, in September 2008, on the recommendation of the Nominating and Governance Committee, the Board unanimously adopted resolutions approving and recommending to shareholders the approval of amendments to our Articles and Regulations to adopt a majority voting standard in uncontested elections of directors.

Under the proposed majority voting standard, for a nominee to be elected to the Board in an “uncontested election,” the number of votes cast “FOR” the nominee’s election must exceed the number of votes cast “AGAINST” his or her election. Abstentions would not be considered votes cast “FOR” or “AGAINST” a nominee. An “uncontested election” is generally any meeting of shareholders at which the number of nominees does not exceed the number of directors to be elected and for which no shareholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with our Regulations (as proposed to be amended under Proposal 5), or, if such a notice has been submitted, on or before the 10th day prior to the date that we file our definitive proxy statement relating to such meeting with the SEC, each such notice has been (a) withdrawn, (b) determined by the Board or a final court order not to be a valid and effective notice of nomination, or (c) determined by the Board not to create a bona fide election contest. Proposal 5, below, proposes a procedure that a shareholder would use to provide notice of the shareholder’s intention to nominate a candidate for election at a meeting of shareholders. In all director elections other than uncontested elections, which we refer to as “contested elections,” the plurality voting standard would still apply.

The Board has concluded that the adoption of the proposed majority voting standard in uncontested elections will give shareholders a greater voice in determining the composition of the Board by giving effect to shareholder votes against a nominee for director, and by requiring more shareholder votes for a nominee to obtain or retain a seat on the Board. The adoption of this standard in uncontested elections is intended to reinforce the Board’s accountability to the interests of a majority of our shareholders. The Board believes, however, that the plurality voting standard should still apply in contested elections. If a majority voting standard is used in a contested election, fewer candidates or more candidates could be elected to the Board than the number of Board seats. Because the proposed majority voting standard simply compares the number of “FOR” votes with the number of “AGAINST” votes for each director nominee without regard to voting for other candidates, it is not effective in ensuring that all Board seats are filled when there are more candidates that available Board seats. Accordingly, the proposed majority voting standard retains plurality voting in a contested election to avoid such results.

If this proposal is approved by our shareholders and implemented, we also will implement conforming amendments to the current majority voting policy set forth in our Corporate Governance Guidelines to eliminate provisions that will be superseded by this proposal and to conform the provisions that address the treatment of “holdover” terms for any incumbent directors who fail to be re-elected under majority voting. Under Ohio law, an incumbent director who is not re-elected remains in office until his or her successor is elected and qualified, continuing as a “holdover” director. Similar to the current policy, the amended policy will require an incumbent director who does not receive more votes cast “FOR” than “AGAINST” his or her election in an uncontested election to tender his or her resignation to the Nominating and Corporate Governance Committee, which will make a recommendation to the Board as to whether or not it should be accepted. The Board will consider the recommendation and decide whether to accept the resignation as discussed in more detail below under “Corporate Governance—Resignation for Majority Withheld Vote.”

Our Articles currently do not address the voting standard that applies to director elections, which means under Ohio law that the plurality voting standard applies unless the Articles are amended. Under this Proposal 3, the Articles and Regulations would be changed as follows to implement a majority voting standard:

•	a majority vote standard would be added to our Articles as Article ELEVENTH;

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Section 2.4 of our Regulations, regarding the election of directors, would be amended to delete the requirement for plurality voting and add a reference to the applicable voting standard set forth in our Articles; and

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Section 2.8 of our Regulations, regarding vacancies in the Board, would be amended to reference the new majority voting standard in our Articles, to clarify that director nominations must be made in accordance with our Regulations with respect to vacancies filled by shareholders, and to simplify the provision regarding the term served by directors filling vacancies.

The actual text of the new Article ELEVENTH of our Articles and revised Sections 2.4 and 2.8 of our Regulations, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the proposed amendments, is attached to this proxy statement as Appendix A. The description of the proposed amendments to our Articles and Regulations is only a summary of the material terms of those provisions and is qualified by reference to the actual text as set forth in Appendix A. The amendments to the Articles will become effective upon filing with the Secretary of State of Ohio (which is expected to occur promptly following the shareholder vote) and the amendments to the Regulations will become effective at the time of the shareholder vote, subject to shareholder approval of Proposals 3, 4 and 5.

Vote Required and Recommendation of the Board of Directors

Approval of this proposal to amend the Articles and Regulations to implement a majority voting standard for uncontested elections requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal. As noted above, if Proposal 3 is approved by our shareholders at the Annual Meeting, it will be implemented only if Proposals 4 and 5 are each approved.

The Board recommends that you vote FOR the proposal to amend our Articles and Regulations to implement a majority voting standard for uncontested elections.

PROPOSAL 4—APPROVAL OF AMENDMENTS TO ARTICLES OF INCORPORATION AND CODE OF REGULATIONS TO ELIMINATE CUMULATIVE VOTING

Under this Proposal 4, we are asking our shareholders to approve amendments to our Articles and Regulations to eliminate cumulative voting in elections of directors. Under Ohio corporation law, because our Articles currently do not address cumulative voting, our shareholders have the right to select cumulative voting in any election of directors, whether or not the election is contested. See “Proposal 1—Election of Directors” above. Cumulative voting enables a shareholder to cumulate his or her voting power to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or to distribute the votes among two or more nominees, as he or she sees fit. Thus, with cumulative voting, shareholders could cast all of their votes “FOR” one nominee, instead of voting each share “FOR” or “AGAINST” each candidate, and thereby could elect a nominee that has not been supported by the holders of a majority of the shares voting on the election of directors.

As described under Proposal 3, we are asking shareholders to implement a majority voting standard for the election of directors in uncontested elections. The Board of Directors believes that cumulative voting is incompatible with the objectives of a majority voting standard, because cumulative voting empowers shareholders with less than a majority of the shares to determine the directors on the Board, while majority voting seeks to hold directors accountable to those with a majority of shares voting on the election of directors. The Board therefore has determined that it is appropriate to eliminate cumulative voting in connection with the adoption of the majority voting standard. Accordingly, in September 2008, on the recommendation of the Nominating and Governance Committee, the Board unanimously adopted resolutions approving and recommending to shareholders the approval of amendments to our Articles and Regulations to eliminate cumulative voting in elections of directors. The proposal to eliminate cumulative voting is not in response to any shareholder effort of which we are aware to remove any director or otherwise gain representation on the Board or to accumulate our common shares or to obtain control of Cardinal Health or our Board by means of a solicitation in opposition to management or otherwise.

The Board believes that each director should only be elected if such director receives a majority of the votes cast and that each director should represent the interests of all shareholders, rather than the interests of a minority shareholder or special constituency. The elimination of cumulative voting for directors in connection with adoption of a majority vote standard is consistent with our desire to reinforce the Board’s accountability to the interests of a majority of our shareholders. Proposal 5 below addresses the adoption of procedures relating to the nomination of directors, which will provide a fair and orderly process for all shareholders to nominate a candidate for election as a director and will give a minority shareholder a forum to present a candidate who represents his or her views.

Under this Proposal 4, the Articles and Regulations would be changed as follows to eliminate cumulative voting:

•	a provision expressly eliminating a shareholder’s right to cumulate his or her voting power in the election of directors would be added to our Articles as Article TWELFTH;

•

Section 2.4 of our Regulations, regarding the election of directors, would be amended to delete language permitting a shareholder to cumulate his or her votes in accordance with Ohio corporation law; and

•

Section 2.7 of our Regulations, regarding removal of directors, would be amended to eliminate the supermajority standard required under a cumulative voting system and to clarify the manner in which replacement directors may be nominated and elected.

The actual text of the new Article TWELFTH of our Articles and revised Sections 2.4 and 2.7 of our Regulations, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the proposed amendments, is attached to this proxy statement as Appendix B. The description of the proposed amendments to our Articles and Regulations is only a summary of the material terms of those provisions and is qualified by reference to the actual text as set forth in Appendix B. The amendments to the Articles will become effective upon filing with the Secretary of State of Ohio (which is expected to occur promptly following the shareholder vote) and the amendments to the Regulations will become effective at the time of the shareholder vote, subject to shareholder approval of Proposals 3, 4 and 5.

Vote Required and Recommendation of the Board of Directors

Approval of this proposal to amend the Articles and Regulations to eliminate cumulative voting requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal. As noted above, if Proposal 4 is approved by our shareholders at the Annual Meeting, it will be implemented only if Proposals 3 and 5 are each approved.

The Board recommends that you vote FOR the proposal to amend our Articles and Regulations to eliminate cumulative voting.

PROPOSAL 5—APPROVAL OF AMENDMENTS TO CODE OF REGULATIONS TO ESTABLISH PROCEDURES FOR ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND OTHER PROPOSALS AND RELATED ADMINISTRATIVE MATTERS AT SHAREHOLDER MEETINGS

Under this Proposal 5, we are asking our shareholders to approve amendments to our Regulations to establish procedures for advance notice of director nominations and other proposals and related administrative matters at shareholder meetings. Our Regulations currently do not expressly provide procedural requirements regarding a shareholder’s ability to nominate a candidate for election to the Board of Directors or to propose other business at shareholder meetings. The proposed amendments set forth the time period in which a shareholder must provide notice to Cardinal Health and the procedure to be followed in order to nominate a candidate for election to the Board or to propose other business at shareholder meetings. The proposed amendments will not affect any rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), by satisfying the notice and other requirements of Rule 14a-8 in lieu of satisfying the requirements in the proposed amendments.

For the reasons discussed below, in September 2008, on the recommendation of the Nominating and Governance Committee, the Board unanimously adopted resolutions approving and recommending to shareholders the approval of the amendments to our Regulations.

Under the proposed amendments, a shareholder may nominate a candidate for director or propose other business at an annual meeting by delivering a notice of a nomination or a proposal for other business to our principal executive offices not later than the 70th day nor earlier than the 130th day prior to the first anniversary of previous year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting, shareholders would instead be required to deliver such notice not earlier than the 130th day prior to the annual meeting and not later than the day that is the later of the 70th day prior to the annual meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting. In the event we call a special meeting for the purpose of electing one or more directors, a shareholder would be permitted to nominate a candidate for election to any director positions specified in our notice of meeting, by delivering notice of such nomination to our principal executive offices not earlier than the 130th day prior to such special meeting and not later than the date that is the later of the 70th day prior to such special meeting or the 10th day following the day on which we first publicly announce the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The proposed amendments also specify information regarding stock ownership, economic and voting interests in our stock and relationships or interests that a shareholder has with the nominees or business proposed to be introduced, that will be required in any notice of a nomination for director or other business to be brought before a shareholder meeting. Finally, the proposed amendments would give the Board or chairman of the meeting the ability to regulate the order of business at and conduct of the meeting in order to ensure compliance with the Regulations provisions.

The Board has concluded that the adoption of these procedures will facilitate an orderly process for shareholder proposals and nominations and the conduct of shareholder meetings by providing shareholders and Cardinal Health a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of shareholders and allowing sufficient time for full information to be distributed to shareholders. The Board has determined that the 70-day notice period provides an appropriate time period during which the Board, in the exercise of its fiduciary duties, can evaluate the business and nominees proposed to be presented by a shareholder and, if a resolution is not reached with the shareholder, can prepare and disseminate proxy materials to all shareholders that clearly articulate the Board’s position on the matters. We would expect to disclose to all shareholders the information furnished by the shareholder who intends to nominate a candidate for director or propose other business, unless such information is unlikely to be relevant to other shareholders’ voting decisions. This process also will allow shareholders who wish to nominate a candidate or propose business to be represented at a meeting while ensuring that all other shareholders have sufficient time to consider the matters to be presented prior to casting their vote. In addition, the advance notice provision for director nominations complements the majority voting standard proposed in Proposal 3 by providing a deadline for determining whether an election will be an “uncontested election” for purposes of applying the majority voting standard. Together, these provisions promote an orderly meeting and clearer communications with shareholders since our proxy statement and proxy card would differ if majority voting were not applicable at a shareholder meeting due to the existence of a contested election.

Under this Proposal 5, our Regulations would be changed as follows to establish advance notice procedures:

•	Section 1.5, which currently reads “Reserved,” would be replaced with advance notice provisions; and

•

Section 1.9, regarding order of business at shareholder meetings, would be amended to give the Board or chairman of the meeting the ability to regulate the order of business at and conduct of the meeting in order to ensure compliance with the Regulations.

The actual text of the revised Section 1.5 and 1.9 of our Regulations, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the proposed amendments, is attached to this proxy statement as Appendix C. The description of the proposed amendments to our Regulations is only a summary of the material terms of those provisions and is qualified by reference to the actual text as set forth in Appendix C. The amendments to the Regulations will become effective at the time of the shareholder vote, subject to shareholder approval of Proposals 3, 4 and 5.

Vote Required and Recommendation of the Board of Directors

Approval of this proposal to amend the Regulations to establish procedures for advance notice of director nominations and other proposals and related administrative matters at shareholder meetings requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal. As noted above, if Proposal 5 is approved by our shareholders at the Annual Meeting, it will be implemented only if Proposals 3 and 4 are each approved.

The Board recommends that you vote FOR the proposal to amend our Regulations to establish procedures for advance notice of director nominations and other proposals and related administrative matters at shareholder meetings.

PROPOSAL 6 — APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO ELIMINATE THE REFERENCE TO THE MINIMUM AMOUNT OF STATED CAPITAL WITH WHICH WE MAY BEGIN BUSINESS AND TO STATE EXPRESSLY THAT OUR COMMON SHARES HAVE NO STATED CAPITAL

We are asking our shareholders to approve an amendment to our Articles to state expressly that our common shares do not have stated capital. This proposal will remove a potential limit to our ability to pay dividends, and make distributions and share repurchases under Ohio law. The Board believes it is important to clarify this issue, especially in light of our plans to spin off our clinical and medical products businesses as a separate public company through a tax-free distribution to our shareholders, subject to final approval by our Board, among other conditions. This change could also give the company greater flexibility in repurchasing common shares.

Under this Proposal 6, Article FIFTH of our current Articles, stating that we begin business with a minimum amount of stated capital, would be deleted and replaced in its entirety with an express provision stating that our common shares have no stated capital.

Stated capital is a factor in determining the ability of an Ohio corporation to pay dividends and make other distributions to shareholders and to repurchase its common shares. The amount of permissible dividends and share repurchases is based on the amount of a corporation’s “surplus,” which Ohio law defines as the excess of a corporation’s assets over its liabilities plus stated capital.

Under prior Ohio law, Ohio corporations were required to have a minimum stated capital of five hundred dollars, as reflected in Article FIFTH of our current Articles. Although we believe that our common shares do not have stated capital, the conclusion is not free from doubt as a result of the minimum stated capital provision in our Articles. If it were determined that our common shares had stated capital, then our stated capital would have to be determined under Ohio law and could limit our ability to make dividends, distributions and share repurchases.

To remove uncertainty over whether the stated capital provision would operate as a potential limitation, we propose eliminating the reference to the minimum amount of stated capital with which we may begin business, since it is no longer required under Ohio law. In addition, we propose replacing the eliminated language in Article FIFTH with an express provision stating that our common shares have no stated capital. To the extent that our common shares were deemed to have stated capital, this proposal would eliminate it. The Board believes that adding this specific language is desirable to avoid any doubt as to whether we are limited by stated capital in paying dividends or making distributions and share repurchases.

The actual text of the revised Article FIFTH of our Articles, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the proposed amendment, is attached to this proxy statement as Appendix D. The amendment to the Articles will become effective upon filing with the Secretary of State of Ohio (which is expected to occur promptly following the shareholder vote).

Vote Required and Recommendation of the Board of Directors

Approval of this proposal to amend the Articles to eliminate the reference to the minimum amount of stated capital with which we may begin business and to state expressly that our common shares have no stated capital requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board recommends that you vote FOR the proposal to amend our Articles to eliminate the reference to the minimum amount of stated capital with which we may begin business and state expressly that our common shares have no stated capital.

PROPOSAL 7—APPROVAL OF AN AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

General

We are asking our shareholders to approve the Cardinal Health, Inc. Long-Term Incentive Plan, as Amended and Restated as of November 5, 2008 (the “Amended LTIP”), which the Board of Directors approved in September 2008, on the recommendation of the Human Resources and Compensation Committee (the “Compensation Committee”). Approval of the Amended LTIP will allow us to continue to provide a competitive compensation program that attracts and retains exceptional employees and motivates those key employees responsible for our growth and success.

The Amended LTIP increases the number of common shares currently reserved for issuance under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (the “LTIP” or “Current LTIP”) from 18,000,000 to 29,000,000 common shares, or approximately 8% of the outstanding shares as of the record date. When we asked our shareholders to approve the Current LTIP in 2005, we indicated that we expected the 18,000,000 authorized shares to last about three years, after which time, we expected to seek shareholder approval of an amendment to the plan to authorize additional shares. Similarly, we expect the additional 11,000,000 shares to enable us to make equity award grants for another three years before seeking shareholder approval of a further increase. The Amended LTIP will remain the only plan for providing equity award grants to employees of Cardinal Health and its affiliates.

The Amended LTIP is an “omnibus” plan that provides for several different kinds of awards. The Amended LTIP authorizes the grant of stock options, stock appreciation rights, stock awards (including restricted stock and restricted stock units), other stock-based awards and cash awards.

As discussed below, shareholder approval of the Amended LTIP is intended to constitute approval of the plan for purposes of the approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that awards can continue to satisfy the requirements for “performance-based compensation,” thereby avoiding the potential loss by Cardinal Health of tax deductions under Section 162(m) of the Code.

Our principal reason for amending the Current LTIP is to increase the number of common shares available for issuance. The Amended LTIP includes various other changes. The most important ones are described in the summary of the proposed changes below. The actual text of the Amended LTIP, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the proposed amendments, is attached to this proxy statement as Appendix E. The description of the Amended LTIP is only a summary of the material terms of those provisions and is qualified by reference to the actual text as set forth in Appendix E.

Summary of Proposed Changes

•

Increase in the Number of Available Shares.    The Current LTIP authorizes the issuance of an aggregate of 18,000,000 common shares. The Amended LTIP increases the number of shares to an aggregate of 29,000,000 common shares. As of September 8, 2008, the number of shares utilized to date under the Current LTIP (exclusive of outstanding awards) was 1,061,770, shares subject to outstanding awards were 11,745,220 and shares available for future awards were 5,193,010. The number and kind of shares available is subject to adjustment for stock dividends, stock splits and in certain other situations.

•

Changes to Other Limits.    The Amended LTIP increases the aggregate number of common shares that may be granted subject to stock awards and other stock-based awards from 6,000,000 to 11,000,000 common shares. The Amended LTIP also includes several changes in the minimum vesting requirements. The Current LTIP requires a minimum one-year vesting period for stock options, stock appreciation rights and performance-vested stock awards and other stock-based awards and a minimum three-year ratable vesting period for time-vested stock awards and other stock-based awards, but allows for an aggregate of 600,000 common shares that may be used for stock awards and other stock-based awards without a minimum vesting period. Under the Current LTIP, the minimum vesting requirements do not apply in the event of the participant’s death, disability or retirement or upon a change of control. The Amended LTIP would include the following changes:

•	an increase in the aggregate number of shares that may be used for stock awards and other stock-based awards with no minimum vesting period from 600,000 to 1,100,000 common shares;

•	a new allowance of 1,000,000 common shares that may be used for stock options and stock appreciation rights with no minimum vesting period; and

•	an additional exception to the minimum vesting requirements in connection with a disaffiliation of a subsidiary or affiliate of ours.

These new provisions allow us additional flexibility to grant new awards and adjust or amend outstanding awards.

The Amended LTIP still includes the $7,500,000 annual limit on cash awards, but the limit will be based on the aggregate maximum value of the cash awards on the date of grant. The limit on the aggregate number of common shares subject to awards granted under the Amended LTIP during any fiscal year to any one participant remains at 1,000,000 common shares.

•

Enhanced Prohibition on Repricing of Stock Options and Stock Appreciation Rights.    Consistent with our past practices, the Amended LTIP strengthens the provision of the Current LTIP that prohibits us from repricing outstanding stock options or stock appreciation rights. The Amended LTIP provides that, except in connection with a corporate transaction or event described in Section 16(a) of the Amended LTIP, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or the base price of stock appreciation rights, or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price of the original options or base price of the original stock appreciation rights, as applicable, without shareholder approval.

•

Recoupment in the Event of Financial Restatement.    The Amended LTIP includes a new provision that expressly authorizes the administrator to require a participant to repay the value received from such awards, or a portion thereof, upon the participant’s misconduct that causes or contributes to a restatement of the financial statements of Cardinal Health, if the amount payable in respect of the award would have been lower than that received had the financial results been properly reported.

•	Section 409A Compliance. The Amended LTIP contains a set of new provisions that require the plan and any awards granted under the plan to comply with Section 409A of the Code.

Summary of the Amended LTIP

Amended Plan Limits.    The maximum aggregate number of common shares that may be subject to awards granted under the Amended LTIP is 29,000,000 common shares. The 29,000,000 maximum number of common shares consists of 18,000,000 common shares that were approved by shareholders in 2005 and 11,000,000 common shares that have been added in the Amended LTIP. The aggregate number of common shares subject to awards granted under the Amended LTIP will not be reduced by common shares subject to awards granted upon the assumption of, or in substitution for, awards granted by a business or entity that is acquired by, or whose assets are acquired by, Cardinal Health. The common shares issued pursuant to the Amended LTIP may be either common shares that had been reacquired by Cardinal Health, including through purchases in the open market, or common shares that are authorized but unissued.

The aggregate number of common shares subject to awards granted under the Amended LTIP at any time is not reduced by common shares subject to awards that have been canceled, expired, forfeited or settled in cash.

Under the Amended LTIP, common shares shall not become available again for subsequent awards, if they are subject to awards that have been retained by us in payment or satisfaction of the purchase price of an award or the tax withholding obligation of a participant, they have been delivered (either actually or constructively by attestation) to us in payment or satisfaction of the purchase price of an award or the tax withholding obligation of a participant, or they are subject to stock appreciation rights that are exercised and settled in common shares (to the extent the number of reserved common shares exceeds the number of common shares actually issued upon the exercise of the stock appreciation rights).

No more than 4,500,000 shares may be issued under the Amended LTIP pursuant to incentive stock options. No more than 11,000,000 shares may be granted under the Amended LTIP as stock awards or other stock-based awards. In any one fiscal year, no participant may receive cash awards that have an aggregate maximum value in excess of $7,500,000. The aggregate number of common shares subject to any awards granted under the Amended LTIP during any fiscal year to a participant is limited to 1,000,000 common shares.

Selected Related Data, as of September 8, 2008:

	Exercisable	Non-exercisable	Total
Stock options outstanding, all plans	26,931,183	6,412,088	33,343,271	(1)
Full-value awards outstanding, all plans (2)	—	3,312,974	3,312,974
Shares available for awards (3)	—	—	11,141,981
Common shares issued and outstanding:
Undiluted	—	—	359,247,825
Diluted (4)	—	—	407,046,051

(1)	Weighted-average exercise price of options outstanding as of September 8, 2008 was $58.68. Weighted-average remaining contractual life of options outstanding as of September 8, 2008 was 4.5 years.
(2)

Currently consists of unvested restricted share units (“RSUs”) and unvested restricted shares. We issued 1,411,000, 1,010,000 and 949,000 restricted shares and RSUs in the fiscal years ended June 30, 2008, 2007 and 2006, respectively.

(3)

Currently consists of 5,193,010, 1,045,686, 4,153,285 and 750,000 common shares reserved for issuance under the LTIP, the Cardinal Health, Inc. Employee Stock Purchase Plan, the Cardinal Health, Inc. Global Stock Employee Purchase Plan and the 2007 Nonemployee Directors Equity Incentive Plan, respectively, of which 2,028,562 common shares available under the LTIP and 750,000 common shares available under the 2007 Nonemployee Directors Equity Incentive Plan may be issued as full value awards. Excludes 2,283,329 common shares reserved for issuance under the Deferred Compensation Plan, because stock equivalent accounts under the plan will be paid in cash only for any distributions occurring on or after January 1, 2009. As of September 8, 2008, participants’ accounts under the Deferred Compensation Plan were credited with 58,496 shares in stock equivalent accounts. Executives are not permitted to allocate additional amounts into the Deferred Compensation Plan’s stock equivalent account.

(4)	Includes all stock option and full-value awards outstanding (plan and non-plan) and shares available for all awards.

Option Rights.    Option rights provide the recipient the right to purchase common shares at a price not less than its fair market value on the date of the grant. The option price is payable: in cash; check or wire transfer; other common shares that (A) in the case of common shares acquired from us (whether upon the exercise of an option or otherwise), have been owned by the participant for more than six months on the date of surrender and (B) have a fair market value on the date of surrender equal to or greater than the aggregate exercise price of the common shares as to which said option is exercised (with the excess of the fair market value over the aggregate exercise price being refunded to the participant in cash); our withholding of common shares that are otherwise issuable upon exercise of an option; to the extent allowed by law, consideration received by a broker-assisted sale; or any other legal consideration that our administrator deems appropriate. As of September 26, 2008, the fair market value of the common shares underlying Cardinal Health’s option rights was $49.84 per share.

Option rights granted under the Amended LTIP may be option rights that are intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or option rights that are not intended to so qualify or combinations thereof. ISOs may be granted only to employees of Cardinal Health or any of its subsidiaries, who, as of the grant date, own no more than 10% of the total combined voting power of Cardinal Health.

Options granted under the Amended LTIP shall vest or be exercisable at such time and in such installments as determined by the administrator. No option shall first become exercisable within one year of its grant date, other than upon a change of control, or upon the death, disability or retirement of the participant, except that up to 1,000,000 common shares may be subject to options that have no minimum vesting period. The Amended LTIP includes an additional exception to the one-year minimum vesting requirement, in which stock options or stock appreciation rights may become exercisable in connection with a disaffiliation of a subsidiary or affiliate of Cardinal Health. At any time after the grant of an option, the administrator may reduce or eliminate any restrictions surrounding any participant’s right to exercise all or part of the option, subject to restrictions set forth in the Amended LTIP.

Except in connection with a corporate transaction or event that leads to an adjustment of the number or kind of shares underlying the awards granted under the plan, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options. The administrator also may not cancel outstanding options in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original options, without shareholder approval.

No option rights may be exercised more than ten years from the date of grant. Each option agreement must contain provisions regarding the number of common shares that may be issued upon exercise of the option, the type of option, the exercise price of the option and the means of payment of such exercise price, the term of the option, such terms and conditions on the vesting and/or exercisability of an option as may be determined from time to time by the administrator, restrictions on the transfer of the option and forfeiture provisions, and such further terms and conditions as may be determined from time to time by the administrator.

Stock Appreciation Rights.    Stock appreciation rights provide the recipient with the right to receive from us an amount, determined by the administrator, equal to the excess of the fair market value of the common shares on the date the rights are exercised over the aggregate exercise price of the appreciation rights, as established by the administrator on the date of grant. Appreciation rights can be tandem (i.e., granted with option rights to provide an alternative to the exercise of the option rights) or free-standing. Free-standing appreciation rights must have a base price per right that is not less than the fair market value of the common shares on the date of grant, must specify the period of continuous employment that is necessary before such appreciation rights become exercisable (except that they may provide for the earlier exercise of the appreciation rights in the event of retirement, death or disability of the recipient or a change in control of Cardinal Health and, as noted above, in connection with a disaffiliation of a subsidiary or affiliate of Cardinal Health) and may not be exercisable more than ten years from the date of grant. Tandem appreciation rights granted in connection with previously granted options shall have the same terms and conditions of such options. Any grant of appreciation rights may specify that the amount payable by us on exercise of an appreciation right may be paid in cash, in common shares or in a combination of the two. Any grant of appreciation rights may specify performance criteria that must be achieved as a condition to exercise such rights.

Without shareholder approval and except in connection with a corporate transaction or event that leads to an adjustment of the number or kind of shares underlying the awards granted under the plan, the terms of outstanding awards may not be amended to reduce the exercise price or the base price of stock appreciation rights. The administrator also may not cancel outstanding stock appreciation rights in exchange for cash, other awards or stock appreciation rights with a base price that is less than the base price of the original stock appreciation rights.

Stock Awards.    A “stock award” means an award or issuance of shares or stock units, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to conditions (including without limitation continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the award. Stock awards include awards such as restricted stock and restricted stock units.

No stock award condition that is based upon performance criteria and level of achievement versus such criteria may be based on performance over a period of less than one year, and no condition that is based upon continued employment or the passage of time may provide for vesting in full of a stock award in less than pro rata installments over three years from the date of grant, other than with respect to such stock awards that are issued upon the exercise or settlement of options or stock appreciation rights, upon a change of control, upon the death, disability or retirement of the participant (as specified in the award agreement), or for up to 1,100,000 common shares subject to stock awards and other stock-based awards in the aggregate that have no minimum vesting period. The Amended LTIP includes an additional exception to the minimum vesting requirements, in which stock awards may become vested in connection with a disaffiliation of a subsidiary or affiliate of Cardinal Health.

The grant, issuance, retention and/or vesting of any stock award may be subject to such performance criteria and level of achievement of such performance criteria as the administrator determines. The performance criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant.

Other Stock-Based Awards.    An “other stock-based award” means any other type of equity-based or equity-related award not otherwise described by the terms of the Amended LTIP (including the grant or offer for sale of unrestricted common shares) in such amount and subject to such terms and conditions as the administrator determines. Other stock-based awards may involved the transfer of actual common shares to the participant or payment in cash or other property in amounts based on the value of the common shares.

Each other stock-based award is evidenced by an Award Agreement containing such terms and conditions as may be determined by the Administrator. No other stock-based award condition that is based upon performance criteria and level of achievement versus such criteria may be based on performance over a period of less than one year and no condition that is based upon continued employment or the passage of time may provide for vesting in full of a stock award in less than pro rata installments over three years from the date of grant, other than with respect to such other stock-based awards that are issued upon the exercise or settlement of options or stock appreciation rights, upon a change of control, upon the death, disability or retirement of the participant (as specified in the award agreement), or for up to 1,100,000 common shares subject to stock awards and other stock-based awards in the aggregate that have no minimum vesting period. The Amended LTIP includes an additional exception to the one-year minimum vesting requirement, in which other stock-based awards may become vested in connection with a disaffiliation of a subsidiary or affiliate of Cardinal Health.

Each other stock-based award shall be expressed in terms of common shares or units based on common shares, as determined by the administrator. The administrator may establish performance goals in its discretion. If the administrator exercises its discretion to establish performance goals, the number and/or value of other stock-based awards that will be paid out to the participant will depend on the extent to which the performance goals are met.

Cash Awards.    Cash awards confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period. The administrator establishes the performance criteria and level of achievement of such criteria that determine the amounts payable under a cash award. The performance criteria may be based on financial performance and/or personal performance evaluations. The administrator may specify the percentage of the target cash award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

We use the provision for cash awards in our operation of the long-term incentive cash program under the Current LTIP, as described below under “Executive Compensation—Compensation Plans,” and expect to continue to do so under the Amended LTIP.

The administrator determines the timing of payment of any cash award. The administrator may provide for the payment of any cash award to be deferred to a specified date or event, subject to such terms and conditions as the administrator may specify. Payments for cash awards may be in either cash or other property, as determined by the administrator. Under the Current LTIP, the maximum amount payable pursuant to portions of cash awards earned with respect to any fiscal year to any participant may not exceed $7,500,000. The Amended LTIP, however, provides that in any one fiscal year, no participant may receive cash awards having an aggregate maximum value as of their respective dates of grant in excess of $7,500,000.

Dividend Equivalents.    To the extent permitted by Section 409A of the Code, any award other than options or stock appreciation rights may provide the participant with the right to receive dividend payments or dividend equivalent payments on the common shares subject the award, whether or not such award has been exercised or is vested. Dividend equivalents may be made in cash or may be credited as cash or stock units to a participant’s account and later settled in cash or common shares or a combination of the two, as determined by the administrator. Such payments and credits may be subject to conditions and contingencies established by the administrator.

Performance Criteria.    When so determined by the administrator, option rights, appreciation rights, stock awards, other stock-based awards and cash awards may specify performance criteria. Performance criteria may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or the participant’s division, department or function within Cardinal Health or subsidiary of Cardinal Health. With respect to any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, performance criteria must be limited to specified levels of, growth in or peer company performance in: cash flow, earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), earnings per share, growth in earnings or earnings per share, stock price, return on equity or average shareholders’ equity, total shareholder return, return on capital, return on assets or net assets, return on investment, revenue, income or net income, operating income or net operating income, operating profit or net operating profit (whether before or after taxes), economic profit or profit margin, operating margin, return on operating revenue, return on tangible capital, market share, contract awards or backlog, overhead or other expense reduction, growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index, credit rating, strategic plan development and implementation, improvement in workforce diversity, customer satisfaction, employee satisfaction, management succession plan development and implementation and/or employee retention. Notwithstanding satisfaction of any completion of any performance criteria, to the extent specified as of the date of grant, the number of shares, options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of such performance criteria may be reduced by the plan administrator on the basis of such further considerations as it determines appropriate in its sole discretion.

The Current LTIP is designed so that awards granted to our executive officers under it prior to the date of our 2010 shareholders meeting can qualify for deductibility for purposes of our federal income taxes as “performance-based” compensation within the meaning of Section 162(m) of the Code. The Amended LTIP also is designed so that awards can satisfy the requirements for “performance-based” compensation for purposes of Section 162(m) of the Code. In general, under Section 162(m), for us to be able to deduct compensation in excess of $1 million paid in any one year to our chief executive officer or any of our other three most highly paid executive officers (not including the chief financial officer), the compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation under Section 162(m) is that the material terms of the performance goals be re-approved by our shareholders every five years. Material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. Shareholder approval of the Amended LTIP is intended to constitute approval of each of these aspects of the plan, as discussed in this summary, for purposes of the approval requirements of Section 162(m) of the Code.

Administration.    The Amended LTIP will be administered by the administrator, which may be the Board, the Compensation Committee or its delegate. The administrator, in its discretion, selects the employees to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The administrator has sole authority in its discretion to construe and interpret the Amended LTIP and awards granted thereunder.

The administrator may, except to the extent prohibited by applicable law, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by it, except with respect to the grant of awards to employees who are executive officers of Cardinal Health. To the extent that the administrator decides to qualify awards as “performance-based compensation” within the meaning of Section 162(m) of the Code, awards to “covered employees” within the meaning of Section 162(m) of the Code or to employees that the committee determines may be “covered employees” in the future are made by a committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. To the extent desirable to qualify transactions as exempt under Rule 16b-3 of the Exchange Act (“Rule 16b-3”), awards to officers and directors are made by the entire Board or a committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

Eligibility.    Employees of Cardinal Health and its affiliates are eligible to receive awards under the Amended LTIP, including all of Cardinal Health’s executive officers and approximately 2,000 other employees. Non-employee directors and consultants are not eligible for awards under the plan. Incentive stock options may only be granted to employees of Cardinal Health and corporations connected to it by chains of ownership of voting power representing 50% or more of the total outstanding voting power of all classes of stock of the lower-tier entity.

Transferability.    The administrator may provide for transferability of particular awards under the Amended LTIP, so long as awards are not transferred in exchange for consideration. Otherwise, option rights and other derivative securities awarded under the Amended LTIP will not be transferable by a recipient other than by will or the laws of descent and distribution. The administrator may impose any restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a participant or of other subsequent transfers by the participant of any common shares issued as a result of or under an award or upon the exercise of an award, including without limitation, restrictions under an insider trading policy, restrictions as to the use of a specified brokerage firm for such resales or other transfers, and institution of “blackout” periods on exercises of awards.

Adjustments.    The number and kind of shares covered by outstanding option rights, appreciation rights, stock awards and other stock-based awards and the prices per share applicable thereto, are subject to adjustment in certain situations as provided in Section 16 of the Amended LTIP.

Recoupment.    The administrator may also require repayment to us of all or any portion of an award if the amount of the award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of our financial statements, the participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the participant would have been lower than the amount actually paid to the participant had the financial results been properly reported.

Termination.    The Amended LTIP shall become effective upon its approval by our shareholders. It will remain in effect for a term of ten years from the date the Amended LTIP is approved by our shareholders unless terminated earlier pursuant to its terms.

Miscellaneous.    The administrator may amend, alter or discontinue the Amended LTIP or any award agreement, but any such amendment shall be subject to approval of our shareholders in the manner and to the extent required by U.S. federal and state laws, any stock exchange or quotation system on which we have listed or submitted for quotation the common shares and, with respect to awards subject to the laws of any foreign jurisdiction where awards are, or will be, granted under the Amended LTIP, the laws of such jurisdiction.

The Amended LTIP and all determinations made and actions taken pursuant to the Amended LTIP are governed by the substantive laws, but not the choice of law rules, of the state of Ohio, except as to matters governed by U.S. federal law.

Specific Long-Term Incentive Plan Benefits.    Because benefits under the Amended LTIP will depend on the administrator’s actions and the fair market value of common shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Amended LTIP is approved by the shareholders. If the shareholders had adopted and approved the Amended LTIP in fiscal 2008, we expect that our awards under the Amended LTIP would not have been substantially different from those actually made in that year, as described on page 68.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Amended LTIP based on federal income tax laws in effect on January 1, 2008. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. Each participant should refer to the actual text of the Amended LTIP set forth in Appendix E and should consult with a tax advisor as to specific questions relating to tax consequences of participation in the Amended LTIP.

Federal Income Tax Consequences to Participants

Nonqualified Option Rights.    In general, (a) no income will be recognized by an optionee at the time a nonqualified option right is granted; (b) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights.    No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights.    No income will be recognized by a participant in connection with the grant of a tandem appreciation right or a free-standing appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Stock Awards.    The recipient of stock awards generally will be subject to tax at ordinary income rates on the fair market value of the underlying shares (reduced by any amount paid by the participant for such shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a participant who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such stock awards. If a Section 83(b) election has not been made, any dividends received with respect to shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Cash Awards.    No income generally will be recognized upon the grant of cash awards. Upon payment in respect of the earn-out of cash awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash or other property received and the fair market value of any nonrestricted common shares received.

Federal Income Tax Consequences to Cardinal Health or its Subsidiary

To the extent that a recipient recognizes ordinary income in the circumstances described above, Cardinal Health or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Compliance with Section 409A of the Code

The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the Amended LTIP. To the extent applicable, it is intended that the Amended LTIP and any grants made under the Amended LTIP comply with the provisions of Section 409A of the Code.

Vote Required and Recommendation of the Board of Directors

Approval of the Amended LTIP requires the affirmative vote of a majority of the common shares present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting. Approval of the Amended LTIP also requires that the holders of a majority of the common shares entitled to vote (as determined in accordance with the rules of the New York Stock Exchange (the “NYSE”)) cast a vote, whether in favor, against, or in abstention. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board unanimously recommends that you vote FOR the proposal to approve the Amended LTIP.

PROPOSAL 8—APPROVAL OF AN AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

General

The Cardinal Health, Inc. Employee Stock Purchase Plan, which initially was approved by our shareholders at the 1999 annual meeting and subsequently amended at various times (the “ESPP” or “Current ESPP”), provides our employees with a convenient means of purchasing equity in Cardinal Health through payroll deductions. To continue to attract and retain employees, our Board of Directors approved amendments to the Current ESPP by adopting the Cardinal Health, Inc. Employee Stock Purchase Plan, as Amended and Restated as of November 5, 2008 (the “Amended ESPP”), and has recommended that the Amended ESPP be submitted to our shareholders for approval at the Annual Meeting.

The Current ESPP is being amended to increase the number of common shares available for issuance and make several technical changes. The Current ESPP authorizes the issuance of an aggregate of 7,500,000 common shares available for purchase, as adjusted to give effect to our 3-for-2 stock split that occurred on April 20, 2001. The Amended ESPP increases the number of common shares to an aggregate of 12,500,000 common shares available for purchase. As of September 8, 2008, Cardinal Health had issued and employees had purchased 6,454,314 shares of the 7,500,000 common shares previously authorized under the Current ESPP.

A description of the entire Amended ESPP is set forth below. The actual text of the Amended ESPP, marked with deletions indicated by strike-outs and additions indicated by underlining to indicate the proposed amendments, is attached to this proxy statement as Appendix F. The description of the Amended ESPP is only a summary of the material terms of those provisions and is qualified by reference to the actual text as set forth in Appendix F.

Summary of the Amended ESPP

Available Shares.    Under the Amended ESPP, the number of aggregate common shares available for purchase is 12,500,000 common shares. The number and kind of common shares available is subject to adjustment for stock dividends, stock splits and in certain other situations.

Administration.    The Amended ESPP is administered by the administrator, which is our Board, a designated committee thereof, or the persons or entity delegated the responsibility of administering the Amended ESPP. Subject to the terms of the Amended ESPP, the administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the Amended ESPP, to determine eligibility, to adjudicate all disputed claims filed under the Amended ESPP and to adopt rules and regulations for carrying out the terms of the Amended ESPP.

Purchase of Common Shares.    The administrator may designate one or more offering periods during each fiscal year of Cardinal Health. On the first day of each offering period, each participant is granted an option to purchase common shares under the Amended ESPP. Each option granted expires at the end of the offering period in which it was granted. Common shares purchased under the Amended ESPP are held in separate accounts for each participant.

Eligibility.    All employees of Cardinal Health and its designated subsidiaries may become eligible to participate in the Amended ESPP. An employee becomes eligible once he or she has worked as an employee of Cardinal Health or its designated subsidiaries for at least 30 days and is customarily employed at least five months of each calendar year or is classified as a “PRN” or an on-call employee. The approximate number of eligible employees as of September 8, 2008 was 30,000, which is expected to change over time. However, an employee may not purchase shares under the Amended ESPP if such purchase would cause the employee to own common shares representing 5% or more of the total combined voting power or value of each class of stock of the company or any subsidiary. In addition, an employee may not purchase shares under the Amended ESPP if such purchase would cause the employee to have options to purchase more than $25,000 of common shares under the Amended ESPP for any calendar year. The maximum number of common shares that may be purchased by a participant during any one offering period is 2,500 common shares.

Employee Stock Purchase Plan Benefits.    Participation in the Amended ESPP is voluntary. Each eligible employee elects whether to participate in the Amended ESPP and the extent to which he or she will participate. It is, therefore, not possible to determine the benefit or amounts that will be received in the future by individual employees or groups of employees under the Amended ESPP. A participant may authorize payroll withholdings between 1% and 15% of his or her base compensation. The aggregate fair market value of common shares that an eligible employee may purchase during any calendar year may not exceed $21,250. The purchase price for each common share purchased under the Amended ESPP will be the lesser of 85% of the closing value of a common share on the first trading day of the applicable offering period (or the earliest date thereafter that is administratively feasible) or 85% of the closing value of a common share on the last trading day of the applicable offering period (or the earliest date thereafter that is administratively feasible).

Cessation of Active Participation.    A participant may revoke his or her authorization for payroll deduction for the offering period in which such revocation is made by giving notice to the administrator or the participant’s respective employer. A participant who revokes authorization for payroll deduction may not again participate in the Amended ESPP until the next offering period immediately following the offering period in which the participant made his or her revocation. In addition, if a participant receives a hardship distribution of elective deferral contributions from the Cardinal Health 401(k) Savings Plan, or any other plan sponsored by the participant’s employer and intending to qualify as a Code Section 401(k) plan, the participant’s payroll deduction under the Amended ESPP will automatically be revoked effective for the offering period in which the participant receives the hardship distribution, or as soon as administratively feasible. If a participant’s payroll deduction is automatically revoked due to the participant’s receipt of a hardship distribution, the participant may not again participate for at least six months from the date on which he or she was suspended from the Amended ESPP. Separation from employment from Cardinal Health or its designated subsidiaries, for any reason, is treated as an automatic withdrawal from the Amended ESPP.

Termination and Amendment.    The Board has the right to amend, modify or terminate the Amended ESPP without notice, provided, however, that no participant’s existing options will be adversely affected by any such amendment, modification or termination, except to comply with applicable law, stock exchange rules or accounting rules. In any event, the Board has the right to terminate the Amended ESPP with respect to all future payroll deductions and related purchases at any time. Such termination will also terminate any then-current offering period.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences to participants and Cardinal Health of participation in the Amended ESPP. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. Each participant should refer to the actual text of the Amended ESPP set forth in Appendix F and should consult with a tax advisor as to specific questions relating to tax consequences of participation in the Amended ESPP.

Federal Income Tax Consequences to Participants

Under the Amended ESPP, the option to purchase common shares granted under the Amended ESPP will constitute an option issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code. If common shares are purchased under the Amended ESPP, and no disposition of these common shares is made within two years of the first day of the offering period for the option, nor within one year after the last day of the offering period for that option, then no income will be realized by the participant at the time of the transfer of the common shares to such participant’s plan account. In the event of the death of a participant while owning the common shares, no income will be realized at the time of the transfer of the common shares to such participant’s plan account. When a participant sells or otherwise disposes of the common shares, there will be included in such participant’s income, as compensation, an amount equal to the lesser of (a) an amount equal to 15% of the fair market value of the common shares on the first day of the applicable offering period, or (b) the amount by which the fair market value of the common shares at the time of disposition or death exceeds the purchase price for the common shares. Any additional gain would be treated for tax purposes as long-term capital gain, provided that the participant holds the common shares for the applicable long-term capital gain holding period after the last day of the offering period applicable to such common shares.

If a participant disposes of the common shares within either the one- or two- year period described above, such participant would realize ordinary income in the year of disposition in an amount equal to the difference between the purchase price and the fair market value of the common shares on the last day of the applicable offering period. Any difference between the amount received upon such a disposition and the fair market value of the common shares on the last day of the applicable offering period would be treated as a capital gain or loss, as the case may be.

Federal Income Tax Consequences to Cardinal Health or its Subsidiary

We are not allowed a deduction for federal income tax purposes in connection with the grant or exercise of the option to purchase common shares under the Amended ESPP, provided there is no disposition of common shares by a participant within either the one- or two- year period described above. If such a disposition occurs within either of these two periods, we will be entitled to a deduction in the same amount and at the same time that the participant realizes ordinary income.

Vote Required and Recommendation of the Board of Directors

Approval of the Amended ESPP requires the affirmative vote of a majority of the common shares present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting. Approval of the Amended ESPP also requires that the holders of a majority of the common shares entitled to vote (as determined in accordance with the rules of the NYSE) cast a vote, whether in favor, against, or in abstention. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board unanimously recommends that you vote FOR the proposal to approve the Amended ESPP.

PROPOSAL 9—SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accepts responsibility, are set forth below. The proposal was submitted by William C Thompson, Jr. Comptroller, City of New York, on behalf the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, Room 736, New York, New York 10007-2341 (the Pension Funds owned an aggregate of 1,121,587 common shares on April 7, 2008).

The shareholder proposal and the supporting statement read as follows:

“RESOLVED: That the shareholders of Cardinal Health, Inc. (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1)	Performance Vesting Stock Options—grants which do not vest or become exercisable unless specific stock price or business performance goals are met.

(2)	Index Options—grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(3)	Performance Accelerated Stock Options—grants whose vesting is accelerated upon achievement of specific stock price or business performance goals.

Supporting Statement

Institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options which are granted as part of executive compensation packages are linked to goals of long-term growth and superior performance.

Cardinal Health’s executive compensation received an F grade for three consecutive years: 2006, 2005, and 2004, and a D in 2007 from Glass Lewis & Co, a proxy service provider. According to Glass Lewis, Cardinal Health paid more compensation to its top officers (as disclosed by the Company) than the median compensation for 48 similarly sized companies with an average enterprise value of $32 billion; more than a sector group of 9 large health care companies with enterprise values ranging from $29.1 billion to $56.5 billion; and more than a sub-industry group of 11 health care distributors companies. The CEO was paid about the same as the median CEO in these peer groups. Overall, the Company paid about the same as its peers, but performed worse than its peers.

For these reasons, we urge shareholders to vote FOR this proposal.”

The Board of Directors’ Statement in Opposition to Proposal 9

Your Board recommends a vote against Proposal 9, because we believe that our current long-term incentives are performance-based and effectively align participants’ interests with those of our shareholders. The Compensation Committee has adopted a pay-for-performance philosophy under which a significant portion of our executive compensation is performance-based and long-term. The Compensation Committee has implemented a variety of long-term incentive arrangements to motivate our executives, including stock options and a long-term incentive performance cash program. See the Compensation Discussion and Analysis beginning on page 44 of this proxy statement for more information.

The Compensation Committee views stock options as an element of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met and will increase in value only as the trading price of our common shares increases. Stock option awards also are granted with an exercise price equal to the market price for our common shares on the date of grant, and provide no cash benefit if the price of the stock does not exceed the grant price during the option’s term. As a result, the Compensation Committee believes that fixed-price stock options provide an objective performance measure that is directly aligned with the interests of shareholders and is an appropriate performance measure for Cardinal Health.

The Compensation Committee of independent directors is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, while retaining the ability to address the needs of our business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, competitive compensation practices of other companies, changing economic and industry conditions, evolving governance trends and accounting requirements and tax laws. The Board believes that the Compensation Committee should continue to have the flexibility to structure our executive compensation programs using a variety of incentives and performance-based arrangements that balance these influences so that Cardinal Health can attract and retain executives of outstanding ability and motivate them to achieve superior performance.

For the reasons cited above, the Board believes adoption of this proposal is unnecessary, as our current approach to long-term incentives already effectively aligns the interests of participating executives with those of our shareholders and maintains the flexibility needed to continue to attract and retain qualified executives.

Vote Required and Recommendation of the Board of Directors

If properly presented at the Annual Meeting, approval of the shareholder proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board will be so voted unless shareholders otherwise specify in their proxies.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Our Board of Directors held four regular meetings and four special meetings during fiscal 2008. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served. All of our directors attended our 2007 annual meeting of shareholders. Absent unusual circumstances, each director is expected to attend the Annual Meeting.

Committees of the Board of Directors

The Board has established the Audit Committee, the Nominating and Governance Committee, the Executive Committee and the Human Resource and Compensation Committee. The charters for each of these committees are available on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Board Committees/charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department at (614) 757-5222. The following table identifies the committee members during fiscal 2008. Each member of the Audit Committee, Nominating and Governance Committee and Compensation Committee has been determined by the Board to be independent as defined by the rules of the NYSE in accordance with our Corporate Governance Guidelines discussed in more detail below, and with respect to the members of the Compensation Committee, in accordance with Section 16 of the Exchange Act and Rule 162(m) of the Code.

Name	Audit	Nominating and Governance	Executive	Compensation (2)
Colleen F. Arnold				X
R. Kerry Clark			Chair
George H. Conrades	X	X	X(1)
Calvin Darden				X
John F. Finn	X	X	X(1)
Philip L. Francis	X
Gregory B. Kenny	X(1)			X
J. Michael Losh	Chair	X	X
John B. McCoy		Chair	X	X
Richard C. Notebaert		X	X	Chair
Michael D. O’Halleran	X
David W. Raisbeck	X
Jean G. Spaulding, M.D.				X
Robert D. Walter			X

(1)	Until November 2007.

(2)	Robert L. Gerbig served on the Compensation Committee during fiscal 2008 until November 2007 when his term as a director expired.

The Audit Committee.    The Board has determined that each of Messrs. Conrades, Finn, Francis, Losh, O’Halleran and Raisbeck is, and that during his service on the committee Mr. Kenny was, an “audit committee financial expert” for purposes of the rules of the SEC. The Board also determined that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies would not impair his ability to effectively serve on the Audit Committee of our Board. In reaching this determination, the Board considered Mr. Losh’s ability to devote sufficient and substantial time to service on our Audit Committee. During fiscal 2008, the Audit Committee met eight times and acted twice by written action without a meeting.

The Audit Committee’s duties and responsibilities are stated in a written charter, which was adopted by our Board and was most recently amended on November 7, 2007. The Audit Committee’s primary responsibilities are to represent and assist the Board with the oversight of:

•	the integrity of Cardinal Health’s financial statements;

•	legal and Standards of Business Conduct compliance;

•	regulatory compliance;

•	the qualifications, independence and performance of our independent auditors; and

•	the qualifications and performance of our internal audit function.

In performing its oversight role with respect to our financial statement and disclosure matters, the Audit Committee reviews quarterly and annual financial statements prior to filing or announcement and considers matters such as the judgment by the independent auditors as to the quality and appropriateness of the application of accounting principles, certain changes or alternatives in financial or accounting practices, proposed or pending changes in accounting or regulatory requirements and the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures.

With respect to our independent auditor, the Audit Committee pre-approves all services provided by the independent auditor and is responsible for its appointment, compensation and retention and the oversight of its work, including any disagreements with management, its independence from Cardinal Health and any regulatory or peer review matters. The Audit Committee also reviews our internal audit plan and the functions and structure of our internal audit department and reviews our compliance with and oversight and enforcement of our Standards of Business Conduct, including our insider trading policy and Business Conduct Line, and other legal and regulatory matters.

The Nominating and Governance Committee.    During fiscal 2008, the Nominating and Governance Committee met four times and acted once by written action.

The Nominating and Governance Committee’s duties and responsibilities are stated in a written charter adopted by the Board and most recently amended on August 6, 2008. The Nominating and Governance Committee’s primary responsibilities are to:

•	identify individuals qualified to become Board members (consistent with criteria approved by the Board);

•	recommend director candidates for the Board;

•	develop and review our Corporate Governance Guidelines; and

•	perform a leadership role in shaping our corporate governance practices.

In fulfilling this role, the Nominating and Governance Committee considers and recommends criteria to the Board for identifying and evaluating potential Board candidates, identifies and reviews the qualifications of such candidates, establishes procedures for the consideration of Board candidates recommended by our shareholders, assesses the contributions and independence of individual incumbent directors, recommends to the Board changes in the structure, composition and function of the Board’s committees, oversees the evaluation of the Board’s effectiveness and performance and considers and makes recommendations to the Board regarding director resignations. The Nominating and Governance Committee will consider director nominees recommended by shareholders as described under “Corporate Governance—Shareholder Recommendations for Director Nominees” below.

The Executive Committee.    The Executive Committee must have at least three members, a majority of whom must be independent in accordance with the definition of “independent director” in our Corporate Governance Guidelines. In addition, the members of the Executive Committee must include the Chairman of the Board, Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance and Compensation Committee and the Presiding Director. During fiscal 2008, the Executive Committee met three times.

The Executive Committee operates under a written charter adopted by the Board on May 2, 2007. The Executive Committee is empowered to exercise substantially all powers and perform all duties of the Board when the Board is not in session, other than the authority to fill vacancies on the Board or on any committee of the Board, to declare dividends, to elect our Chief Executive Officer, to submit matters for shareholder approval and to act on matters specifically reserved for full Board authority. The Executive Committee acts only when specific authority is delegated to it by the Board or when, in the intervals between meetings of the Board, it is necessary to consider or act promptly.

Human Resources and Compensation Committee.    During fiscal 2008, the Compensation Committee met nine times and acted three times by written action without a meeting.

Role of the Compensation Committee.    The Compensation Committee’s duties and responsibilities are stated in a written charter adopted by the Board and most recently amended on January 31, 2008. The Compensation Committee’s primary duties and responsibilities are to:

•

develop an executive compensation policy to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, and provide competitive compensation;

•	approve compensation for the Chief Executive Officer, including relevant performance goals and objectives, and Cardinal Health’s other executive officers, and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program for competitiveness and plan design, and recommend changes to the Board as appropriate;

•	oversee the management succession process for the Chief Executive Officer and selected senior executives;

•	oversee workplace diversity initiatives and progress; and

•	consult with management on major policies affecting employee relations.

Compensation decisions for the executive officers of Cardinal Health are made by the Compensation Committee. The details of the processes and considerations involved in making these compensation decisions, including the role of management, are described under “Compensation Discussion and Analysis” beginning on page 44. The Compensation Committee also acts as the administrator with respect to our equity and non-equity incentive plans covering executive officers and other senior management. The Compensation Committee may delegate authority for administration of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers and other key employees of Cardinal Health. However, the Compensation Committee may not delegate any authority under those plans for selection of participants, determination of award amounts or amendments or modifications of awards with respect to our executive officers.

The Compensation Committee’s Compensation Consultant.    During fiscal 2008, the Compensation Committee retained and was advised by Towers Perrin with respect to executive compensation matters. Towers Perrin is one of the three largest diversified human resources consulting firms in the world. In addition to consulting with the Compensation Committee on executive compensation, Towers Perrin, directly or through an affiliate, has the following working relationships with us: (a) Towers Perrin provides executive compensation and other consulting services to management; and (b) Towers Perrin is a 15% partner in a joint venture to which we have outsourced our human resources administrative processes.

Towers Perrin confirmed to us that it has implemented policies and processes to mitigate potential issues of independence when providing consulting services to the Compensation Committee and providing services to us in other areas. These include the following:

•	the individual providing consulting services to the Compensation Committee is not personally involved in doing work in any of the other areas in which Towers Perrin provides services to us;

•

the individual providing consulting services to the Compensation Committee does not share information about the specific work he does on behalf of the Compensation Committee with other Towers Perrin staff providing assistance to us on other engagements; and

•

the individual providing consulting services to the Compensation Committee is not directly compensated for increasing the total revenues that Towers Perrin generates from us or expanding the range of services that Towers Perrin provides to us.

The Compensation Committee considered these relationships, the level of fees paid to Towers Perrin and its affiliates, and the Towers Perrin policies described above. The Compensation Committee also considered the quality of the services Towers Perrin provided to the Compensation Committee in the past, and the anticipated ability of Towers Perrin personnel to provide objective and independent assistance and advice to the Compensation Committee.

During fiscal 2008, the Towers Perrin consultant attended eight of the Compensation Committee’s meetings. The nature and scope of Towers Perrin’s engagement and the material elements of their instructions consisted primarily of the following:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on companies included in the comparator group; and

•	ongoing review, comment, consulting support, advice and recommendations related to:

•	draft and final materials provided to the members of the Compensation Committee in connection with Compensation Committee meetings during fiscal 2008;

•	compensation for the Chairman and Chief Executive Officer and the other executive officers, including comparative information for similarly-situated executives in our comparator group of companies;

•	composition of the companies included in our comparator group, including recommendations to change the composition of our comparator group;

•	plan design for the annual and long-term incentives, including performance measures, performance standards and the individual pay and performance relationship;

•

plan design and benchmarking data with respect to the long-term performance cash program under our 2005 Long-Term Incentive Plan, or LTIP, performance measures and standards under the performance cash programs and the weighting of the elements of our long-term incentive compensation plan;

•	director compensation levels and practices;

•	policies and data related to governance and disclosure of executive compensation;

•	evaluating shareholder proposals and inquiries related to executive compensation; and

•	emerging trends in executive compensation.

CORPORATE GOVERNANCE

Shareholder Recommendations for Director Nominees

In nominating candidates for election as director, the Nominating and Governance Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. Recommendations submitted for consideration by the committee in preparation for the 2009 annual meeting of shareholders should be received no later than June 3, 2009, and must contain the following information:

•	the name and address of the shareholder;

•	the name and address of the person recommended for nomination;

•	a representation that the shareholder is a holder of our common shares entitled to vote at the meeting;

•	a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.

Communicating with the Board

The Board of Directors has established procedures by which shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director (including the Presiding Director) or the independent or non-management directors as a group. Such parties can send communications by mail to the Board in care of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or by e-mail to bod@cardinalhealth.com, as posted at www.cardinalhealth.com, under Investors—Corporate Governance: Board of Directors. The name or title of any specific Board recipient should be noted in the communication. Communications from shareholders are distributed to the Board or to the committee or director(s) to whom the communication is addressed. In that regard, the Board has requested that the Corporate Secretary not distribute communications that are determined not to be relevant to Cardinal Health or the Board, such as spam, mass mailings, business solicitations or advertisements, or communications that are inappropriate, such as those promoting illegal activities or containing offensive content.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, the full text of which is available on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Corporate governance guidelines.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Director Independence

The Board has established categorical standards to assist it in making its determination of director independence. As embodied in our Corporate Governance Guidelines, under standards that the Board has adopted to assist it in assessing independence, the Board defines an “independent director” to be a director who:

•

is not and has not been during the last three years an employee of, and whose immediate family member is not and has not been during the last three years an executive officer of, Cardinal Health (provided, however, that, in accordance with NYSE listing standards, service as an interim executive officer, by itself, does not disqualify a director from being considered independent under this test following the conclusion of that service);

•

has not received, and whose immediate family member has not received other than for service as an employee (who is not an executive officer), more than $100,000 in direct compensation from Cardinal Health, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years (provided however, that, in accordance with NYSE listing standards, compensation received by a director for former service as an interim executive officer need not be considered in determining independence under this test);

•

(a) is not, and whose immediate family member is not, a current partner of our internal or external auditor; (b) is not a current employee of our internal or external auditor; (c) does not have an immediate family member who is a current employee of our internal or external auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) was not during the last three years, and whose immediate family member was not during the last three years, a partner or employee of our internal or external auditor who personally worked on our audit within that time;

•

is not and has not been during the last three years employed, and whose immediate family member is not and has not been during the last three years employed, as an executive officer of another company during a time when any of our present executive officers serve on that other company’s compensation committee;

•

is not, and whose immediate family member is not, serving as a paid consultant or advisor to Cardinal Health or to any executive officer of Cardinal Health, or a party to a personal services contract with us or with any executive officer of Cardinal Health;

•

is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 1% of such other company’s consolidated gross revenues;

•

is not, and whose spouse is not, an executive officer of a non-profit organization to which we or the Cardinal Health foundation has made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 1% of the non-profit organization’s consolidated gross revenues (amounts that we contribute under matching gifts programs are not included in the contributions calculated for purposes of this standard); and

•	has no other material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).

The Board assesses on a regular basis and at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, makes a determination as to which members are independent. References to “us,” “we” or “Cardinal Health” above would include any subsidiary in a consolidated group with Cardinal Health. The terms “immediate family member” and “executive officer” above have the same meaning specified for such terms in the NYSE listing standards.

In addition to the independence standards applicable to directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us, other than director fees and any regular benefits that other directors receive for services on the Board or Board committees. In addition, no Audit Committee member can be an affiliated person of Cardinal Health.

The Board has determined that each of Messrs. Conrades, Darden, Finn, Francis, Kenny, Losh, McCoy, Notebaert, O’Halleran and Raisbeck, Ms. Arnold and Dr. Spaulding is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

In determining that the directors listed above are independent, the Nominating and Governance Committee and Board considered the transactions, relationships or arrangements described below. The Board determined that none of these transactions, relationships or arrangements conflicts with the interests of Cardinal Health or would impair the relevant director’s independence or judgment. These transactions were also reviewed by the Audit Committee and/or our Chief Legal Officer, as applicable, pursuant to our Related Party Transaction Policy and Procedures, as discussed in more detail below under “Certain Relationships and Related Transactions—Policies and Procedures.” Under this policy, these transactions were not determined to constitute related party transactions.

All of the transactions, relationships or arrangements of the types listed below were entered into, and payments were made or received, by us in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2006, 2007 or 2008 or neither the relevant director nor any of his or her family members held an executive officer position or significant ownership interest in such entity.

Business Relationships between Cardinal Health and Entities Related to a Director.

•	We purchase equipment and information technology services from IBM, with which Ms. Arnold holds a non-executive officer position.

•	We pay fees for legal services to a law firm in which a family member of Mr. Conrades has an ownership interest, but who does not personally provide such services to us.

•	We receive payments relating to the supply of pharmaceutical and consumer goods from an entity for which Mr. Francis serves as a director.

•	We make payments related to insurance brokerage services to Aon Corporation, of which Mr. O’Halleran is an executive officer.

•	We made payments to Cargill, Inc., of which Mr. Raisbeck is Vice Chairman, related to the purchase of raw materials.

Compensation for Services Previously Provided to Cardinal Health.    We issued an option to purchase Cardinal Health common shares to Mr. Losh in connection with his services as our interim Chief Financial Officer during the fiscal year ended June 30, 2005. The option is currently exercisable and expires on July 27, 2014.

Director Qualification Standards and Performance Assessment

The Nominating and Governance Committee reviews with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the make up of the Board and in developing criteria for identifying and evaluating qualified candidates for the Board. Candidates recommended by shareholders are evaluated based on the same criteria as candidates from other sources. These criteria, as described in our Corporate Governance Guidelines, include an individual’s business experience and skills (including skills in core areas such as operations, management, technology, healthcare industry knowledge, accounting and finance, leadership, strategic planning and international markets), independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of potential conflicts with Cardinal Health’s interests. The Nominating and Governance Committee considers these criteria in the context of an assessment of the perceived needs of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board. If the Nominating and Governance Committee believes that a potential candidate may be appropriate for recommendation to the Board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about Cardinal Health, the Board and its governance practices. The Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.

Under our Corporate Governance Guidelines, when a non-employee director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required to tender his or her resignation for consideration by the Board. The Nominating and Governance Committee considers the tendered resignation and recommends to the Board the action, if any, to be taken with respect to the resignation. In August 2007, Mr. Notebaert retired as Chairman and Chief Executive Officer of Qwest Communications International, Inc. In accordance with our Corporate Governance Guidelines, he offered his resignation for consideration by the Board, which was not accepted.

The Nominating and Governance Committee assesses Board performance by overseeing an annual evaluation of the Board and its committees, the results of which are discussed with the full Board and each respective committee. In addition, the Nominating and Governance Committee conducts an individual evaluation of each director, not less frequently than once every three years, the results of which are shared with such individual director.

Presiding Director

An independent director selected annually by the remaining independent directors presides at meetings of the non-management directors and independent directors, and serves as the Presiding Director in performing such other functions as the Board may direct, including advising on the selection of committee chairs and advising management on the agenda for Board meetings. Mr. McCoy served as Presiding Director until November 2007, and Mr. Notebaert is currently the Presiding Director. During fiscal 2008, the independent directors held five meetings in executive session.

Policies on Business Ethics; Chief Compliance Officer

All of Cardinal Health’s employees, including our senior executives and directors, are required to comply with our Standards of Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The Sarbanes-Oxley Act of 2002 requires companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our procedures for these matters are set forth in the Standards of Business Conduct.

The full text of the Standards of Business Conduct is posted on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Ethics and Compliance Program.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department. Any waiver of the Standards of Business Conduct for directors or executive officers must be approved by the Audit Committee of the Board. We will disclose future amendments to our Standards of Business Conduct, or waivers from our Standards of Business Conduct for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from our Standards of Business Conduct for our other executive officers and our directors on our website.

We have a Chief Compliance Officer who reports to both the Chief Executive Officer and the Audit Committee of the Board. The Chief Compliance Officer is responsible for supporting the Board in its responsibility to evaluate, review and enhance our corporate ethics and compliance program and ensuring senior leadership responsibility and accountability for compliance and ethical business conduct.

Resignation for Majority Withheld Vote

As provided in our Corporate Governance Guidelines, as long as cumulative voting is not in effect, in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Withheld Vote”) must promptly tender his or her resignation. The Nominating and Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the tendered resignation no later than 60 days following the date of the shareholders’ meeting at which the election occurred. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee will consider factors deemed relevant by the committee members including, without limitation, the director’s length of service, the director’s particular qualifications and contributions to us, the reasons underlying the Majority Withheld Vote (if known) and whether these reasons can be cured, and compliance with the NYSE listing standards and our Corporate Governance Guidelines. The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting. In considering the Nominating and Governance Committee’s recommendation, the Board will consider the factors considered by the committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Nominating and Governance Committee’s recommendation, we will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation).

If one or more directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. The Board will make the final determination whether to fill any vacancy or reduce the size of the Board. Any director who tenders his or her resignation pursuant to this policy will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether to accept or reject the tendered resignation. If a majority of the members of the Nominating and Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who are on the Board who did not receive a Majority Withheld Vote will automatically be appointed to a special Board committee solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

As described above under “Proposal 3—Approval of Amendments to Articles of Incorporation and Code of Regulations to Implement a Majority Voting Standard for Uncontested Elections,” the Board is recommending that shareholders approve amendments to our Articles and Regulations that implement a majority voting standard for the election of directors in uncontested elections. If these amendments are approved by shareholders, this policy will be amended so that it will only apply to holdover terms for any incumbent directors who fail to be re-elected.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

In May 2007, the Board of Directors adopted a written Related Party Transaction Policy and Procedures. This policy requires the approval or ratification by the Audit Committee of any transaction or series of transactions exceeding $120,000 in any calendar year, in which Cardinal Health is a participant and any related person has a direct or indirect material interest. Related persons include our directors, nominees for election as a director, persons controlling over 5% of our common shares and executive officers and the immediate family members of each of these individuals.

Once a transaction has been identified as requiring such approval, the Audit Committee will review all of the relevant facts and circumstances and approve or disapprove of the transaction. The Audit Committee will take into account such factors as it considers appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Audit Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Audit Committee’s next regularly scheduled meeting. If a transaction relates to a director, that director will not participate in the Audit Committee’s deliberations. In addition, the Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.

The following types of transactions have been deemed by the Audit Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by us for service as a director of Cardinal Health reported in our annual proxy statement;

•

employment arrangements, compensation or benefits paid by us for service as an executive officer of Cardinal Health approved by the Compensation Committee or otherwise generally available to employees and reported in our annual proxy statement; and

•	transactions where the related person’s only interest is as a holder of Cardinal Health common shares and all holders receive proportional benefits, such as the payment of regular quarterly dividends.

Related Party Transactions

Since July 1, 2007, there have been no transactions, or currently proposed transactions, in which Cardinal Health was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except for the one described below. This transaction was approved by our Audit Committee in compliance with the Related Party Transaction Policy and Procedures described above.

Mr. Matthew Walter, who served as one of our directors during the first seven months of fiscal 2008, and his two brothers owned a majority of BoundTree Medical Products, Inc. (“BMP”), a company engaged in the emergency medical supply business. Mr. M. Walter was Chairman and Chief Executive Officer and a director of BMP. Mr. M. Walter and his brothers are sons of Mr. Robert Walter, one of our current directors. During fiscal 2008, BMP and its affiliates (a) purchased approximately $1,940,000 of product from Cardinal Health and our subsidiaries, and (b) sold products to Cardinal Health and our subsidiaries totaling approximately $2,110,000. In June 2008, BMP combined with Tri-Anim Health Services, Inc. to form Sarnova, Inc. (“Sarnova”). Mr. M. Walter and his brothers own approximately 40% of Sarnova and Mr. M. Walter is a director of and consultant to Sarnova. Since the combination, Sarnova sold products to Cardinal Health and its subsidiaries totaling approximately $270,000 in addition to those sold by BMP. All transactions between Cardinal Health and our subsidiaries, on the one hand, and BMP and after the combination, Sarnova, on the other hand, were in the ordinary course of business and represented less than 5% of BMP’s consolidated gross revenues during the fiscal year. We expect that we will continue to do business, in the ordinary course of business, with Sarnova and its subsidiaries in the future.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of six members of our Board of Directors, each of whom the Board has determined is independent, as defined by the rules of the NYSE. The Audit Committee’s activities are governed by a written charter, approved in its current form by the Board in November 2007, which specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2008 (the “Fiscal 2008 Audited Financial Statements”) with our management and with Ernst & Young LLP (“Ernst & Young”), our independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from Cardinal Health. The Audit Committee also has considered whether the provision of non-audit services to Cardinal Health is compatible with the independence of Ernst & Young.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board that the Fiscal 2008 Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.

J. Michael Losh, Chairman

George H. Conrades

John F. Finn

Philip L. Francis

Michael D. O’Halleran

David W. Raisbeck

INDEPENDENT ACCOUNTANTS

Fees paid to Independent Accountants

Our Audit Committee approved, and our shareholders ratified, the selection of Ernst & Young as our independent registered public accounting firm for fiscal 2008.

Audit Fees.    Audit fees include fees paid by us to Ernst & Young related to the annual audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting for fiscal 2008, the review of financial statements included in our Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements. The aggregate fees billed to us by Ernst & Young for audit services rendered to us and our subsidiaries for fiscal 2007 and fiscal 2008 totaled $12,929,391 and $11,129,680, respectively.

Audit-Related Fees.    Audit-related services include due diligence services related to mergers and acquisitions, divestitures of substantially all of our Pharmaceutical Technologies and Services segment and of other businesses, audit-related research and assistance, and employee benefit plan audits. The aggregate fees billed to us by Ernst & Young for audit-related services rendered to us and our subsidiaries for fiscal 2007 and fiscal 2008 totaled $4,774,334 and $2,707,383 respectively.

Tax Fees.    Tax fees include tax compliance and other tax-related services. The total fees billed to us by Ernst & Young for tax services provided to us and our subsidiaries for fiscal 2007 and fiscal 2008 totaled $1,927,959 and $2,487,175, respectively. The tax compliance fees and other tax-related fees billed to us by Ernst & Young for such services provided to us and our subsidiaries for fiscal 2007 totaled $987,062 and $940,897, respectively and for fiscal 2008 totaled $1,210,432 and $1,276,744, respectively.

All Other Fees.    The aggregate fees billed to us by Ernst & Young for all other services rendered to us and our subsidiaries, including fees relating to licensing and international and subsidiary matters, for fiscal 2007 and fiscal 2008 totaled $113,031 and $235,868, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent accountants in order to monitor the accountants’ independence from Cardinal Health. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC has issued rules specifying the types of services that independent accountants may not provide to an audit client, as well as the Audit Committee’s administration of the engagement of the independent accountants. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”) which sets forth the procedures and conditions under which services proposed to be performed by the independent accountants must be pre-approved by the Audit Committee.

Pursuant to the Pre-Approval Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-established cost levels. If not covered or encompassed by a periodic pre-approval, proposed services must be separately pre-approved. In addition, any engagement of the independent auditor to provide internal control-related services must be separately pre-approved by the Audit Committee at the time it is proposed. Any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

In adopting the Pre-Approval Policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services to be performed by the independent accountants for up to $500,000. If the Chairman pre-approves services, the Chairman is required to report decisions to the full Audit Committee at its next scheduled meeting. Proposed services to be performed by the independent accountants equal to or exceeding $500,000 require full Audit Committee approval. The Pre-Approval Policy in addition requires that our Chief Accounting Officer evaluate, among other things, the independence requirements applicable to the accountants and specifically approve any engagement of the independent auditor to perform any of the pre-approved services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of September 8, 2008 (unless otherwise indicated below), and the percentage of our common shares outstanding on September 8, 2008 represented by such ownership, by:

•	our directors;

•	each person who is known by us to own beneficially more than 5% of our outstanding common shares;

•	our Chairman and Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	our current executive officers and directors as a group.

Except as otherwise described in the notes below, the listed beneficial owners have sole voting and investment power with respect to all common shares set forth opposite their names:

	Common Shares		Additional Restricted Share Units/SARs(17)
Name of Beneficial Owner	Number Beneficially Owned	Percent of Class
Dodge & Cox (1)	41,392,623	11.5%	—
Capital Research Global Investors (2)	26,898,000	7.5	—
FMR Corp. (3)	24,100,077	6.7	—
Colleen F. Arnold (4)	6,905	*	1,129
George Barrett (5)	0	*	105,703
R. Kerry Clark (5)	415,362	*	204,388
George H. Conrades (4)(7)	43,251	*	1,168
Calvin Darden (4)(7)	17,639	*	1,168
John F. Finn (4)(7)(8)	80,501	*	1,168
Philip L. Francis (4)(7)(9)	20,100	*	1,716
Jeffrey W. Henderson (5)(6)	164,438	*	47,641
Gregory B. Kenny (4)(7)	8,482	*	1,144
J. Michael Losh (4)(7)(10)	254,518	*	1,168
John B. McCoy (4)(7)(11)	124,394	*	1,168
Richard C. Notebaert (4)(7)	58,414	*	1,168
Michael D. O’Halleran (4)	43,857	*	0
Mark W. Parrish (5)(6)(12)	385,929	*	0
David W. Raisbeck (4)(7)	37,699	*	1,168
David L. Schlotterbeck (5)(6)(13)	318,702	*	33,255
Jean G. Spaulding, M.D. (4)(7)(14)	33,551	*	1,168
Robert D. Walter (4)(6)(15)	7,495,579	2.1	374,884
All Executive Officers and Directors as a Group (22 Persons) (16)	9,832,090	2.7	848,472

*	Indicates beneficial ownership of less than 1% of the outstanding common shares.

(1)	Based on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2008 by Dodge & Cox. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California

94104. Dodge & Cox reported that, as of December 31, 2007, it had sole voting power with respect to 39,180,223 common shares, shared voting power with respect to 88,600 common shares and sole dispositive power with respect to all common shares shown in the table and that the shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. The number of common shares held by Dodge & Cox may have changed since the filing of the Schedule 13G/A.

(2)

Based on information obtained from a Schedule 13G filed with the SEC on February 11, 2008 by Capital Research Global Investors, a division of Capital Research and Management Company. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071. Capital Research Global Investors reported that, as of December 31, 2007, it had sole voting power with respect to 8,548,000 common shares and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by Capital Research Global Investors may have changed since the filing of the Schedule 13G.

(3)

Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 14, 2008 by FMR Corp. (“FMR”) and Edward C. Johnson, III. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. FMR reported that, as of December 31, 2007, it had sole voting power with respect to 528,802 common shares and sole dispositive power with respect to all common shares shown in the table. Mr. Johnson reported that, as of December 31, 2007, he had sole voting power with respect to none of the common shares shown in the table and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by FMR and Mr. Johnson may have changed since the filing of the Schedule 13G/A.

(4)

Common shares and the percent of class listed as being beneficially owned by the listed Cardinal Health directors (except for Mr. Clark, whose options are set forth in footnote (6) below) include (a) outstanding options to purchase common shares that are currently exercisable or will be exercisable within 60 days of September 8, 2008, as follows: Ms. Arnold—6,905 shares; Mr. Conrades—36,393 shares; Mr. Darden—13,972 shares; Mr. Finn—37,374 shares; Mr. Francis—10,484 shares; Mr. Kenny—7,011 shares; Mr. Losh—241,839 shares; Mr. McCoy—37,374 shares; Mr. Notebaert—36,393 shares; Mr. O’Halleran—34,704 shares; Mr. Raisbeck—28,329 shares; Dr. Spaulding—28,320 shares; and Mr. Walter—3,532,378 shares; and (b) outstanding RSUs that will be settled in common shares within 60 days of September 8, 2008 as follows: 695 shares for Mr. O’Halleran.

(5)

Common shares and the percent of class listed as being beneficially owned by our named executive officers include outstanding options to purchase common shares that are currently exercisable or will be exercisable within 60 days of September 8, 2008, as follows: Mr. Barrett—0 shares; Mr. Clark—395,362 shares; Mr. Henderson—149,265 shares; Mr. Parrish—379,071 shares; and Mr. Schlotterbeck—270,737 shares.

(6)

Common shares and the percent of class listed as being beneficially owned by our named executive officers include common shares in our Employee Stock Purchase Plan as of September 8, 2008, as follows: Mr. Henderson—1,619 shares; Mr. Parrish—756 shares; Mr. Schlotterbeck—1,613 shares; and Mr. Walter—4,016 shares.

(7)

Common shares and the percent of class listed as being beneficially owned by the listed Cardinal Health non-employee directors includes phantom stock held under our Deferred Compensation Plan (or “DCP”) as of September 8, 2008, as follows: Mr. Conrades—5,373 shares; Mr. Darden—2,532 shares; Mr. Finn— 8,731 shares; Mr. Francis—666 shares; Mr. Kenny—1,471 shares; Mr. Losh—3,575 shares; Mr. McCoy— 4,889 shares; Mr. Notebaert—7,936 shares; Mr. Raisbeck—5,885 shares; and Dr. Spaulding—5,081 shares.

(8)	Includes 1,032 common shares held by Mr. Finn’s spouse.

(9)	Includes 1,950 common shares held by Mr. Francis’ spouse for their daughter, and 7,000 shares held by a trust.

(10)	Includes 1,500 common shares held in trust for the benefit of Mr. Losh’s daughters.

(11)

Includes 19,407 common shares held in trust for the benefit of Mr. McCoy, 6,436 common shares held in trust for the benefit of Mr. McCoy’s son, and a total of 55,803 common shares held in grantor retained annuity trusts of which Mr. McCoy is the trustee.

(12)

Includes 1,805 common shares held in the Cardinal Health 401(k) Savings Plan, and 85 shares of phantom stock held in the DCP by Mr. Parrish. Mr. Parrish ceased to be Chief Executive Officer—Healthcare Supply Chain Services and an employee of Cardinal Health in November 2007.

(13)	Includes 375 common shares held by Mr. Schlotterbeck’s spouse.

(14)	Includes 150 common shares held in Dr. Spaulding’s 401(k) plan sponsored by her employer.

(15)

Includes a total of 2,066,502 common shares held in five grantor retained annuity trusts of which Mr. Walter is the trustee, and 706,100 common shares beneficially owned by Mr. Walter through three limited liability companies in which Mr. Walter holds the controlling interest and is the sole manager.

(16)

Common shares and percent of class listed as being beneficially owned by all executive officers and directors as a group include (a) outstanding options to purchase an aggregate of 5,551,032 common shares that are currently exercisable or will be exercisable within 60 days of September 8, 2008; and (b) outstanding RSUs for 695 shares that will be settled in common shares within 60 days of September 8, 2008.

(17)

Additional Restricted Share Units/SARs include (a) unvested RSUs that will not vest within 60 days of September 8, 2008, vested RSUs that will not be settled in common shares within 60 days of September 8, 2008 and unvested RSUs that will vest within 60 days of September 8, 2008, but will not be settled in common shares within 60 days of September 8, 2008 as follows: Ms. Arnold—1,129 shares; Mr. Barrett—105,703 shares; Mr. Clark—204,388 shares; Mr. Conrades—1,168 shares; Mr. Darden—1,168 shares; Mr. Finn—1,168 shares; Mr. Francis—1,716 shares; Mr. Henderson—47,641 shares; Mr. Kenny—1,144 shares; Mr. Losh—1,168 shares; Mr. McCoy—1,168 shares; Mr. Notebaert—1,168 shares; Mr. Raisbeck—1,168 shares; Mr. Schlotterbeck—33,255 shares; Dr. Spaulding—1,168 shares; and Mr. Walter—232,401 shares; and (b) deferred payment stock appreciation rights for 142,483 shares held by Mr.  Walter that are currently exercisable, but would be settled in cash.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during fiscal 2008 and written representations regarding the same, we believe that all officers and directors of Cardinal Health and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Compensation for our named executives during fiscal 2008 reflected the performance of our four business segments and of the overall consolidated company. Our Clinical Technologies and Services and Medical Products and Technologies segments performed very well, and our Healthcare Supply Chain Services—Medical segment continued on its path to turn-around, with a return to positive growth in the second half of fiscal 2008. Our largest segment, Healthcare Supply Chain Services—Pharmaceutical had a challenging year, leading to consolidated financial performance below our established targets, which were aligned with the guidance we published before the beginning of the fiscal year.

Since our executive compensation program emphasizes pay-for-performance, our consolidated fiscal 2008 performance led to below-target annual incentive compensation for our named executives. At the beginning of fiscal 2008, we established minimum goals for company financial performance under our Management Incentive Plan, or MIP. Because we did not achieve these minimum performance goals, but three of our business segments performed in line with or exceeded our expectations, the Compensation Committee used discretion to award cash bonuses to our named executives. The Chief Executive Officer received a bonus equal to 30% of his target MIP, and the other named executives received bonuses equal to 30% to 75% of their targets.

Our executive compensation program also emphasizes stock-based awards, including stock options. Since our share price declined approximately 26% to $51.58 during fiscal 2008, options granted to our named executives since 2004 have an exercise price that exceeds our year-end share price. These options will continue to have no value to our named executives until our share price exceeds the exercise price ($60.31 to $67.26 for options issued in fiscal 2008).

Finally, because we did not meet the minimum performance goals for our long-term incentive cash program for fiscal 2006-2008, no payouts were made under the program. In addition, we have not increased base salary or target incentive compensation of any of our named executives from fiscal 2008 levels.

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to deliver a competitive package to attract, motivate and retain key executives and align their compensation with our overall business goals, core values and shareholder interests. To this end, the Human Resources and Compensation Committee, or Compensation Committee, of our Board of Directors has established an executive compensation philosophy that includes the following considerations:

•	a “pay-for-performance” orientation that delivers pay based on overall company, segment and individual performance;

•	an emphasis on pay-for-performance in long-term incentives, including stock-based awards, to more closely align our executives’ interests with our shareholders’ interests; and

•	individual wealth accumulation through long-term incentives and deferred compensation, rather than through pensions.

The Design of Our Compensation Program

Our compensation for the executive officers who are named in the tables beginning on page 60 and whom we refer to as our “named executives,” includes the following elements:

•	base salary;

•	annual cash incentives;

•	long-term incentives:

•	stock options;

•	restricted share units, or RSUs; and

•	performance cash;

•	deferred compensation; and

•	other benefits and perquisites.

With minor variations, we rely on these same compensation elements for our other executive officers.

When making compensation-related decisions, we believe it is important to be informed about the current practices of similarly-situated public companies. The Compensation Committee uses a Comparator Group, as discussed at “Compensation Discussion and Analysis—Our Policies, Guidelines and Practices Related to Executive Compensation—Our Comparator Group and Benchmarking” on page 56. We define total direct compensation as base salary, plus target annual cash incentives and long-term incentives. Our goal for our named executives is to provide total direct compensation that is competitive with the 60-65th percentile of the Comparator Group. When the Compensation Committee established this compensation target, it considered that we do not provide pensions or supplemental executive retirement plans, referred to as SERPs. Instead, we rely on long-term incentives and our 401(k) Savings Plan and Deferred Compensation Plan to provide a competitive package for wealth accumulation and retirement, and also to motivate and retain our named executives. Actual total direct compensation for each of our named executives during fiscal 2008 was competitive with (i.e., within 20% of) our targeted range. Mr. Barrett’s total direct compensation was at the high end of the competitive range to recruit him from his previous employer.

A significant majority of a named executive’s total direct compensation is in the form of performance-based compensation. We consider our annual cash incentive, long-term incentive cash and stock options to be performance-based compensation. The charts below show the fiscal 2008 base salary, target annual cash incentive and target long-term incentive, and performance-based and non-performance-based compensation as a percentage of total direct compensation:

Our Compensation Decisions

The Compensation Committee makes compensation decisions after reviewing comparative compensation data from the Comparator Group for similarly-situated executives provided by the Compensation Committee’s compensation consultant. Certain compensation decisions are more formula-driven, while others require more judgment and discretion. For instance, the Compensation Committee considers market data and performance in determining a named executive’s base salary. Target annual and long-term incentives are calculated as a multiple of base salary. The Compensation Committee uses quantitative and qualitative metrics and exercises some judgment in determining achievement of the overall company, segment and function performance goals and assessing the named executive’s individual performance for a fiscal year. The Compensation Committee uses an evaluation of individual performance in determining increases to base salary and awarding annual incentive compensation and equity grants. The Compensation Committee also considers internal pay equity within the executive’s pay level and employment agreement terms. The employment arrangements with Messrs. Clark, Schlotterbeck, Barrett and Walter impact the Compensation Committee’s discretion with respect to some compensation decisions, as discussed in more detail on page 53.

Differences in the compensation paid to comparable officers at companies in our Comparator Group result in higher target amounts for officers depending on their position. In general, Mr. Clark’s compensation is significantly higher than the compensation we pay to any of the other named executives, because his responsibilities and obligations at Cardinal Health are significantly greater than those of any of the other named executives and because the comparative compensation data reflect significantly higher compensation for chief executive officers.

Base Salary.    Base salary is an important element of compensation because it provides the named executive with a base level of income. In determining base salaries for our named executives, the Compensation Committee considers:

•	market and competitive data for the executive’s level of responsibility, targeting the 50th percentile of the Comparator Group, and

•	individual performance, experience and skills.

The following table and notes reflect the annualized base salaries of the named executives at the end of fiscal 2008 and the annualized base salaries of the named executives for fiscal 2009 as of the date of this proxy statement. Management decided not to increase base salaries in fiscal 2009 for our named executives, because their base salaries are competitive with the targeted base salary ranges of the Comparator Group and because of the Company’s actual/anticipated performance in fiscal 2008 and 2009. The Compensation Committee concurred with this decision.

Name	Title	Fiscal 2007 Annualized Base Salary at End of Fiscal Year	Fiscal 2008 Annualized Base Salary at End of Fiscal Year	Fiscal 2009 Annualized Base Salary
R. Kerry Clark (1)	Chairman of the Board and Chief Executive Officer	$1,400,000	$1,450,000	$1,450,000
Jeffrey W. Henderson	Chief Financial Officer	$675,000	$700,000	$700,000
David L. Schlotterbeck	Vice Chairman and Chief Executive Officer—Clinical and Medical Products	$725,000	$745,000	$745,000
George S. Barrett (2)	Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services	N/A	$975,000	$975,000
Robert D. Walter (3)	Executive Director and Former Executive Chairman of the Board	$900,000	$932,000	$0
Mark W. Parrish (4)	Former Chief Executive Officer—Healthcare Supply Chain Services	$700,000	N/A	$0

(1)	Under the terms of our employment agreement with Mr. Clark, we have agreed to pay Mr. Clark an annual base salary of not less than $1,400,000.

(2)

Mr. Barrett was hired as Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008 and his base salary was set at an amount necessary to recruit him from his previous employer.

(3)

Under the terms of our employment agreement with Mr. Walter, we agreed to pay Mr. Walter an annual base salary of not less than $900,000. Effective June 30, 2008, Mr. Walter retired as an employee and officer of Cardinal Health, but will continue as a consultant. He will continue to serve as a director until his term expires at the Annual Meeting. Mr. Walter will receive payment for consulting services under his employment agreement in 2009, but will not receive a base salary. See “Executive Compensation—Employment Agreements and Other Employment Arrangements.”

(4)

Mr. Parrish ceased to be Chief Executive Officer—Healthcare Supply Chain Services in November 2007. The annualized base salary for Mr. Parrish as of the date of Mr. Parrish’s termination of employment was $720,000.

Annual Cash Incentive Compensation.    The Compensation Committee grants our named executives annual cash incentive awards under our MIP based on corporate, segment, function and individual performance. The target amounts are based upon competitive market data for similar positions, targeting the 75th percentile of the Comparator Group, because we believe the performance goals we establish are challenging, and as noted above, a large portion of our executive compensation is performance-based.

In August 2007, the Compensation Committee established the fiscal 2008 annual incentive targets for our named executives set forth below. In August 2008, the Compensation Committee approved the fiscal 2008 annual incentive cash awards for our named executives (based upon the factors discussed below):

Name	Title	Fiscal 2008 Target Incentive Percentage of Base Salary	Fiscal 2008 Annual Incentive Target	Fiscal 2008 Annual Incentive Compensation
R. Kerry Clark (1)	Chairman of the Board and Chief Executive Officer	160%	$2,320,000	$691,804

Jeffrey W. Henderson	Chief Financial Officer	100%	$700,000	$208,689

David L. Schlotterbeck	Vice Chairman and Chief Executive Officer—Clinical and Medical Products	100%	$745,000	$556,127

George S. Barrett (2)	Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services	100%	$412,910	$206,455

Robert D. Walter (3)	Executive Director	150%	$1,398,000	$416,883

Mark W. Parrish (4)	Chief Executive Officer—Healthcare Supply Chain Services	100%	$720,000	$0

(1)

Under the terms of our employment agreement with Mr. Clark, we agreed to set Mr. Clark’s target annual incentive at 160% of his annual base salary for fiscal 2008. We amended the employment agreement in September 2007 to eliminate the specified target annual incentive as a percentage of base salary.

(2)

Under the terms of our offer letter with Mr. Barrett, we agreed to set Mr. Barrett’s target annual incentive at 100% of his base salary for fiscal 2008. We set his target annual incentive at an amount necessary to recruit him from his previous employer. We also guaranteed a minimum annual incentive cash award of $206,455 for fiscal 2008, reflecting 50% of his target award, pro rated for the portion of the year he was employed with Cardinal Health.

(3)	Under the terms of our employment agreement with Mr. Walter, we set Mr. Walter’s target annual incentive at 150% of his annual base salary for fiscal 2008.

(4)	Mr. Parrish ceased to be an employee in November 2007. As such, he was not awarded fiscal 2008 annual incentive compensation under the MIP.

At the beginning of each fiscal year, the Compensation Committee reviews and approves overall company performance goals. In addition, the Compensation Committee establishes individual performance objectives for our Chief Executive Officer. Our Chief Executive Officer also establishes individual performance goals and business sector and segment goals for our Chief Financial Officer and the Chief Executive Officers of our two business sectors.

In August 2007, the Compensation Committee established performance goals under the MIP for fiscal 2008, based upon the achievement of a specified level of growth in NOPAT and return on tangible capital, as defined at “Executive Compensation—Compensation Plans—Management Incentive Plan” on page 67. The objective of the performance goals is to drive annual and sustainable year-over-year growth, with 100% achievement of the targets supporting our Company performance objectives. NOPAT was selected as a measure of profitable enterprise growth. Return on tangible capital was selected by the Compensation Committee in fiscal 2007 as an additional performance metric because it measures and drives value creation. The Compensation Committee retains discretion to approve adjustments to NOPAT and return on tangible capital for purposes of determining whether we achieved our performance goals, as discussed in more detail at “Executive Compensation—Compensation Plans—Management Incentive Plan” beginning on page 67.

A named executive can receive a cash award of 0-200% of the executive’s annual incentive target, with a threshold cash award level of 60% if a minimum level of both NOPAT and return on tangible capital is obtained. For fiscal 2008, the weighting of the two performance factors in determining the annual bonus payment was derived from a pay and performance matrix. If Cardinal Health achieves 100% of its performance objective for NOPAT and return on tangible capital, the two measures will be weighted equally. If we do not achieve the minimum performance goals with respect to either NOPAT or return on tangible capital, but we do satisfy the Section 162(m) overall company performance criterion described on page 58, then any cash awards are in the discretion of the Compensation Committee. The table below shows our performance goals at minimum, target and maximum performance levels and our actual overall company performance for fiscal 2008:

	FISCAL 2008
Performance Metric	Minimum 60% Performance	Target 100% Performance	Maximum 200% Performance	Actual Performance
NOPAT (in millions)	$1,586	$1,661	$1,852	$1,508
Return on Tangible Capital	36.0%	38.0%	42.0%	35.6%

For fiscal 2008, we did not achieve the minimum performance goals with respect to either NOPAT or return on tangible capital, but satisfied the overall company performance criterion of a specified level of return on equity. The Compensation Committee exercised discretion to fund the MIP and to determine the actual amount of the named executive’s annual incentive compensation. The Compensation Committee extrapolated the fiscal 2008 pay and performance matrix below the 60% threshold, and based upon our actual performance for fiscal 2008, the MIP payout would be in the range of 40% to 45% of target. The Compensation Committee considered our overall consolidated performance, and, as applicable, the performance of the businesses with which the named executive was most closely associated, in determining annual incentive compensation awards for named executives for fiscal 2008 performance.

With respect to Messrs. Clark, Henderson and Walter, the Compensation Committee considered that our consolidated financial performance was below target, but three of our four business segments performed in line with or exceeded our expectations including returning Healthcare Supply Chain Services—Medical to positive growth in the second half of the fiscal year. In addition, the management team led a detailed review and implemented improvements in the entire Healthcare Supply Chain Services sector to strengthen the organization and businesses during fiscal 2008 and was successful in recruiting key executives during the year. Based on these considerations, the Compensation Committee awarded each of Messrs. Clark, Henderson and Walter an annual cash incentive equal to 30% of his target. Balancing the strong performance of the segments Mr. Schlotterbeck leads with our below-target consolidated financial performance, the Compensation Committee awarded Mr. Schlotterbeck an annual cash incentive equal to 75% of his target. Based primarily on the terms of Mr. Barrett’s offer letter, the Compensation Committee awarded Mr. Barrett an annual cash incentive equal to 50% of his target.

Long-Term Incentive Compensation.    Our long-term incentive compensation program in fiscal 2008 provided grants of stock options, RSUs and performance cash under our 2005 Long-Term Incentive Plan, or LTIP. Proposed amendments to the LTIP are discussed under Proposal 7 above. The option and RSU grants are designed to provide our executives with multiple equity awards over a number of years. For fiscal 2008, we added a three-year performance cash program as an element of our long-term incentive compensation program. Based on comparative market data provided by the compensation consultant and management’s recommendation, the Compensation Committee determined that the long-term incentive program for fiscal 2008 should be composed of 70% in performance-based awards (45% in stock options and 25% in a three-year performance cash award) and 30% in RSUs. The awards to Mr. Walter for fiscal 2008 remained at 70% stock options and 30% RSUs, as provided for under his employment agreement.

The Compensation Committee determined the total long-term incentive target multiplier of base salary for each named executive, targeting the 65th percentile of the Comparator Group, aligning with our philosophy of driving wealth accumulation through long-term incentives rather than pensions. As a result, the target long-term incentive multiplier is approximately seven times base salary for our Chief Executive Officer and then Executive Chairman of the Board and three to four times base salary for the other named executives. The Compensation Committee may adjust the size of equity grants based upon the individual’s past and expected future performance; however, grants under the three-year performance cash program are not adjusted based upon individual performance. The size of equity awards made to an individual in previous years and the amount of stock then owned by a named executive did not affect the Compensation Committee’s determinations in making new equity grants.

The following table sets forth the long-term incentive target compensation and grant values of grants for fiscal 2008 for our named executives. For purposes of the table, we have included the grant date value of the stock options and RSUs (as determined for financial reporting purposes) and target award of performance cash. For additional information, see “Executive Compensation—Grants of Plan-Based Awards for Fiscal Year 2008.”

Name	Target Long-Term Incentive Compensation (1)	Fiscal 2008 Long-Term Incentive Grants
		Stock Options (2)	RSUs	Performance Cash
R. Kerry Clark (3)	$9,800,000	$4,412,700	$2,941,800	$2,451,500
Jeffrey W. Henderson (4)	$2,700,000	$1,336,500	$891,000	$675,000
David L. Schlotterbeck (4)	$2,900,000	$1,435,500	$957,000	$725,000
George S. Barrett (5)	$3,250,000	$0	$0	$655,072
Robert D. Walter (6)	$6,300,000	$4,410,000	$1,890,000	$0
Mark W. Parrish	$2,800,000	$1,260,000	$840,000	$700,000

(1)

The target multiple of base salary is applied against the named executive’s base salary in effect in August 2007 other than Mr. Barrett, which is applied against his base salary in effect in January 2008.

(2)

When valuing options for compensation purposes, we assume the option will be held to term, and this is the valuation considered by the Compensation Committee. This assumption may be different from the assumption relating to expected life of the option used in the Summary Compensation Table and Grant of Plan-Based Awards for Fiscal 2008 Table below.

(3)

Under the terms of our employment agreement with Mr. Clark before its amendment, we agreed to grant Mr. Clark annual long-term incentive grants with an expected value of 600% of his annual base salary in fiscal 2008. In August 2007, the Compensation Committee granted long-term incentives to Mr. Clark with an expected value in the following amounts: $2,276,500 in performance cash, $4,097,700 in stock options and $2,731,800 in RSUs. In September 2007, we elected Mr. Clark to serve as our Chairman of the Board, effective November 8, 2007, and we amended the terms of his employment agreement. As a result, we granted Mr. Clark additional long-term incentive grants with an aggregate expected value of $700,000, including $175,000 in performance cash, $315,000 in stock options and $210,000 in RSUs. Mr. Clark’s amended employment agreement sets his target annual long-term incentive grants in any fiscal year at an expected value that, when combined with the then-current annual base salary and the target annual cash incentive award granted in respect of such fiscal year, is in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in the Comparator Group.

(4)	Messrs. Henderson and Schlotterbeck received fiscal 2008 long-term incentive grants above their targets due to their individual performances during fiscal 2007.

(5)

During fiscal 2008, we awarded a total of 215,000 stock options and 88,333 RSUs in connection with Mr. Barrett’s employment as Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services. These equity awards, together with a $500,000 cash sign-on bonus, approximated and replaced the unvested equity awards and cash bonuses that Mr. Barrett forfeited when he left his previous employer. Therefore, the table above includes no compensation value for fiscal 2008 grants of stock options and RSUs. For fiscal 2009, Mr. Barrett participated in the long-term incentive compensation arrangements on the same terms as named executives generally, and received $1,462,485 in stock options, $974,990 in RSUs and $812,492 in target performance cash.

(6)	Under the terms of our employment agreement with Mr. Walter, we granted him an annual stock incentive award with an expected value of 700% of his annual base salary.

Stock Options.    Stock options are intended to motivate our named executives by providing upside potential, but have more risk to the executive than RSUs. We view stock options as an element of performance-based compensation because a stock option provides no realizable value to a recipient until the vesting requirements have been met and will increase in value only as the trading price of our common shares increases. Vesting periods are intended to require long-term focus on our overall company performance for the named executive to realize any value from the exercise of stock options. Stock option awards also are granted with an exercise price equal to the market price for our common shares on the date of grant and provide no cash benefit if the option is not exercised when the price of the stock exceeds the grant price during the option’s term.

RSUs.    Although stock options motivate executives by providing larger potential value, RSUs assist us in retaining executives because RSUs have value even if the share price declines or remains flat. RSUs are also used for wealth accumulation because we do not provide pensions. Our RSU awards vest 33 1/3% annually over three years. While there is a performance element to RSUs since the value of the award will increase as the trading price of our common shares increases, we do not consider RSUs to be performance-based compensation when making our compensation decisions.

Performance Cash.    In August 2007, after reviewing and considering comparative market data, the Compensation Committee approved the long-term incentive cash program as a component of our long-term incentive compensation. All of our named executives (other than Mr. Walter) participate in this program, which is designed to reward performance over a three-year period. In establishing this program, the Compensation Committee determined that the introduction of a performance cash component would strengthen the performance component of our long-term incentive program, providing a clear link between non-stock based pay and overall company performance. A new three-year performance cycle with new performance goals will begin each fiscal year. At the end of the three-year cycle, an executive can receive a cash award of 0-200% of his or her target grant, with a threshold cash award level of 60% if a minimum level of the performance goals and criteria described below is obtained. To facilitate transition to the new plan, the Compensation Committee designed the proposed award structure under the fiscal 2008-2010 cycle to include a two-year and a three-year goal, so that a potential award of 40% could be made at the end of fiscal 2009, and a potential award of 60% could be made at the end of fiscal 2010.

For the fiscal 2008-2010 performance period, performance goals were established to reward management for attaining specified adjusted cumulative economic profit. For this period, the Compensation Committee established the performance goal for target awards (a) for the two-year period of cumulative economic profit equal to $31 million, and (b) for the three-year period of cumulative economic profit equal to $322 million.

Deferred Compensation and Savings Plans.    We maintain a 401(k) Savings Plan and a Deferred Compensation Plan, or DCP, to allow executives to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and maintaining executive talent. We do not provide for wealth accumulation for retirement through defined benefit pensions or SERPs. The DCP permits certain management employees to defer payment and taxation of a limited portion of salary and bonus into any of several investment alternatives. In addition, we typically make additional matching or fixed contributions to the deferred balances of employees, including the named executives, subject to limits discussed at “Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2008.” Contributions made with respect to our named executives are set forth in the All Other Compensation table on page 63. We also permit our named executives to defer the settlement of RSUs.

Other Benefits and Perquisites.    Named executives are eligible to participate in employee benefit programs generally offered to our other employees. In addition, we provide certain other perquisites to our named executives that are not generally available to our employees. These perquisites are described below and reported in the Summary Compensation Table.

For some of our named executives, perquisites include the personal use of Cardinal Health-owned aircraft and in some cases, reimbursement for income taxes on taxable benefits. The Compensation Committee has authorized Mr. Clark to use our aircraft for personal travel. The Compensation Committee believes that the personal use of our aircraft provides enhanced safety and security and provides Mr. Clark with flexibility and increases travel efficiencies, allowing more productive use of his time and greater focus on Cardinal Health-related activities. We also provide a tax reimbursement with respect to income attributed to him for his personal travel. When Mr. Clark is using Cardinal Health-owned aircraft, his spouse and/or dependent children are also permitted to accompany him, but we do not provide a tax reimbursement with respect to the personal travel of the spouse and dependent children. In May 2007, we entered into aircraft timesharing agreements with Messrs. Clark and Walter, pursuant to which each will reimburse us for some of the costs of guests other than spouses and dependent children who accompany them on our aircraft. By mutual agreement, and consistent with the Board’s succession plan and Mr. Walter’s transition from Executive Chairman of the Board to Executive Director, Mr. Walter no longer used our aircraft for personal travel effective November 8, 2007. As a part of Mr. Barrett’s relocation package, Mr. Barrett and his family members were authorized to use our corporate aircraft to travel from his home in Philadelphia to our corporate headquarters until the earlier of his relocation to Dublin or August 2009.

Other than the personal use of our aircraft, the perquisites we provide are minimal. When an executive officer is relocated for business reasons, we provide an executive relocation program, commuting and temporary housing. In addition, we pay monitoring expenses for home security systems for certain named executives, for spousal attendance at a few of our activities and legal fees for negotiation of employment arrangements for our Chief Executive Officer and former Chief Executive Officer. For more detailed information regarding benefits and perquisites provided to our executive officers, see the section of this proxy statement entitled “Executive Compensation—Summary Compensation Table.”

We maintain a tax-qualified employee stock purchase plan, or ESPP, generally available to all employees including our named executives, that allows participants to acquire Cardinal Health shares at a discounted price. For a discussion of our ESPP, see “Executive Compensation—Compensation Plans” and for proposed amendments to our ESPP, see Proposal 8—Approval of an Amended and Restated Employee Stock Purchase Plan.”

Pay-for-Performance Evaluation.    Our compensation decisions reflect the Compensation Committee’s implementation of the primary objectives for our executive compensation program, including our “pay-for-performance” orientation. The Summary Compensation Table on page 61 provides specific compensation information for our named executives as required by SEC regulations. However, the Summary Compensation Table does not focus on compensation awarded with respect to a particular year but instead, among other things, reflects the expense recognized in fiscal 2008 for current and prior years’ equity awards.

In order to provide additional perspective on our Chief Executive Officer’s compensation, and to supplement the information presented in the Summary Compensation Table, the following table reports compensation paid or awarded to Mr. Clark for each of fiscal years 2007 and 2008, focusing on the Compensation Committee’s compensation decisions for the year. Specifically, this table differs from the Summary Compensation Table by (i) reporting grant date fair value of equity award grants attributable to the fiscal year (including awards made in fiscal 2006 but granted as part of Mr. Clark’s 2007 compensation, as reported on page 24 of our 2007 proxy statement), and (ii) including the target value of the long-term performance cash award granted to Mr. Clark in fiscal 2008, since this award was added as a third component of our long-term incentive program, along with grants of options and RSUs. As shown in the table below, Mr. Clark’s salary and the value of long-term compensation awards increased year-over-year, primarily as a result of actions taken early in fiscal 2008 as part of the Board’s succession plans, under which Mr. Clark assumed the position of Chairman and Chief Executive Officer. However, Mr. Clark’s total compensation granted or paid with respect to the fiscal year declined on a year-over-year basis, primarily as a result of lower annual bonus and annual incentive compensation payments that were based on the performance considerations discussed above.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)	All Other Compensa- tion ($)	Target Long- Term Incentives ($)	Total ($)
R. Kerry Clark	2008	$1,441,257	$691,804	$0	$0	$246,801	$9,806,174	$12,186,036
Chairman of the Board and Chief Executive Officer	2007	$1,400,000	$1,120,000	$1,456,000	$0	$300,438	$8,400,000	$12,676,438

Employment Agreements and Offer Letters.    In connection with the Board’s succession plan, in September 2007, we amended our employment agreement with Mr. Clark. The amended employment agreement sets forth the terms of Mr. Clark’s service and compensation through February 2013, but allows the Board to terminate his employment without cause at any time with a cash severance payment to him in the amount of two times the sum of his of annual base salary and target annual cash incentive, full vesting of some unvested equity awards and continued vesting of some others and pro rata payments of other cash awards. The Compensation Committee and Board structured terms of the agreement to provide a significant financial incentive if, in the Board’s discretion, Mr. Clark remains with Cardinal Health through at least February 2013. The Committee and Board determined that this structure was desirable to provide continuity and stability in leadership for the organization and to provide the opportunity to identify successors for Mr. Clark. The Compensation Committee and Board determined that the combination of benefits under the amended employment agreement provided appropriate incentive to retain Mr. Clark while maintaining appropriate flexibility to the Board as it plans for Chairman and Chief Executive Officer succession. In connection with the Board’s plans to spin-off our clinical and medical products businesses and Mr. Clark’s plans to retire after the spin-off, in September 2008, we again amended our employment agreement with Mr. Clark. The amendment provides that the spin-off will constitute a “good reason” event entitling Mr. Clark to resign (including to retire) and receive severance, so long as the spin-off occurs by December 31, 2009 and Mr. Clark resigns within six months following the spin-off. In addition, if Mr. Clark resigns under those circumstances or is terminated without cause following the spin-off, all of his equity awards granted at least six months prior to termination will either fully vest or continue to vest. The Board determined that this amendment was desirable to provide incentives for Mr. Clark’s continued leadership of the spin-off process. The terms of Mr. Clark’s employment agreement are discussed at “Executive Compensation—Employment Agreements and Other Employment Arrangements” and “—Potential Payments on Termination or Change of Control of Cardinal Health.”

George S. Barrett was hired as our Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008. We entered into an offer letter with him (the “Barrett Offer Letter”), providing for an annual base salary of $975,000 and a target annual bonus of 100% of his base salary. For fiscal 2008, we guaranteed that his MIP award would be no less than 50% of target, with such amount prorated from his start date through the end of the fiscal year. In February 2008, we awarded a total of 215,000 stock options and 83,333 RSUs to Mr. Barrett. These equity awards, together with a $500,000 cash sign-on bonus, approximated and replaced the unvested equity awards and cash bonuses that Mr. Barrett forfeited when he left his previous employer. The Compensation Committee approved this compensation arrangement in consideration of Mr. Barrett’s experience and skills, including his prior responsibilities as an officer of Teva North America since 1999, his then-current compensation at Teva and incentive as well as other compensation he forfeited by joining us, and competitive market compensation data.

In connection with the Board’s succession plan, we appointed Mr. Walter, who until April 2006 had served as our Chief Executive Officer, as our Executive Chairman of the Board in April 2006 and as our Executive Director in November 2007 pursuant to the terms of his employment agreement. His employment agreement also requires him to provide certain consulting services to us for five years after he ceased to be Executive Director on

June 30, 2008 to permit us to retain continuity and access to his judgment, industry knowledge and experience. Mr. Walter will cease serving as our director when his term expires at the Annual Meeting.

You can find additional information regarding terms of the employment agreements and offer letters at “Executive Compensation—Employment Agreements and Other Employment Arrangements.”

Severance Agreements.    In August 2006, in response to a shareholder proposal and after consulting with several of our large investors and reviewing comparative market data, our Board adopted a policy requiring us to obtain shareholder approval before entering into severance agreements with executives that provide certain cash severance benefits that exceed 2.99 times base salary and bonus. If the Board determines that it is not practical to obtain shareholder approval in advance, the Board may seek shareholder approval after entering into a severance agreement covered by this policy. The policy covers severance agreements entered into after the effective date of the policy and existing severance agreements if severance benefits are materially modified after the effective date.

The employment agreements and offer letter discussed above provide for benefits payable upon termination events or a change of control, which are detailed in this proxy statement under “Potential Payments on Termination or Change in Control” on page 76. With respect to the severance benefits provided to our named executives, we believe that these severance benefits allow us to attract and retain these individuals. We also believe that the change of control severance benefits provided to these named executives align executive and shareholder interests by enabling the named executive to consider corporate transactions that are in the best interests of our shareholders and other constituents without undue concern over whether the transactions may jeopardize the named executive’s own employment. In establishing these arrangements, we considered that we do not provide pension or SERP benefits. Our employment arrangements are double-triggered and require cash severance payments on a change of control only if the named executive’s employment terminates in connection with or following the change of control.

Our equity awards under our incentive compensation plans and the grants under our long-term incentive cash program are “single trigger” awards and vest upon a change of control. This is generally the only benefit obtained automatically upon a change of control. We adopted the single trigger treatment for our long-term compensation plan for the following reasons:

•	to be consistent with current market practice;

•	single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants; and

•	to retain key employees in the face of a potential change of control by providing a benefit if they remain with the company through the date of the change of control.

In September 2007 and September 2008, we amended Mr. Clark’s employment agreement and the severance payments and benefits to be provided to Mr. Clark. As noted above, under the amended employment agreement the Board may terminate Mr. Clark’s employment without cause at any time with a cash severance payment to him in the amount of two times the sum of his of annual base salary and target annual cash incentive, full vesting of some unvested equity awards and continued vesting of some others and pro rata payments of other cash awards. Mr. Clark also may resign after the occurrence of certain “good reason” events (including a spin-off of our clinical and medical products businesses by December 31, 2009) and receive his severance package, which will include, in the case of a resignation within six months following a spin-off or termination by the Company without cause following a spin-off, full or continued vesting of all his equity awards granted at least six months prior to termination. Based on advice from its compensation consultant regarding severance payments and benefits, the Compensation Committee believed that the amended severance payments and benefits are consistent with those generally made available in the market. In addition, the Compensation Committee’s executive compensation consultant determined that the revised severance arrangements would not require shareholder approval under the policy described above. The Compensation Committee believed that the amended severance payments and benefits were important to obtain a multi-year commitment from Mr. Clark to serve as our Chairman of the Board and Chief Executive Officer.

In January 2008, we entered into an employment offer letter with Mr. Barrett which includes severance payments and benefits to be provided to Mr. Barrett. If we terminate Mr. Barrett’s employment without cause or Mr. Barrett terminates his employment for good reason, then Mr. Barrett will receive: (a) severance equal to (i) two times his annual base salary and target annual bonus if the termination is on or before January 2011, or (ii) one times his annual base salary and target annual bonus if the termination is after January 2011; (b) immediate vesting of the initial special RSU grant (13,333 RSUs); and (c) medical and dental benefits for him and his dependents for a period of two years. Based on advice from its compensation consultant regarding severance payments and benefits, the Compensation Committee believes that the severance payments and benefits to Mr. Barrett are consistent with those generally made available in the market. In addition, the Compensation Committee determined that the severance arrangements would not require shareholder approval under the policy described above. The Compensation Committee believed that the severance payments and benefits were important to attract Mr. Barrett to join us.

If any severance payments or benefits provided to either Mr. Clark or Mr. Barrett would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The Compensation Committee agreed to provide this benefit for the following reasons:

•	the excise tax imposes discriminatory results between executives with varying compensation and stock option exercise histories, especially recently hired executives;

•	the gross-up provisions assure that the financial incentives provided by the employment agreements will have the desired effect upon the executive officers without discriminatory results; and

•	given the size of our business and assets, the cost of the severance benefits, including the gross-up payments, is unlikely to impede an acquisition offer from an acquirer.

We provided Mr. Parrish with the severance benefits required under the offer letter we had entered into in November 2006 when he was appointed as CEO, Healthcare Supply Chain Services. The severance benefits we provided to Mr. Parrish are discussed in detail at “Potential Payments on Termination or Change in Control” on page 76.

Our Policies, Guidelines and Practices Related to Executive Compensation

Role of Our Named Executives.    Our Chief Executive Officer, Chief Human Resources Officer, Chief Legal Officer and Executive Director participate in Compensation Committee meetings, during which the Compensation Committee discusses and makes executive compensation decisions. One or more of these executive officers may be asked to leave for a portion of the meetings. At various meetings of the Compensation Committee, the Compensation Committee and the Executive Director reviewed and discussed, in executive session, the performance of and compensation for the Chief Executive Officer, including base salary, annual incentive compensation and long-term incentive compensation. In addition, the Compensation Committee reviewed and discussed, in executive session, the performance of and compensation for the Executive Director, including the compensation recommendations made by the Compensation Committee’s compensation consultant.

During fiscal 2008, the Chief Executive Officer presented compensation recommendations to the Compensation Committee for each of the named executives, other than Mr. Walter. In preparing these compensation recommendations, the Chief Executive Officer received and reviewed market data from the Compensation Committee’s compensation consultant, self-assessments from each of the named executives and financial data on performance. The Chief Human Resources Officer met separately with the Chairman of the

Compensation Committee to discuss these compensation recommendations prior to the Compensation Committee meeting.

With respect to establishing the fiscal 2008 performance targets under the MIP and the 2008-2010 performance cash plan, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer prepared and recommended NOPAT and return on tangible capital performance goals with respect to the MIP and economic profit performance goals with respect to the 2008-2010 performance cash plan to the Compensation Committee in June and August 2007. The Executive Director, Chief Executive Officer, Chief Human Resources Officer, and Chief Legal Officer also participated in discussions with the Compensation Committee regarding the performance goals.

With respect to determining the overall company performance against MIP performance goals and segment and function performance, and overall company performance against the performance goals established under the 2006-2008 long-term incentive cash program, the Chief Executive Officer, Chief Human Resources Officer and Chief Financial Officer met with the Compensation Committee to review quantitative and qualitative information regarding overall company and segment and function performance to provide a recommendation to the Compensation Committee with respect to the funding of the MIP for the fiscal year and funding of the 2006-2008 long-term incentive cash program. Prior to these meetings, the Chief Executive Officer and the Chief Human Resources Officer met with the Chairman of the Compensation Committee to discuss these recommendations.

The Compensation Committee’s compensation consultant attended all but one of the meetings of the Compensation Committee during fiscal 2008 to advise the Compensation Committee on compensation for the named executives, plan design for the annual and long-term incentives and benchmarking data. See the discussion on page 31 for additional information regarding the compensation consultant.

Our Comparator Group and Benchmarking.    In February 2005, the Compensation Committee and its compensation consultant developed a compensation Comparator Group, composed of companies, representing seven different industry sectors. Because of the relatively small number of direct competitors that had a business mix and scope comparable to ours, the Comparator Group was selected based on a number of criteria, including market capitalization, industry and business competitors and competitors for executive talent. To provide for ready access to compensation data, the Comparator Group consisted of those companies that participated in Towers Perrin’s executive compensation database. At the time we made decisions regarding fiscal 2008 base salary and target MIP and long-term incentive compensation, the Comparator Group consisted of the following 36 companies:

Abbott Laboratories	The Dow Chemical Company	Kraft Foods Inc.	Schering-Plough Corporation
Alcoa Inc.	E. I. du Pont de Nemours and Company	Lockheed Martin Corporation	Texas Instruments Incorporated
AstraZeneca PLC	Electronic Data Systems Corporation	McKesson Corporation	United Technologies Corporation
Baxter International Inc.	Eli Lilly and Company	Medco Health Solutions, Inc.	UnitedHealth Group Incorporated
Becton Dickinson and Company	FedEx Corporation	Medtronic, Inc.	Wellpoint, Inc.
The Boeing Company	General Mills, Inc.	Merck & Co., Inc.	Weyerhaeuser Company
Bristol-Myers Squibb Company	Honeywell International Inc.	Motorola, Inc.	The Williams Companies, Inc.
Caterpillar Inc.	International Paper Company	Sara Lee Corporation	Wyeth
Colgate-Palmolive Company	Johnson Controls, Inc.
ConAgra Foods, Inc.	Kellogg Company

In January 2008, the Compensation Committee and its compensation consultant developed a new compensation Comparator Group. The compensation consultant tested potential peers based on size and industry. Companies were selected from health care, pharmaceutical and air/freight and logistics companies. The resulting peer group was then further refined to: (a) eliminate non-U.S. based companies; (b) eliminate two large pharmaceuticals and one large consumer products company; (c) add two companies that are major customers; (d) add one multi-industry company that is a medical products competitor; (e) add one large company because it is a current source for recruiting executive talent; and (f) eliminate one other company that did not appear to be a good overall fit. Based in part on the recommendation from the compensation consultant, the Compensation Committee found that the resulting Comparator Group reflects an appropriate balance between industry-focused and other factors that influences peer group selection. The new Comparator Group is composed of 33 companies, which companies are listed below with those included in the previous Comparator Group shown in italics:

Abbott Laboratories	CIGNA Corporation	Humana Inc.	Stryker Corporation
Aetna Inc.	The Clorox Company	Johnson & Johnson	3M Company
Alcon, Inc.	Colgate-Palmolive Company	Kimberly-Clark Corporation	United Parcel Service, Inc.
Allergan, Inc.	Covidien Ltd.	McKesson Corporation	Unitedhealth Group Incorporated
AmerisourceBergen Corporation	CVS Caremark Corporation	Medco Health Solutions, Inc.	Walgreen Co.
Baxter International Inc.	Eli Lilly and Company	Medtronic, Inc.	WellPoint, Inc.
Becton, Dickinson and Company	Express Scripts, Inc.	Quest Diagnostics Incorporated	Wyeth
Boston Scientific Corporation	FedEx Corporation	Schering-Plough Corporation
Bristol-Myers Squibb Company	Forest Laboratories, Inc.

The table below sets forth the fiscal 2008 annualized targeted compensation elements paid to each of our named executives (other than Mr. Walter) and the amount of each element at the target level based on our Comparator Group. The Comparator Group did not have sufficient Executive Chairman of the Board positions for a market comparison for Mr. Walter.

Name	Annualized Base Salary		Annual MIP Target		Long-Term Incentive Compensation Target		Annualized Total Direct Compensation Target
R. Kerry Clark
Compensation Amount Comparator Group Targeted Amount	$ $	1,450,000 1,450,000	$ $	2,320,000 2,175,000	$ $	9,800,000 9,800,000	$ $	13,570,000 13,425,000

Jeffrey W. Henderson
Compensation Amount Comparator Group Targeted Amount	$ $	700,000 685,000	$ $	700,000 623,000	$ $	2,700,000 2,755,000	$ $	4,100,000 4,063,000

David L. Schlotterbeck
Compensation Amount Comparator Group Targeted Amount	$ $	745,000 715,000	$ $	745,000 779,000	$ $	2,900,000 2,895,000	$ $	4,390,000 4,389,000

George S. Barrett
Compensation Amount Comparator Group Targeted Amount	$ $	975,000 715,000	$ $	975,000 779,000	$ $	3,250,000 2,895,000	$ $	5,200,000 4,389,000

The market data in the table above is based upon the previous Comparator Group, which we used for compensation decisions in August 2007 and with respect to Mr. Barrett in January 2008. The Compensation Committee compared the elements of compensation paid to our named executives against data for the new Comparator Group. The Compensation Committee found that the percentile levels for total compensation for the new Comparator Group are comparable to those in the table above, with some marginal differences on the individual compensation elements. The compensation consultant recommended that the Compensation Committee review at least two years of data prior to considering any changes.

Guidelines for Share Ownership and Holding Periods for Equity Awards.    In an effort to directly link executive officers’ and directors’ financial interests with those of shareholders, we have implemented Guidelines for Share Ownership for executive officers and non-employee directors. The Guidelines specify a dollar value of shares that executive officers and non-employee directors must accumulate and hold by the later of three years after joining Cardinal Health or the Board. We have determined that, as of June 30, 2008, all named executives and non-employee directors were in compliance with these Guidelines. The specific share ownership requirements are:

•	Chairman and Chief Executive Officer—five times base salary

•	Segment Chief Executive Officers and Chief Financial Officer—four times base salary

•	Other Executive Officers—three times base salary

•	Non-employee Directors—four times annual cash retainer

In addition to the share ownership guidelines, beginning with equity awards granted in August 2006, all of our executive officers on the grant date must hold (a) in the case of stock options, his or her after-tax net profit in common shares until the earlier of (i) the first anniversary of the option exercise or (ii) termination of employment, and (b) in the case of RSUs, the after-tax common shares received at settlement until the earlier of (i) the first anniversary of vesting or (ii) termination of employment.

Potential Impact on Compensation from Executive Misconduct.    Under our incentive plans, we have the authority to require repayment, or subject outstanding awards to forfeiture, in certain instances of executive misconduct. These provisions are designed to prevent detrimental behavior, and permit us to recoup certain benefits in the event an executive has engaged in certain misconduct. See “Executive Compensation—Compensation Plans.”

Equity Grant Practices.    The Compensation Committee made fiscal 2008 annual grant determinations for options and RSUs at its August 2007 meeting with a grant date of August 15, 2007. In line with its current annual compensation cycle, the Compensation Committee expects to make annual grant determinations for future fiscal years at its meeting in August of each year, and to set the annual grant date for equity awards on August 15, or the first business day to follow August 15. The Compensation Committee expects this annual grant to follow the release of earnings for the fiscal year in early August, without regard to whether we are in possession of material non-public information. In the event of grants related to new hires (including Mr. Barrett), promotions, or other off-cycle grants, the grants are made on the 15th day of the month, or the first business day to follow the 15th day of the month, following the hire date.

Tax and Accounting Matters.    Section 162(m) of the Code, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (not including our Chief Financial Officer). There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentives, long-term incentive cash awards, and stock option awards are designed generally to qualify as performance-based compensation meeting those requirements and, as such, to be fully deductible. For our fiscal 2008 annual incentive compensation, the Compensation Committee established the overall company performance criterion of an 8% return on shareholders’ equity, referred to as ROE, during fiscal 2008 for Section 162(m) purposes. For fiscal 2008, we achieved an 18.2% ROE. Under our fiscal 2008-2010 long-term incentive cash program, awards to certain executives must satisfy performance criteria for purposes of Section 162(m) related to the achievement over the performance periods of an average annual ROE of 8%.

It is the Compensation Committee’s general policy to endeavor to minimize the adverse effect of Section 162(m) on the deductibility of our compensation expense; however, the Compensation Committee maintains flexibility in compensating executive officers in a manner designed to promote varying company goals. In fiscal 2008, since the compensation of each of Messrs. Clark and Walter was above the $1,000,000 threshold, Cardinal Health cannot deduct a portion of their respective salaries, bonuses and RSUs and the taxable portion of their respective perquisites, to the extent not deferred. In fiscal 2008, Mr. Barrett’s annual incentive award was guaranteed, and therefore the award does not qualify as performance-based compensation. Cardinal Health cannot deduct the portions of Mr. Barrett’s base salary, cash sign-on bonus, fiscal 2008 annual incentive and taxable portion of his perquisites, that in the aggregate exceeded $1,000,000, to the extent not deferred. RSUs are also not performance-based and, as such, are not deductible unless settlement is deferred to a period when compensation of the named executive is no longer subject to Section 162(m). During fiscal 2008, the settlement of RSUs were deferred by Messrs. Clark, Schlotterbeck, and Walter, as described in detail at “Executive Compensation—Option Exercises and Stock Vested for Fiscal Year 2008.”

The Compensation Committee also considers the impact of Section 409A of the Code, and the compensation plans, programs and agreements are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.

The Code limits our deduction of aircraft expenses for certain non-business flights. The difference between the actual cost of personal use flights and the amount included in the individual’s income is disallowed as a deduction by Cardinal Health. The deduction disallowance for our named executive officers was approximately $650,000 in fiscal 2008.

Equity Dilution Policy.    We intend to continue to disclose our capital deployment plans and the dilutive effect of our equity compensation program. Our share buyback decisions are based upon our publicly disclosed capital deployment strategy. Our fiscal 2008 annual equity run rate, which is a measure of dilution that shows how rapidly we are depleting the shares reserved for equity compensation plans, was 1.08% of our outstanding shares. We calculate our equity run rate as the total number of shares subject to grants awarded in the fiscal year under our equity compensation plans, less forfeitures, divided by the total number of our common shares outstanding at the end of the fiscal year.

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008.

Submitted by the Human Resources and Compensation Committee of the Board.

Richard C. Notebaert, Chairman

Colleen F. Arnold

Calvin Darden

Gregory B. Kenny

John B. McCoy

Jean G. Spaulding, M.D.

Executive Compensation Tables

We are providing the following information with respect to the persons serving as our Chief Executive Officer and Chief Financial Officer during fiscal 2008, each of our three other most highly compensated executive officers at June 30, 2008, and a person who would have been included in the table as one of our most highly compensated executive officers, but who was not serving as an executive officer at June 30, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)		Option/SAR Awards ($)(3)		Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)		All Other Compensa- tion ($)(5)	Total ($)
R. Kerry Clark	2008	$1,441,257	$691,804		$3,424,417		$5,255,897		$0	$0		$246,801	$11,060,176
Chairman of the Board and Chief Executive Officer (6)	2007	$1,400,000	$1,120,000		$2,575,137		$3,971,260		$1,456,000	$0		$300,438	$10,822,835
Jeffrey W. Henderson	2008	$695,628	$208,689		$988,019		$1,119,687		$0	$0		$30,868	$3,042,891
Chief Financial Officer	2007	$653,365	$0		$757,031		$980,692		$788,184	$0		$32,371	$3,211,643
David L. Schlotterbeck	2008	$741,503	$556,127		$315,362		$581,129		$0	$12,794	(7)	$27,941	$2,234,856
Vice Chairman and Chief Executive Officer—Clinical and Medical Products	2007	$725,000	$0		$33,223		$1,416,297		$960,988	$12,070	(7)	$102,993	$3,250,571
George S. Barrett (8)	2008	$412,910	$706,455	(9)	$963,276		$386,647		$0	$0		$183,928	$2,653,216
Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services
Robert D. Walter (10)	2008	$926,404	$416,883		$3,202,525	(10)	$4,221,194	(10)(11)	$0	$511,247	(12)	$134,242	$9,412,495	(10)
Executive Director and Former Executive Chairman of the Board	2007	$900,000	$0		$577,508		$5,060,617	(11)	$1,552,500	$50,595	(12)	$393,265	$8,534,485
Mark W. Parrish (13)	2008	$297,486	$0		$2,398,136		$1,237,312		$0	$0		$1,509,793	$5,442,727
Former Chief Executive Officer—Healthcare Supply Chain Services	2007	$620,462	$0		$877,719		$1,181,970		$689,880	$0		$37,728	$3,407,759

(1)

The Compensation Committee awarded discretionary annual incentive payments under the MIP to the named executives with respect to performance during fiscal 2008 in the amounts set forth in the “Bonus” column in table. Amounts that were earned by the named executives for fiscal 2007 in annual cash incentive awards are reported in the non-equity incentive plan column, except for the minimum annual bonus of $1,120,000 that Mr. Clark was entitled to receive under his employment agreement.

(2)

These awards consist of RSUs and restricted shares. This is the amount we expensed for financial statement reporting purposes during the referenced fiscal year (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive. We valued the awards as of the grant date by multiplying the closing price of the common shares on the NYSE on that date times the number of shares subject to the awards. We recognize the grant date fair value as an expense over the required service period of the award. The amounts reported in the table above include amounts expensed during the referenced fiscal year for awards that were made in prior years.

(3)

These awards are non-qualified stock options and stock appreciation rights (“SARs”). This is the amount we expensed (or included as income) for financial statement reporting purposes during the referenced fiscal year (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive. For options granted prior to fiscal 2006, we utilized a Black-Scholes model to provide a grant date fair value, and thereafter, we utilized a lattice model to provide a grant date fair value. We recognize the grant date fair value as an expense over the required service period of the award. The Black-Scholes model and lattice model incorporate a number of assumptions. For fiscal 2007 and 2008, the following assumptions were used to determine the fair value of the options granted to Mr. Clark: expected option life: 7.0 years; dividend yield: 0.34% to 0.74%; risk-free interest rate: 4.53% to 4.96%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Henderson: expected option life: 4.72 to 5.95 years; dividend yield: 0.27% to 0.71%; risk-free interest rate: 3.50% to 4.89%; and expected volatility: 27.00% to 37.98%. The following assumptions were used to determine the fair value of the options granted to Mr. Schlotterbeck: expected option life: 4.72 to 5.83 years; dividend yield: 0.27% to 0.71%; risk-free interest rate: 3.50% to 4.89%; and

expected volatility: 27.00% to 37.98%. The following assumptions were used to determine the fair value of the options granted to Mr. Barrett: expected option life: 4.96 years; dividend yield: 0.80%; risk-free interest rate: 2.75%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Walter: expected option life: 7.00 years; dividend yield: 0.54% to 0.71%; risk-free interest rate: 4.57% to 4.90%; and expected volatility: 27.00%. The following assumptions were used to determine the fair value of the options granted to Mr. Parrish: expected option life: 4.72 to 6.00 years; dividend yield: 0.27% to 0.71%; risk-free interest rate: 3.50% to 4.89%; and expected volatility: 27.00% to 37.98%. The valuation of the SARs is described in Note 11 below.

This dollar amount includes the amounts expensed during the referenced fiscal year for options that were granted in prior years. There is no certainty that executives will realize any value from these options, and to the extent they do those amounts may have no correlation to the amounts reported above.

(4)

The non-equity incentive plan column reports amounts that were earned for fiscal 2007 in annual cash incentive awards, which were paid in fiscal 2008. Annual cash incentive awards earned by our named executives for fiscal 2008 were awarded at the discretion of the Compensation Committee and are reported in the Bonus column of the table above. No payouts were made under the fiscal 2006-2008 long-term incentive cash program because minimum performance goals were not met.

(5)	The elements of compensation included in the “All Other Compensation” column for fiscal 2008 are set forth in the table below.

(6)	Prior to becoming Chairman of the Board and Chief Executive Officer in November 2007, Mr. Clark served as our President and Chief Executive Officer.

(7)	Represents the portion of interest credited by us with respect to the deferred retention bonus that exceeds 120% of the federal long-term rate for the month of November 2005.

(8)	Mr. Barrett was hired as Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008.

(9)

Under the terms of his offer letter, Mr. Barrett received a $500,000 sign-on bonus and was entitled to receive a minimum annual incentive of $206,455 for fiscal 2008. If Mr. Barrett terminates his employment without good reason within 12 months of his start date, he will be required to repay the $500,000 bonus.

(10)

Prior to becoming Executive Director in November 2007, Mr. Walter served as our Executive Chairman of the Board. Effective June 30, 2008, Mr. Walter retired as an employee and officer of Cardinal Health, and will continue as a consultant. He will continue to serve as a director until his term expires at the Annual Meeting. The amounts shown in the “Stock Awards” column, “Options/SAR Awards” column and “Total” column for fiscal 2008 include $2,021,264, $5,705,449, and $7,726,713, respectively, which were the remainder of the unrecognized grant date fair value associated with the RSUs and stock options that we recognized as an expense during fiscal 2008 as a result of Mr. Walter’s retirement. These RSUs and options will continue to vest in accordance with their original terms in fiscal 2009, 2010 and 2011 if Mr. Walter complies with his obligations to perform consulting services specified in his employment agreement. For additional information, see “Executive Compensation—Employment Agreements and Other Employment Arrangements.”

(11)

Includes a decrease of $(3,994,317) and an increase of $3,994,317 for 2008 and 2007, respectively, attributable to fair value accounting for two cash-settled SARs that we granted to Mr. Walter. For financial statement reporting purposes, a cash-settled SAR, even if vested, is required to be remeasured at fair value each financial statement reporting date until the award is exercised. Any increase in fair value is recorded as equity-based compensation expense and any decrease in the fair value is recognized only to the extent of the expense previously recorded. For purposes of the Summary Compensation Table, any decrease in value is included in the table only to the extent of the expense previously reported in the Summary Compensation Table. In June 2007, Mr. Walter exercised a portion of the SAR with respect to 550,000 shares and in February 2008, he exercised the remaining portion of the SAR. In accordance with the terms of the SAR, payout of the proceeds is deferred until January 2009. The fair value of the SARs was determined using a Black-Scholes model, and the following range of assumptions were used to determine the fair value of the SARs: expected life: 0.50 to 6.92 years; dividend yield: 0.77% to 1.09%; risk-free interest rate: 1.62% to 4.37%; and expected volatility: 27.00%.

(12)	Represents the portion of interest credited by us with respect to the deferred cash-settled SAR that exceeds 120% of the federal long-term rate for the month of August 2005.

(13)	Mr. Parrish ceased to be Chief Executive Officer—Healthcare Supply Chain Services and an employee of Cardinal Health in November 2007.

The amounts shown for “All Other Compensation” for 2008 include (a) Company contributions to the named executive’s account under our 401(k) Savings Plan; (b) Company contributions to the named executive’s account under our Deferred Compensation Plan; (c) perquisites (as described below); (d) tax reimbursements; and (e) severance and payout of accrued vacation, in the following amounts:

Name	Company 401(k) Plan Contributions	Company Deferred Compensation Plan Contributions	Perquisites (a)	Tax Reimbursements (b)	Severance and Payout of Accrued Vacation (c)	Total
R. Kerry Clark	$20,140	$12,654	$196,690	$17,317	—	$246,801
Jeffrey W. Henderson	$20,140	$10,654	—	$74	—	$30,868
David L. Schlotterbeck	$19,890	$6,000	—	$2,051	—	$27,941
George S. Barrett	$17,690	$10,000	$121,205	$35,033	—	$183,928
Robert D. Walter	$20,140	$10,000	$100,155	$3,947	—	$134,242
Mark W. Parrish	$200	$192	—	—	$1,509,401	$1,509,793

(a)

The amounts shown include the value of perquisites and other personal benefits to a named executive with an aggregate value exceeding $10,000. The value of perquisites and other personal benefits are not included for Messrs. Henderson, Schlotterbeck or Parrish, because the aggregate value of the perquisites and other personal benefits that each received was less than $10,000. The value of the following perquisites and other personal benefits are included in the “All Other Compensation” column for fiscal 2008: (a) the personal use of our aircraft by Messrs. Clark and Walter and by Mr. Barrett for commuting during relocation; (b) relocation expenses for Mr. Barrett; (c) a temporary housing allowance for Mr. Clark and reimbursement of temporary housing and automobile expenses and a temporary housing allowance for Mr. Barrett; (d) legal fees reimbursed with respect to services provided in connection with the amendments to the employment agreements between Cardinal Health and Messrs. Clark and Walter; (e) monitoring expenses for security systems provided at the personal residence of Mr. Clark; and (f) the cost to us for attendance by the spouses of Messrs. Clark and Walter at two Company meetings. The cost of each perquisite or personal benefit did not exceed $25,000, except for (x) the incremental cost to us relating to the personal use of corporate aircraft: Mr. Clark ($169,095); Mr. Walter ($77,180); and Mr. Barrett ($82,461) and (y) relocation expenses, including reimbursement for temporary housing, automobile expenses and a temporary housing allowance for Mr. Barrett ($38,744).

The incremental cost of all perquisites and personal benefits is their actual cost, except for personal use of corporate aircraft. We own and operate our own aircraft and also own fractional interests in aircraft. These aircraft are used to facilitate business travel of senior executives in as safe a manner as possible and with the best use of their time. Incremental cost is (a) variable operating cost, which includes fuel per flight hour, engine reserves per flight hour (engine reserves are an accrued expense for future maintenance on the aircraft engines), average repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, hourly rate and fuel cost premiums for fractional interest flights, and actual per flight hangar and parking ramp fees, landing fees, catering and miscellaneous handling charges for flights that actually transport executives, minus (b) amounts reimbursed to us by the executive for a flight. Fixed costs, such as flight crew salaries, wages and other employment costs, employee seminars and training, depreciation, building/hangar rent, aircraft lease expense, utilities, general liability insurance and other insurance costs, are not included in the calculation of incremental cost because we incur these expenses regardless of the personal use of the corporate aircraft by the executives.

(b)

The tax reimbursements paid to Mr. Clark included $9,587 for imputed income on the personal use of Company aircraft and $7,545 for imputed income with respect to relocation expenses and a temporary housing allowance. The tax reimbursements paid to Mr. Schlotterbeck included $1,974 with respect to the imputed income for personal use of the corporate aircraft The tax reimbursements paid to Mr. Barrett included $10,192 with respect to the imputed income for personal use of the corporate aircraft and $24,841 with respect to temporary housing, automobile and relocation expenses and a temporary housing allowance. The tax reimbursements paid to Mr. Walter included $3,761 with respect to the imputed income for personal use of the corporate aircraft. Also includes tax reimbursements of less than $200 for each of Messrs. Clark, Henderson, Schlotterbeck and Walter with respect to imputed income for expenses associated with spousal attendance at Company meetings.

(c)

The severance benefits provided to Mr. Parrish included: cash severance ($1,436,503); interest on the cash severance payments ($15,350); and subsidized medical coverage for Mr. Parrish and his family members ($9,779). The accrued vacation paid to Mr.  Parrish was $47,769.

Employment Agreements and Other Employment Arrangements

Our practice is to enter into a multi-year employment agreement with only our Chief Executive Officer (including Mr. Walter, our former Chief Executive Officer), to provide continuity and stability in leadership for the organization and to provide the opportunity to identify successors. With our other named executives, we generally enter into offer letters to document employment terms, including initial base salary and target incentive amounts and on-going severance benefits, to attract and retain them. During fiscal 2008, we were a party to employment agreements with Mr. Clark and Mr. Walter and offer letters with Mr. Henderson, Mr. Barrett and Mr. Parrish. Our subsidiary, ALARIS Medical Systems, Inc. (“Alaris”), was party to a retention agreement with Mr. Schlotterbeck. Messrs. Clark, Walter, Schlotterbeck, Barrett and Parrish have agreed (a) to comply with non-compete (except in the case of Mr. Schlotterbeck) and non-solicitation covenants during the term of their employment and generally for a period ranging from one to three years thereafter as described below in “Potential Payments on Termination or Change of Control of Cardinal Health,” and (b) to keep our proprietary information and trade secrets confidential. The employment agreements and offer letters we have entered into with our named executives provide for payments and other benefits upon various termination events, as discussed below in “Potential Payments on Termination or Change of Control of Cardinal Health.” Mr. Parrish ceased to be an employee in November 2007, and Mr. Walter retired as an employee and officer of Cardinal Health, but will continue as a consultant. He will continue to serve as a director until his term expires at the Annual Meeting. Messrs. Parrish and Walter received the payments and other benefits in connection with their terminations of employment discussed below in “Potential Payments on Termination or Change of Control of Cardinal Health.”

Clark Employment Agreement.    In September 2007, we entered into an amendment to Mr. Clark’s employment agreement pursuant to which he has served as our Chairman of the Board and Chief Executive Officer since November 2007. Prior to November 2007, Mr. Clark served as our President and Chief Executive Officer. The amended employment agreement, which was further amended in September 2008 in connection with the Board’s plans to spin-off our clinical and medical products businesses, sets forth the terms of Mr. Clark’s service and compensation through February 2013, but allows the Board to terminate his employment without cause at any time.

For the reasons discussed in the “Compensation Discussion and Analysis—Employment Agreements and Offer Letters,” the amended employment agreement provides that Mr. Clark will receive total direct compensation (consisting of annual base salary, target annual cash incentive award and target long-term incentive awards) in an amount in the range of the 65th percentile of total direct compensation for individuals serving as both chairman and chief executive officer of companies in our Comparator Group. Mr. Clark will receive an annual base salary of not less than $1,400,000, as such amount may be increased by the Compensation Committee from time to time. The amended employment agreement reflects the grants for fiscal 2008 set forth in the “Grants of Plan-Based Awards for Fiscal Year 2008” table below and provides that for fiscal 2009 and subsequent years he will be granted long-term incentive grants in an amount determined by the Compensation Committee that, when combined with the then-current annual base salary and target bonus in respect of such fiscal year, will be in the range of the 65th percentile of the value of the aggregate annual base salary, target annual bonus and target annual long-term equity and target long-term cash incentive grants to the individuals serving as both chairman and chief executive officer of members of the Comparator Group. Mr. Clark also receives other benefits and perquisites on a basis that is commensurate with his position, including personal use of our aircraft.

Walter Employment Agreement.    In April 2006, in connection with the Board’s succession plan, the Board appointed Mr. Walter, who until that date had served as our Chief Executive Officer, as our Executive Chairman of the Board. In September 2007, in line with the Board’s succession plan, we agreed that on November 8, 2007, Mr. Walter would become Executive Director. We entered into the Second Amended and Restated Employment Agreement with Mr. Walter providing for him to serve as Executive Chairman, and then Executive Director, until June 30, 2008. Mr. Walter’s employment agreement provides generally that Mr. Walter would receive an annual base salary of not less than $900,000. Under this agreement, he was eligible to receive a target annual bonus of 150% of his annual base salary. The amended employment agreement reflects the grants for fiscal 2008 set forth in the “Grants of Plan-Based Awards for Fiscal Year 2008” table below, with 70% of his long-term equity award in stock options and 30% in RSUs. Mr. Walter received other benefits and perquisites generally applicable to our most senior executives. Mr. Walter was no longer eligible to use our aircraft for personal travel effective in November 2007, when he ceased to be Executive Chairman of the Board. Mr. Walter’s employment agreement requires that he provide certain consulting services to us for five years following his retirement as an employee and officer of Cardinal Health on June 30, 2008 and that we pay him $1 million per year as compensation for such services.

Barrett Offer Letter.    George S. Barrett was hired as our Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008. In connection with his employment, we entered into an offer letter providing for an annual base salary of $975,000 and a target annual bonus of 100% of his base salary. For fiscal 2008, we guaranteed that his MIP award would be no less than 50% of his target, with such amount prorated from his start date through the end of the fiscal year. We also paid Mr. Barrett a cash sign-on bonus of $500,000, which he is required to repay if he terminates his employment without good reason within 12 months of his start date. Mr. Barrett received an award of 215,000 stock options, vesting ratably over three years, and 75,000 RSUs, vesting ratably over three years. Mr. Barrett also received a special equity award of 13,333 RSUs, which will vest in full on February 15, 2009. Mr. Barrett’s target opportunity under the long-term incentive cash program for fiscal 2008-2010 is $656,072. Mr. Barrett is eligible for Cardinal Health’s executive relocation program. In addition, until the earlier of the date of Mr. Barrett’s relocation to Dublin or August 2009, he will be reimbursed on an after-tax basis for reasonable temporary living expenses, and he may have use of our aircraft on an after-tax basis for commuting purposes, with the approval of the CEO and based on availability.

Grants of Plan-Based Awards for Fiscal Year 2008

The following table supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2008.

	Approval Date	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
			Threshold ($)	Target ($)	Maximum ($)
R. Kerry Clark
Annual Cash Incentive			$1,383,607	$2,306,011	$4,612,022
2008-2010 Performance Cash			$1,470,900	$2,451,500	$4,903,000
Stock Options	8/07/2007	8/15/2007						174,525		$67.26	$4,097,847
RSUs	8/07/2007	8/15/2007				40,616				$67.26	$2,731,832
Stock Options	9/20/2007	10/15/2007						14,063		$64.73	$315,011
RSUs	9/20/2007	10/15/2007				3,244				$64.73	$209,984

Jeffrey W. Henderson
Annual Cash Incentive			$417,377	$695,628	$1,391,256
2008-2010 Performance Cash			$405,000	$675,000	$1,350,000
Stock Options	8/07/2007	8/15/2007						56,923		$67.26	$1,013,229
RSUs	8/07/2007	8/15/2007				13,247				$67.26	$890,993

David L. Schlotterbeck
Annual Cash Incentive			$444,902	$741,503	$1,483,006
2008-2010 Performance Cash			$435,000	$725,000	$1,450,000
Stock Options	8/07/2007	8/15/2007						61,139		$67.26	$1,088,274
RSUs	8/07/2007	8/15/2007				14,228				$67.26	$956,975

George S. Barrett
Annual Cash Incentive (6)			$247,746	$412,910	$825,820
2008-2010 Performance Cash (6)			$393,643	$656,072	$1,312,144
Stock Options	1/30/2008	2/15/2008						215,000	(7)	$60.31	$3,096,000
RSUs	1/30/2008	2/15/2008				75,000	(7)			$60.31	$4,523,250
RSUs	1/30/2008	2/15/2008				13,333	(7)(8)			$60.31	$804,113

Robert D. Walter
Annual Cash Incentive			$833,764	$1,389,607	$2,779,214
Stock Options	8/07/2007	8/15/2007						187,826		$67.26	$4,410,154
RSUs	8/07/2007	8/15/2007				28,100				$67.26	$1,890,006

Mark W. Parrish (9)
Annual Cash Incentive			$429,902	$716,503	$1,433,006
2008-2010 Performance Cash			$420,000	$700,000	$1,400,000
Stock Option	8/07/2007	8/15/2007						53,665	(9)	$67.26	$955,237
RSUs	8/07/2007	8/15/2007				12,489	(9)			$67.26	$840,010

(1)

This information relates to award opportunities we granted during fiscal 2008 under our MIP with respect to fiscal 2008 performance and under our long-term incentive cash program with respect to fiscal 2008-2010 performance. For a discussion of these plans, see “Executive Compensation—Compensation Plans.”

(2)

Unless otherwise noted, all stock awards (a) are RSUs granted during the fiscal year, (b) are granted under our LTIP, (c) vest ratably over three years, and (d) accrue dividends that are payable upon vesting of the RSUs.

(3)

Unless otherwise noted, all option awards (a) are nonqualified stock options granted during the fiscal year, (b) are granted under our LTIP, (c) vest in equal amounts over three years, and (d) have a term of seven years.

(4)	The option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(5)

We valued the RSUs as of the grant date by multiplying the closing price of our common shares on the NYSE on that date times the number of RSUs awarded. We valued the options utilizing a lattice model to provide a grant date fair value of the options. The lattice model incorporates a number of assumptions. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Clark: expected option life: 7.00 years; dividend yield: 0.71% to 0.74%; risk-free interest rate: 4.53% to 4.57%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Henderson: expected option life: 4.72 years; dividend yield: 0.71%; risk-free interest rate: 4.42%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Schlotterbeck: expected option life: 4.72 years; dividend yield: 0.71%; risk-free interest rate: 4.42%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Barrett: expected option life: 4.96 years; dividend yield: 0.80%; risk-free interest rate: 2.75%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Walter: expected option life: 7.00 years; dividend yield: 0.71%; risk-free interest rate: 4.57%; and expected volatility: 27.00%. We used the following assumptions with respect to the grant date fair value of options granted to Mr. Parrish: expected option life: 4.72 years; dividend yield: 0.71%; risk-free interest rate: 4.42%; and expected volatility: 27.00%. There is no certainty that executives will realize any value from these options, and to the extent they do those amounts may have no correlation to the amounts reported above.

(6)

Mr. Barrett was elected our Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services in January 2008. His target annual incentive under the MIP for fiscal 2008 was 100% of his base salary, prorated from his start date with us through the end of the fiscal year. We also guaranteed that Mr. Barrett’s MIP award would be paid at no less than 50% of target for fiscal 2008. His long-term incentive cash program award for the fiscal 2008-2010 performance period was prorated from his start date with us through the end of the performance period.

(7)

These equity awards were approved by the Compensation Committee and granted to Mr. Barrett in February 2008 in connection with his employment with us as Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services. These equity awards represented his initial equity grant, which approximated the value of, and replaced, the unvested equity awards Mr. Barrett forfeited when he left his previous employer.

(8)	These RSUs will vest in full on the first anniversary of the grant date.

(9)

Mr. Parrish received ratable vesting of unvested stock options and RSUs based upon the portion of the remaining vesting period elapsed when his employment terminated in November 2007, with the termination deemed to have qualified as “retirement” under the terms of the outstanding equity awards. The remaining unvested equity awards, including 10,257 RSUs and 44,071 stock options set forth in this table, were forfeited.

Compensation Plans

Management Incentive Plan or “MIP.”    Key executive employees, including our named executives, are eligible to receive annual incentive cash awards under the MIP. Under the MIP, the Compensation Committee establishes performance criterion during the first three months of each fiscal year and may establish performance goals. For fiscal 2008, the Compensation Committee established the overall company performance criterion of 8% return on shareholders’ equity, which must be satisfied before any payout can be made to named executives under the MIP. This performance criterion is designed to allow payments under the MIP to be performance-based compensation under the Code and to be fully tax deductible.

The Compensation Committee also established performance goals under the MIP for fiscal 2008, based upon the achievement of a specified level of growth in NOPAT and return on tangible capital. NOPAT is: (a) earnings from continuing operations, as disclosed on our statement of earnings, excluding (i) “special items” and “impairment charges and other” line items from our statement of earnings, and (ii) other adjustments approved by the Compensation Committee; and then (b) adjusted for taxes. Return on tangible capital is NOPAT divided by net tangible capital. Net tangible capital is calculated as total assets less (total liabilities, goodwill and intangibles, cash and equivalents, short term investments available for sale and assets held for sale and discontinued operations) plus (current portion of long-term obligations and short-term borrowings, liabilities from businesses held for sale and discontinued operations, and long-term obligations), adjusted to exclude the after-tax impact on net tangible capital of (a) “Special items” and “Impairments, gain (loss) on sale of assets and other” line items from our statement of earnings; and (b) other adjustments approved by the Compensation Committee. As explained in “Compensation Discussion and Analysis,” the Compensation Committee established a matrix of potential cash award percentages based upon achievement of varying NOPAT and return on tangible capital levels for fiscal 2008. The cash award percentage from the matrix determines the total pool for cash awards under the MIP; provided that if we do not achieve the minimum performance goals with respect to either NOPAT or return on tangible capital, but we achieve the performance criterion with respect to return on shareholders’ equity, the Compensation Committee may, in its discretion, fund the pool for cash awards and make annual incentive awards to named executives under the MIP.

See “Potential Payments on Termination or Change of Control of Cardinal Health” for information on the effect of termination or a change of control.

2005 Long-Term Incentive Plan or “LTIP.”    In November 2005, our shareholders approved the LTIP. Under the LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards and cash awards to employees. As set forth in the “Grants of Plan-Based Awards for Fiscal 2008” table above, during fiscal 2008 we granted nonqualified stock options, RSUs, and long-term incentive cash awards to our named executives.

In August 2007, the Compensation Committee approved the long-term incentive cash program under the LTIP. This program is designed to reward outstanding performance over a three-year period. A new three-year performance cycle with new performance goals will begin each fiscal year. At the end of the three-year cycle, potential payouts may range from 0% to 200% of the executive’s aggregate annual incentive target based solely on achievement of the overall company performance metrics. To facilitate transition to the new plan, the proposed payout structure under the fiscal 2008-2010 performance period includes a two-year and a three-year goal, so that a potential payout of 40% could be made at the end of fiscal 2009, and a potential payout of 60% could be made at the end of fiscal 2010.

As explained in “Compensation Discussion and Analysis,” for the fiscal 2008-2010 performance period, the performance goals were established to reward management for attaining specified cumulative economic profit (as adjusted), measured as NOPAT less a capital charge. Economic profit may be adjusted for the following types of specific transactions: (a) non-recurring events, such as divestitures, changes in accounting standards or policies, or asset impairments; (b) certain acquisitions; and (c) financing transactions, such as selling accounts receivable. The Compensation Committee determines whether the performance goals have been achieved. See “Potential Payments on Termination or Change of Control of Cardinal Health” for additional information on the effect of termination or a change of control.

In August 2006, the Compensation Committee approved a written plan governing the terms of our Long-Term Incentive Cash Program for fiscal 2006-2008. The fiscal 2006-2008 performance cash program was established pursuant to the LTIP as an over-achiever plan. The Compensation Committee made awards to certain of our named executives. In August 2008, the Compensation Committee determined that our growth in annual NOPAT did not meet the minimum performance goal established for the fiscal 2006-2008 performance period, and no payouts under this program were made.

See “Proposal 7—Approval of an Amended and Restated 2005 Long-Term Incentive Plan” for a discussion of proposed amendments to the LTIP.

Employee Stock Purchase Plan or “ESPP.”    We also maintain a tax-qualified employee stock purchase plan, generally available to all employees including our named executives, that allows participants to acquire our common shares at a discount price. This plan allows participants to buy our common shares at a 15% discount to the lower of the closing price of our common shares on the first or last market trading day of an offering period with up to 15% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to profit when the value of our common shares increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of our common shares on the last trading day before the beginning of the enrollment period for each subscription period) of our common shares in any calendar year.

See “Proposal 8—Approval of an Amended and Restated Employee Stock Purchase Plan” for a discussion of proposed amendments to the ESPP.

Potential Impact on Compensation from Executive Misconduct.    Under our benefit plans, we have the authority to require repayment, or subject outstanding awards to forfeiture, in certain instances of executive misconduct. These provisions are designed to prevent detrimental behavior, and permit us to recoup certain benefits in the event an executive has engaged in certain misconduct. Under our long-term incentive cash program and MIP, we are authorized to seek to recover cash incentive compensation paid to executive officers when the payment was based on the achievement of certain financial results that were subsequently restated if the executive officer caused or contributed to the need for the financial statement restatement.

Under our standard stock option agreement, an unexercised option is forfeited if the holder has engaged in specified conduct, described below, while employed by Cardinal Health or for three years after termination of employment, and we may require the holder to repay the gross option gain realized from the exercise of the options exercised within two or three years prior to such conduct. Under our standard RSU agreement, unvested RSUs and RSUs that vested within the look-back period of the RSU agreement and have been deferred are forfeited if the holder has engaged in specified conduct, described below, while employed by Cardinal Health or for three years after termination of employment, and we may require the holder to repay the value of the RSUs settled within three years prior to such conduct (or two years, in the case of competitive actions). The specified conduct includes:

•	disclosure or use of confidential information;

•	violation of Cardinal Health policies;

•	solicitation of business or Cardinal Health employees (during employment and for a period of 12 months following termination);

•	disparagement;

•	breach of any provision of an employment agreement or severance agreement; and

•	competitive actions.

We may also terminate all vested stock options if the executive’s employment is terminated for cause. We may also seek damages for breach of contract or seek other equitable relief. The remedies contained in our standard benefit plans and equity award agreements are subject to exceptions and different negotiated definitions and terms in individual employment agreements with named executives.

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2008

The following table shows the number of shares covered by exercisable and unexercisable stock options/SARs and unvested RSUs held by our named executives on June 30, 2008.

	Option/SAR Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable		Option/SAR Exercise Price ($)		Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
R. Kerry Clark	332,500 0 0		332,500 174,525 14,063	(2) (3)* (4)*	$ $ $	70.00 67.26 64.73	04/17/2013 08/15/2014 10/15/2014	80,727	(10)	$4,163,899

Jeffrey W. Henderson	45,000 48,077 18,607 0		15,000 0 55,822 56,923	(5) (6) (3)*	$ $ $ $	54.19 54.19 66.34 67.26	04/18/2012 04/18/2015 08/15/2013 08/15/2014	25,670	(11)	$1,324,059

David L. Schlotterbeck	244,621 2,868 0		0 8,607 61,139	(6) (3)*	$ $ $	44.15 66.34 67.26	08/23/2014 08/15/2013 08/15/2014	15,321	(12)	$790,257

George S. Barrett	0		215,000	(7)*		$60.31	02/15/2015	88,333	(13)	$4,556,216

Robert D. Walter	187,500 562,500 272,384 440,529 486,009 507,086 562,500 142,483 346,337 49,690 0	(8) (8) (8)	0 0 0 0 0 0 0 0 33,422 149,072 187,826	(8) (8) (8)*	$ $ $ $ $ $ $ $ $ $ $	47.33 31.17 66.08 68.10 67.90 61.38 44.15 44.15 58.88 66.34 67.26	03/01/2009 11/15/2009 11/20/2010 11/19/2011 11/18/2012 11/17/2013 08/23/2014 08/23/2014 09/02/2012 08/15/2013 08/15/2014	48,150	(8)	$2,483,577

Mark W. Parrish	13,243 28,877 21,620 6,500 26,725 32,401 16,000 44,477 5,000 85,000 43,065 27,960 18,609 9,594	(9) (9) (9) (9)*	0 0 0 0 0 0 0 0 0 0 0 0 0 0		$ $ $ $ $ $ $ $ $ $ $ $ $ $	47.33 31.17 66.08 68.75 68.10 67.90 62.48 61.38 61.38 44.15 58.88 66.34 63.52 67.26	03/01/2009 11/15/2009 11/20/2010 07/02/2011 11/19/2011 11/18/2012 01/08/2013 11/17/2013 11/17/2013 08/23/2014 09/02/2012 08/15/2013 11/15/2013 08/15/2014	0		$0

*	Indicates the option grants during fiscal 2008 which are reported in the Grants of Plan-Based Awards Table.

(1)	The market value is equal to the product of $51.58, the closing price of our common shares on the NYSE on June 30, 2008, and the number of unvested RSUs.

(2)	These options were granted on April 17, 2006 and vest 25% per year over four years.

(3)	The options were granted on August 15, 2007 and vest 33% per year over three years.

(4)	The options were granted on October 15, 2007 and vest 33% per year over three years.

(5)	The options were granted on April 18, 2005 and vest 25% per year over four years.

(6)	The options were granted on August 15, 2006 and vest 25% per year over four years.

(7)	The options were granted on February 15, 2008 and vest 33% per year over three years.

(8)

Mr. Walter retired as an employee and officer of Cardinal Health on June 30, 2008. At such time and as a result of such retirement, an aggregate of 156,458 stock options that expire on September 2, 2012 and 17,028 RSUs vested. The remaining RSUs will vest during the period that Mr. Walter provides consulting services to us as follows: 18,863 shares on August 15, 2008; 1,056 shares on September 2, 2008; 18,864 shares on August 15, 2009; and 9,367 shares on August 15, 2010. The unvested stock options will continue to vest according to their terms during the period that Mr. Walter provides consulting services to us.

(9)

Mr. Parrish ceased to be an employee and officer of Cardinal Health in November 2007. In accordance with his November 2006 offer letter, Mr. Parrish received full vesting of 35,000 RSUs and ratable vesting of unvested stock options and of other unvested RSUs, based upon the portion of the vesting period elapsed at the date of the termination, with the termination deemed to have qualified as a “retirement” under the terms of the outstanding equity awards. The remaining unvested equity awards were forfeited. An aggregate of 88,125 stock options and 14,824 RSUs were forfeited.

(10)

Includes 43,860 RSUs granted during fiscal 2008, which are also reported in the Grants of Plan-Based Awards Table. The RSUs will vest as follows: 13,538 shares on August 15, 2008; 1,081 shares on October 15, 2008; 36,867 shares on April 17, 2009; 13,539 shares on August 15, 2009; 1,081 shares on October 15, 2009; 13,539 shares on August 15, 2010;and 1,082 shares on October 15, 2010.

(11)

Includes 13,247 RSUs granted during fiscal 2008, which are also reported in the Grants of Plan-Based Awards Table. The RSUs will vest as follows: 10,626 shares on August 15, 2008; 10,628 shares on August 15, 2009; and 4,416 shares on August 15, 2010.

(12)

Includes 14,288 RSUs granted during fiscal 2008, and are also reported in the Grants of Plan-Based Awards Table. The RSUs will vest as follows: 5,288 shares on August 15, 2008; 5,290 shares on August 15, 2009; and 4,743 shares on August 15, 2010.

(13)

All 88,333 RSUs were granted during fiscal 2008, and are also reported in the Grants of Plan-Based Awards Table. The RSUs will vest as follows: 38,333 shares on February 15, 2009; 25,000 shares on February 15, 2010; and 25,000 shares on February 15, 2011.

Option Exercises and Stock Vested for Fiscal Year 2008

The table below shows the stock options/SARs that were exercised, and the RSUs that vested, during fiscal 2008 for each of our named executives.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
R. Kerry Clark	0		0	36,867		$1,910,079
Jeffrey W. Henderson	0		0	21,210		$1,193,155
David L. Schlotterbeck	0		0	546		$36,959
George S. Barrett	0		0	0		$0
Robert D. Walter	543,902	(4)	$13,541,872	44,608	(5)	$2,757,672
Mark W. Parrish	0		0	56,284	(6)	$3,453,918

(1)	Value calculated as the amount by which the closing price of the underlying common shares on the NYSE on the date of exercise exceeds the option or SAR exercise price before withholding of any taxes.

(2)

The number of shares acquired on vesting includes the following RSUs deferred at the election of the named executive, net of required withholdings: Mr. Clark—35,087; Mr. Henderson—14,694; Mr. Schlotterbeck—533; Mr. Barrett—0; Mr. Walter—35,112; and Mr. Parrish—34,212 (the deferral period lapsed prior to the end of the fiscal year with respect to 30,000 of these RSUs).

(3)	Value calculated by multiplying the closing price of a common share on the NYSE on the vesting date times the number of shares acquired on vesting before withholding taxes.

(4)

Of the options Mr. Walter exercised during fiscal 2008, the option to purchase 96,402 shares was scheduled to expire in March 2008, and the option to purchase 135,000 shares was scheduled to expire in August 2008. Mr. Walter exercised these options, acquired the shares, and continues to hold the shares. In addition, Mr. Walter exercised a cash-settled SAR with respect to 312,500 shares, with the cash payment deferred in accordance with the terms of the SAR grant, as disclosed in the Nonqualified Deferred Compensation in Fiscal Year 2008 table below. In fiscal 2006, Mr. Walter received a SAR with respect to 862,500 shares. As we disclosed in our 2005 proxy statement, the SAR was granted to Mr. Walter as a result of our discovery that a portion of an option to purchase 1,425,000 shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the EIP. In order to satisfy the original intent and understanding of Cardinal Health with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. Walter and Cardinal Health entered into an agreement in August 2005 setting forth the terms of the SAR. The SAR grant was not intended or made as additional compensation to Mr. Walter in fiscal 2006; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. Walter’s agreement that the portion of the 1999 option relating to the 862,500 shares in excess of the share limitation would be cancelled. Upon exercise of the SAR (but subject to the deferral described above), Mr. Walter is entitled to receive cash in an amount equal to the fair market value per underlying share on the date of exercise minus $31.167, the original exercise price of the 1999 option award, multiplied by the number of shares as to which the SAR is exercised. Consistent with the fact that the 1999 option award is fully vested, the SAR was fully vested and had a term expiring in November 2009, the expiration date of the 1999 option award (or, if earlier, on the first business day that is at least six-months after the first day that Mr. Walter is not an employee of Cardinal Health by reason of having a separation from service).

(5)

Mr. Walter retired as an employee and officer of Cardinal Health on June 30, 2008. At such time and as a result of such retirement, an aggregate of 17,028 RSUs vested under the terms of our Amended and Restated Equity Incentive Plan (the “EIP”) as described below.

(6)

Mr. Parrish ceased to be an employee and officer of Cardinal Health in November 2007. In accordance with his November 2006 offer letter, Mr. Parrish received full vesting of 35,000 RSUs and ratable vesting of unvested stock options and other unvested RSUs and restricted stock based upon the portion of the remaining vesting period elapsed at the date of the termination, resulting in an aggregate of 42,919 RSUs vesting. The remaining unvested RSUs and restricted stock were forfeited.

Nonqualified Deferred Compensation in Fiscal Year 2008

We maintain a nonqualified Deferred Compensation Plan, or DCP, which is further described below, allow for deferral of RSUs beyond the vesting date, have a deferred retention bonus arrangement with Mr. Schlotterbeck, and have a deferred arrangement with respect to a cash-settled SAR with Mr. Walter. The following table provides information regarding accounts of our named executives under each of these arrangements. We do not maintain non-qualified pension plans or supplemental executive retirement plans for our named executives.

Name	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)(4)
R. Kerry Clark
DCP Cash	$802,892	$12,654	$(149,685)	$0	$813,090
Deferred RSUs	$1,817,857	$0	$(676,809)	$0	$3,619,523

Jeffrey W. Henderson
DCP Cash	$148,242	$10,654	$(23,926)	$0	$261,428
Deferred RSUs	$757,035	$0	$(92,987)	$169,670	$909,459

David L. Schlotterbeck
DCP Cash	$0	$6,000	$(147)	$0	$25,638
Deferred RSUs	$36,079	$0	$(8,587)	$0	$27,492
Deferred Retention Bonus	$0	$0	$147,623 (5)	$0	$2,608,001

George S. Barrett
DCP Cash	$26,250	$10,000	$(1,135)	$0	$35,041
Deferred RSUs	$0	$0	$0	$0	$0

Robert D. Walter
DCP Cash	$495,423	$10,000	$976,746	$0	$21,178,962
Deferred RSUs	$1,236,584	$0	$(5,619,359)	$0	$15,317,661
Deferred SAR	$9,107,188	$0	$1,881,613 (6)	$0	$33,948,985

Mark W. Parrish
DCP Cash	$53,959	$192	$(16,530)	$0	$625,323
Deferred RSUs	$161,308	$0	$(39,631)	$0	$121,677

(1)	The DCP cash amounts shown include salary deferred during fiscal 2008, and amounts deferred during fiscal 2008 under our annual cash incentive awards with respect to services performed in fiscal 2007.

(2)	Includes amounts that are reported in the Summary Compensation Table of this proxy statement or in prior years’ proxy statements, in the amounts quantified below:

Name	Contributions and Earnings in Last Fiscal Year included in both Nonqualified Deferred Compensation Table and 2008 Summary	Aggregate Balance at Last Fiscal Year-End included in Nonqualified Deferred Compensation Table and previously reported in Summary Compensation Tables
R. Kerry Clark
DCP Cash	$815,546	$142,577
Deferred RSUs	$1,817,857	$4,901,584

Jeffrey W. Henderson
DCP Cash	$158,895	$108,260
Deferred RSUs	$316,108	$955,478

David L. Schlotterbeck
DCP Cash	$6,000	$18,000
Deferred RSUs	$36,079	$33,223
Deferred Retention Bonus	$12,794	$2,332,070

George S. Barrett
DCP Cash	$36,250	$0
Deferred RSUs	$0	$0

Robert D. Walter
DCP Cash	$505,423	$11,181,803
Deferred RSUs	$0	$13,504,139
Deferred SAR	$511,247	*

Mark W. Parrish
DCP Cash	$54,152	$93,000
Deferred RSUs	$133,418	$138,898

*

We reported in the Summary Compensation Table in our 2006 proxy statement that Mr. Walter received a SAR with respect to 862,500 shares. The SAR was granted to Mr. Walter as a result of our discovery that a portion of an option to purchase 1,425,000 shares that had been granted to him in November 1999 was in excess of that permitted to be granted to a single individual during any fiscal year under the EIP. In order to satisfy the original intent and understanding of Cardinal Health with respect to the 1999 option award, in lieu of the portion of the 1999 option award in excess of the share limitation, Mr. Walter and Cardinal Health entered into an agreement in August 2005 setting forth the terms of the SAR. This SAR grant was not intended or made as additional compensation to Mr. Walter in fiscal 2006, 2007 or 2008; instead, the purpose of the grant was to remedy the error described above and was contingent upon Mr. Walter’s agreement that the portion of the 1999 option relating to the 862,500 shares in excess of the share limitation would be cancelled. The grant of the option also had been disclosed in the Summary Compensation Table in our 2000 proxy statement.

(3)

The Aggregate Earnings with respect to DCP Cash is calculated based upon the change in value of the investment options selected by the executive officer during the year, as described in more detail below. The Aggregate Earnings with respect to Deferred RSUs is calculated based upon the change in price of our common shares from the first day of the fiscal year (or the date of the vesting of the RSUs if they vested during the fiscal year) to the last day of the fiscal year.

(4)

The Aggregate Balance has been reduced in the amount of fees paid by the executive in fiscal year 2008 pursuant to the DCP in the following amounts: Mr. Clark—$300; Mr. Henderson—$197; Mr. Schlotterbeck—$154; Mr. Barrett—$74; Mr. Walter—$5,523; and Mr. Parrish—$275.

(5)

Since Mr. Schlotterbeck remained an employee through June 28, 2006, he earned a retention bonus (the “Retention Bonus”) of $2,320,000, which is equal to the sum of (a) 200% of his then annual base salary

($580,000), and (b) 200% of his then target bonus (100% of base salary). The Retention Bonus will be paid (with interest accruing from June 28, 2006 through the deferred payment date at the rate of 6.0%) as soon as practicable following the first to occur of (x) Mr. Schlotterbeck’s death, or (y) within 15 days following the first date after June 30, 2008 on which Mr. Schlotterbeck could be paid the Retention Bonus without subjecting us to the limitations on deductibility imposed by Section 162(m) of the Code.

(6)

Interest is payable by us on the deferred SAR cash settlement amount at the prime rate published in the Wall Street Journal on the first publication date of each calendar quarter. The interest is credited at the end of each calendar quarter and the resulting balance is compounded quarterly. The proceeds of the deferred SAR will be paid to Mr. Walter (with interest accrued from the exercise date at the prime rate), subject to certain exceptions, on the first business day that is at least six months following the termination of his employment with Cardinal Health by reason of a separation from service.

Our DCP permits certain management employees to defer salary and bonus into any of several investment alternatives, including, except with respect to executive officers, a stock equivalent account. Our executive officers may defer between 1% and 20% of their cash compensation, including base salary and bonus (effective January 1, 2009, between 1% and 50% of their base salary and between 1% and 100% of incentive compensation). In addition, we may, in our discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. In general, matching contributions may be made at the same rate applicable to the person under our 401(k) Savings Plan. We may also credit a participant’s account an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as profit sharing credits, and we may also make additional discretionary contributions to a participant’s account in an amount equal to a percentage of the executive officer’s cash compensation which is greater than the dollar limitation in effect for the year under the Code, up to $100,000, as a social security supplemental credit. Contributions made with respect to our named executives are set forth in the All Other Compensation Table on page 63 of this proxy statement.

To measure the amount of our obligation to each participant under the plan, we maintain a separate bookkeeping record, which we refer to as an account, for each participant. The participants are permitted to direct the investment of the portion of the accounts allocable to that participant in the same manner the participant is permitted to direct the investment of the participant’s account under our 401(k) Savings Plan. The notional investment options available under our DCP are substantially the same investment options that are available in our 401(k) Savings Plan. We then credit or debit the participant’s account with the actual earnings or losses based upon the performance results of the notional investment options selected by the participant. The participant may change the allocation of his or her account among the investment alternatives then available under the plan. An executive officer is not permitted to elect to invest future contributions in his or her account in the Cardinal Health stock fund.

For management employees, deferred balances are paid upon retirement, termination from employment, death, disability or on a fixed future date. Some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with Cardinal Health, which are fully accelerated upon a change of control (defined as described under “Potential Payments Upon Termination or Change of Control of Cardinal Health” below). If the participant terminates employment with Cardinal Health due to retirement, death, total disability, or pursuant to a change of control, all amounts subject to such vesting requirements shall vest. If a participant terminates employment before satisfying the vesting requirements, all amounts subject to the vesting requirements are forfeited.

Deferred balances are paid in cash, or, until January 1, 2009, at the election of the participant in common shares in kind, with any fractional shares paid in cash. The plan contains a dividend reinvestment feature for the stock equivalent account with dividends generally being reinvested in investment options other than the stock equivalent account for reporting persons under Section 16 of the Exchange Act. The plan is not intended to qualify under Section 401(a) of the Code and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “top hat” plan for a select group of management or highly compensated employees.

A named executive may defer receipt of the common shares represented by an RSU which would otherwise be settled on the date of vesting until after the named executive has a separation from service or until a fixed future date. Irrevocable deferral elections are completed prior to the grant date of an RSU and apply only to shares scheduled to vest at least 12 months after the date of the deferral election. Until shares are issued, the named executive is entitled to receive cash payments in an amount equivalent to what would be received if the shares underlying the RSU were issued to the named executive. Cash amounts equivalent to dividends declared prior to the date the RSU vests are accrued until the vesting date, and thereafter such amounts are paid as and when dividends are declared, and are deferred under the Deferred Compensation Plan.

Potential Payments on Termination or Change of Control of Cardinal Health

We have entered into agreements and we maintain plans that provide for compensation to our named executives upon certain triggering events that result in termination of employment (including termination following a change of control of Cardinal Health). In the tables below, we have presented compensation that would have been payable to each named executive if a triggering event had occurred as of June 30, 2008, the last day of our last fiscal year, given the named executive’s compensation and service levels as of such date and, if applicable, based on Cardinal Health’s closing share price on that date. In the following paragraphs, we describe the provisions of our various plans, including our Amended and Restated Equity Incentive Plan, or EIP, LTIP, long-term incentive cash program and MIP, and the benefits under these plans in the event of each triggering event. We have also described the assumptions that we used in creating the tables. Some of our employment agreements and offer letters provide for modifications to the standard terms of our plans.

Unless otherwise noted in the footnotes to the tables with respect to specific named executives, the descriptions of the payments or valuations below are applicable to each of the following tables related to potential payments upon termination and/or change in control.

Non-Compete and Non-Solicitation Agreements.    Messrs. Clark, Barrett, Walter and Parrish have entered into non-compete and non-solicitation agreements, described in the tables below. In addition, our standard stock option and RSU award agreements (subject to the terms of the specific employment agreements with our named executives), provide that if the named executive violates the provisions contained in the award agreements with respect to: (a) competitive actions, then unexercised stock options and unvested RSUs will be forfeited, and we may seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period of one to three years from the violation, or (b) confidentiality, non-disparagement or non-solicitation of business or Cardinal Health employees (during employment and for a period of 12 months following termination), or breaches Cardinal Health policies, then unexercised stock options and unvested RSUs will be forfeited, we may seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period of one to three years from the violation, and we may bring an action for breach of contract. Under the terms of the long-term incentive cash program and the MIP, all or a portion of a final award may be subject to an obligation of repayment to Cardinal Health if the named executive violates an applicable non-competition and/or confidentiality covenant.

Termination For Cause.    In the tables below, we have provided the definition of “termination for cause” under the various employment agreements and offer letters with the named executives. A termination for cause under the EIP and the LTIP means termination of employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Cardinal Health or any subsidiary, or the intentional and repeated violation of our written policies or procedures; provided, that, under the LTIP, if the named executive has a severance or employment agreement with us that defines “cause,” then termination for cause has the meaning ascribed under that agreement. We may also have the right to cancel unexercised stock options and unvested RSUs, or seek repayment of gains realized or obtained by the named executive from vested stock options and RSUs during a look-back period.

Involuntary Termination Without Cause and Termination for Good Reason.    The named executive will be entitled to certain benefits described in the tables below if we terminate the named executive’s employment without cause or if the named executive’s employment is terminated by the named executive for good reason. Under the MIP, if we terminate the employment of a named executive other than for cause during the fourth quarter of a performance period, the final bonus under the MIP will be reduced to reflect participation prior to termination only, and will be prorated based upon the length of time employed by us during the performance period and the progress toward achievement of the established performance criteria during that portion of the performance period in which the named executive was employed. If the named executive’s employment is terminated by us without cause, or if the named executive terminates his employment for good reason, the named executive has no right to payout under the long-term incentive cash program.

Termination by Reason of Retirement.    Generally, retirement means the termination of employment after attaining the age of 55, and having at least 10 years of continuous service with Cardinal Health (including service with an affiliate of Cardinal Health prior to the time that such affiliate became an affiliate of Cardinal Health). Under the EIP and LTIP, in the event of termination by reason of retirement, a pro rata portion of all unvested options and RSUs that have been held for at least six months will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to retirement during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period. None of the named executives, except Mr. Walter, meets our definition of retirement, and therefore are not eligible to receive normal retirement benefits.

Termination by Reason of Disability.    Under the LTIP, the long-term incentive cash program, the EIP and the MIP, “disability” has the meaning specified in our long-term disability plan applicable to the named executive at the time of his disability. Our long-term disability plan currently provides that, to be considered disabled because of an illness or injury, the executive must be: continuously unable to perform substantial and material duties of the executive’s own job; not be gainfully employed in any occupation for which the executive is qualified by education, training or experience; and be under the regular care of a licensed physician. Under the EIP and LTIP, in the event of termination by reason of disability, all unvested options and RSUs will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to disability during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period.

Termination by Death.    Under the EIP and the LTIP, if the named executive’s employment is terminated by reason of death, then all unvested stock options and RSUs granted under the plan will vest, and vested options will remain exercisable through the remaining term of the option. Under the MIP and the long-term incentive cash program, if employment is terminated due to death during the performance period, the final payout will be prorated based upon the length of time that the participant was employed during the performance period.

Definition of Change of Control of Cardinal Health.    Under the LTIP and EIP, a “change of control” means any of the following:

•

the acquisition by any entity of beneficial ownership of 25% or more of either our outstanding common shares or the combined voting power of our then-outstanding voting securities (other than any acquisition directly from us or any of our affiliates or employee benefit plans and any Non-Control Acquisition, defined below); or

•

a change in a majority of the members of our Board, other than directors approved by a vote of at least a majority of the incumbent directors (other than any director whose initial assumption of office resulted from an actual or threatened election or proxy contest); or

•

a reorganization, merger or consolidation, sale or other disposition of all or substantially all of our assets or our acquisition of assets or shares of another corporation (each, a “Business Combination”) unless such transaction is a Non-Control Acquisition; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.

A “Non-Control Acquisition” means a Business Combination where: (a) the beneficial owners of our outstanding common shares and voting securities immediately prior to such Business Combination beneficially own more than 50% of the outstanding common and the combined voting power of the then-outstanding voting securities of the resulting corporation (including a corporation which as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination; (b) no person beneficially owns 25% or more of our then-outstanding common shares or combined voting power of the resulting corporation (unless such ownership existed prior to the Business Combination); and (c) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of our Board (who were approved by a vote of at least a majority of the incumbent directors) at the time of the execution of the initial agreement, or the action of our Board, providing for such Business Combination.

Payments on Change of Control of Cardinal Health.    Under the terms of the LTIP and the EIP, on the date a change of control occurs, (a) all stock options become fully vested, and (b) the restrictions applicable to all RSUs lapse and these awards become fully vested. Pursuant to the LTIP and the EIP, in the event the named executive’s employment is terminated within two years after a change of control (other than as a result of death, retirement, disability or termination for cause), each stock option that is vested will remain exercisable until the earlier of three years from the date of the termination of employment or the expiration of the term of the stock option. Under our long-term incentive cash program, in the event of a change of control, all participants in the program become vested in and entitled to the pro rata portion of their target award at the time of the change of control. The MIP does not provide for payments upon a change of control of Cardinal Health.

Additional Assumptions and Valuation Methodology.    For purposes of the tables below, we have assumed the following:

•	the date of termination of employment is June 30, 2008, the end of our fiscal year;

•	the price of our common shares on the date of termination is $51.58 per share, the closing price of our common shares reported by the NYSE on June 30, 2008; and

•	with respect to Messrs. Walter and Parrish, we have presented the actual benefits provided to the named executive in connection with their termination of employment.

We have valued the accelerated vesting of stock options as the difference between our closing share price on June 30, 2008 and the exercise price for each option for which vesting is accelerated. We have valued accelerated vesting of RSUs by multiplying the closing price of our common shares on June 30, 2008 times the number of RSUs whose vesting is accelerated.

With respect to the fiscal 2008-2010 long-term incentive cash program, we have assumed that the performance criteria have been met and the target incentive is paid in full for the fiscal 2008 portion of the performance period. With respect to the fiscal 2006-2008 long-term incentive cash program, the performance criteria were not met at June 30, 2008, and we have assumed no payout under the program, other than in connection with a change of control. With respect to the MIP, we have assumed that the performance criteria have been met and the target incentive is paid.

The tables below reflect amounts that would become payable to our named executives under existing plans and employment agreements and arrangements, based on the assumptions set forth above. We have not included benefits that are available to all of our salaried employees on retirement, death or disability, including 401(k) savings plan and other deferred compensation distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. Please see the Nonqualified Deferred Compensation Table for payments or benefits payable in connection with triggering events. Under our DCP, some contributions made by us and other account credits are subject to vesting provisions requiring that the participant has completed three years of service with Cardinal Health. If the participant terminates employment with Cardinal Health due to retirement, death or disability or there has been a change of control, all amounts subject to such vesting requirements will vest. The tables below include only increased payments and the value of vesting and acceleration under our DCP in connection with the triggering events.

The actual amounts that would be paid upon a named executive’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. In addition, in connection with any actual termination of employment or change in control transaction, we may determine to enter into one or more agreements or to establish arrangements providing additional benefits or amounts, or altering the terms of benefits described below. Other factors that could affect the amounts reported below include the time during the year of any such event, our share price and the named executive’s age.

The following table describes the potential compensation upon termination or a change in control for R. Kerry Clark, our Chairman and Chief Executive Officer.

R. Kerry Clark

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause or by the Executive With Good Reason (2)	Due to Death or Disability (3)	Change of Control (4)
			Without Termination	With Termination Without Cause or For Good Reason (2)
Compensation:
Cash Severance	$7,512,022	$0	$0	$7,512,022
FY 2008 MIP	$2,306,011	$2,306,011	$0	$2,306,011
Long-Term Performance Incentives:
Incentive Cash Programs	$982,166	$982,166	$6,324,451	$6,324,451
Stock Options (Accelerated Vesting) (5)	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (6)	$3,094,181	$4,163,899	$4,163,899	$4,163,899

Benefits and Perquisites:
Medical and Dental Benefits (7)	$18,178	$18,178	$0	$18,178
Deferred Compensation	$0	$17,725	$17,725	$17,725
Interest on Deferred Severance Payments	$35,357	$0	$0	$35,357
280G Tax Gross-up (8)	$0	$0	$0	$8,139,232
Total:	$13,947,915	$7,487,979	$10,506,075	$28,516,875

(1)

For purposes of this table, we have assumed Mr. Clark’s compensation to be as follows: base salary equal to $1,450,000; annual incentive opportunity under our 2008 MIP to be $2,306,011; pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program for the year ended June 30, 2008 to be $982,166; and target opportunity under our fiscal 2006-2008 long-term incentive cash program to be $5,342,285. Mr. Clark is bound by the terms of a non-competition covenant in his employment agreement which, among other things, prohibits him from being employed by an entity that competes with us or any of our subsidiaries or affiliates (the “Cardinal Group”) for a period of two years after his termination of employment (the “Clark Restricted Period”). During the Clark Restricted Period, Mr. Clark also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group the business of any customer of the Cardinal Group at the time of Mr. Clark’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Clark knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Clark also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in his employment agreement and in the stock option and RSU agreements we have entered into with him.

(2)

A termination by Mr. Clark is for good reason in the following events: (a) the assignment to Mr. Clark of any duties materially inconsistent with his position, authority, duties or responsibilities, or any other action by us which results in a material diminution in his position, authority, duties or responsibilities; (b) any failure by us to comply with any of the compensation provisions contained in the employment agreement; (c) we require Mr. Clark to be based at any office or location more than 35 miles from Dublin, Ohio; (d) any purported termination by us of Mr. Clark’s employment other than as expressly permitted by the employment agreement; (e) any failure by us to comply with our obligation to require any successor to us to assume our employment agreement with Mr. Clark; and (f) pursuant to a September 2008 amendment to Mr. Clark’s employment agreement, a separation of our clinical and medical products businesses by means of a spin-off to our shareholders no later than December 31, 2009, provided that Mr. Clark then resigns not later than six months following any such separation.

Pursuant to Mr. Clark’s employment agreement, if we terminate Mr. Clark’s employment without cause or Mr. Clark terminates his employment for good reason, then Mr. Clark will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a pro rated portion of his target annual cash incentive for the fiscal year of the termination (payable within 30 days); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable over 24 months); (d) immediate vesting of his initial stock option grant (an option to purchase 665,000 common shares at an exercise price of $70.00 per share) and initial RSU grant (110,600 RSUs) and the ability to exercise all vested stock options until the end of their terms; (e) if termination is prior to February 28, 2013 or, pursuant to a September 2008 amendment to Mr. Clark’s employment agreement, upon or after a separation of our clinical and medical products businesses by means of a spin-off to our shareholders no later than December 31, 2009, the continued vesting of a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination (other than the initial stock option and RSU grants), and if termination is after February 28, 2013, the continued vesting of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, with the ability to exercise all vested stock options until the end of their terms; (f) the pro rata payout of long-term incentive cash program awards; and (g) medical and dental benefits for him and his dependents on a tax-free basis until the earlier to occur of the second anniversary of the termination or November 30, 2014.

Pursuant to Mr. Clark’s employment agreement, if Mr. Clark terminates his employment without good reason, then Mr. Clark will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable by us within 30 days); (b) if termination is after February 28, 2013 (without the consent of the Board), the continued vesting of a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, and if termination is either (i) after February 28, 2013 with the consent of the Board or (ii) after November 30, 2014, the continued vesting of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, with the ability to exercise all vested stock options until the end of their terms; and (c) if termination is after February 28, 2013, the pro rata payout of long-term incentive cash program awards and a pro rated portion of his target annual cash incentive for the fiscal year of the termination.

For purposes of Mr. Clark’s employment agreement, “cause” means: (a) the willful and continued failure of Mr. Clark to perform substantially his duties for us (other than such failure resulting from incapacity due to physical or mental illness), after a written notice is delivered by us; (b) the willful engaging by Mr. Clark in illegal conduct or gross misconduct which is materially and demonstrably injurious to Cardinal Health; (c) conviction of a felony or any crime involving dishonesty or moral turpitude or guilty or nolo contendere plea by Mr. Clark with respect thereto; or (d) a material breach of the covenants in the employment agreement, including covenants against competition, disclosure of confidential information, recruitment of Cardinal employees or disparagement. If Mr. Clark’s employment is terminated for cause, Mr. Clark is entitled to receive accrued and unpaid salary and annual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurred, if the bonus has not been paid.

(3)

Pursuant to Mr. Clark’s employment agreement, “disability” means the absence of Mr. Clark from his duties with Cardinal Health on a full-time basis for 120 consecutive days or longer, or an aggregate period of 180 days or longer, as a result of incapacity due to mental or physical illness.

Pursuant to Mr. Clark’s employment agreement, if his employment is terminated by reason of death or disability, he will receive (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a pro rated portion of his target annual cash incentive for the fiscal year of the termination (payable within 30 days); (c) immediate vesting of his initial stock option and RSU grant and the ability to exercise all vested options until the end of their terms; (d) if termination is prior to February 28, 2013, the continued vesting or a pro rata portion of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, and if termination is after February 28, 2013, the immediate vesting of all unvested stock options and RSUs that were granted more than six months prior to the date of termination, with the ability to exercise all vested stock options until the end of their terms; (e) the pro rata payout of long-term incentive cash program awards; and (f) medical and dental benefits for him and his dependents on a tax-free basis until the earlier to occur of the second anniversary of the termination or November 30, 2014. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $11,701.

(4)

In the event of a change of control under our plans discussed above, Mr. Clark would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Clark, other than under the long-term incentive cash program. If Mr. Clark’s employment is terminated by us without cause, or by Mr. Clark for good reason, following a change of control, Mr. Clark would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event.

(5)

Assumes the accelerated vesting of 431,900 stock options in the event of involuntary termination without cause or termination by Mr. Clark with good reason (determined by the immediate vesting of the initial stock option grant and the ratable vesting of the remaining unvested stock options based upon the portion of the remaining vesting period elapsed at the date of termination). Assumes the accelerated vesting of 521,088 stock options for other events described in the table.

(6)

Assumes the accelerated vesting of 59,988 RSUs in the event of involuntary termination without cause or termination by Mr. Clark for good reason, and assumes the accelerated vesting of 80,727 RSUs for other termination events.

(7)

Pursuant to Mr. Clark’s employment agreement, as amended, we are required to continue to provide Mr. Clark and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained an active employee of Cardinal Health on a tax-free basis until the earlier to occur of the second anniversary of the termination or November 30, 2014. Our independent consultants used the following assumptions in valuing the medical benefits coverage through June 30, 2010: (a) a discount rate of 6.25% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(8)

If any payments made to Mr. Clark would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of “parachute payment” gross-up payments does not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming an excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, a state income tax rate of 6.24%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Any gross-up payments are required to be paid by us within five days of the later of (a) the date the excise tax is due, or (b) the receipt by an accounting firm of the determination of the amount of the gross-up payment.

The following table describes the potential compensation upon termination or a change in control for Jeffrey W. Henderson, our Chief Financial Officer.

Jeffrey W. Henderson

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause	Termination due to Death/Disability	Change of Control (2)
			Without Termination	With Termination Without Cause
Compensation:
Cash Severance	$0	$0	$0	$0
FY 2008 MIP	$695,628	$695,628	$0	$695,628
Long-Term Performance Incentives:
Incentive Cash Programs	$0	$270,431	$2,496,743	$2,496,743
Stock Options (Accelerated Vesting) (3)	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (4)	$0	$1,324,059	$1,324,059	$1,324,059
Total:	$695,628	$2,290,118	$3,820,802	$4,516,430

(1)

For purposes of this table, we have assumed Mr. Henderson’s compensation to be as follows: base salary equal to $700,000; annual incentive opportunity under our 2008 MIP to be $695,628; pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program for the year ended June 30, 2008 to be $270,431; and target opportunity under our fiscal 2006-2008 long-term incentive cash program to be $2,226,312. Mr. Henderson is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)

In the event of a change of control, and pursuant to our plans discussed above, Mr. Henderson would be entitled to the accelerated vesting of all outstanding equity awards. A change of control without termination of employment does not trigger additional cash payments to Mr. Henderson, other than under the long-term incentive cash program. If Mr. Henderson’s employment is terminated following a change of control, Mr. Henderson would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, as described in this table.

(3)	Assumes the accelerated vesting of 127,745 stock options.

(4)	Assumes the accelerated vesting of 25,670 RSUs.

The following table describes the potential compensation upon termination or a change in control for David L. Schlotterbeck, our Vice Chairman and Chief Executive Officer—Clinical and Medical Products.

David L. Schlotterbeck

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause (2)	Termination by the Executive–With or Without Good Reason (2)	Termination due to Death or Disability	Change of Control (3)
				Without Termination	With Termination Without Cause or With or Without Good Reason
Compensation:
Cash Severance	$0	$745,000	$0	$0	$745,000
FY 2008 MIP	$741,503	$741,503	$741,503	$0	$741,503
Long-Term Performance Incentives:
Incentive Cash Programs	$0	$290,463	$290,463	$2,771,072	$2,771,072
Stock Options (Accelerated Vesting) (4)	$0	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (5)	$0	$0	$790,257	$790,257	$790,257
Total:	$741,503	$1,776,966	$1,822,223	$3,561,329	$5,047,832

(1)

For purposes of this table, we have assumed Mr. Schlotterbeck’s compensation to be as follows: base salary equal to $745,000; annual target incentive opportunity under our 2008 MIP to be $741,503; pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program for the year ended June 30, 2008 to be $290,463; and target opportunity under our fiscal 2006-2008 long-term incentive cash program to be $2,480,609. Mr. Schlotterbeck is bound by the terms of a non-solicitation provision, which prohibits Mr. Schlotterbeck from soliciting officers or employees of Cardinal Health for a period of 12 months following his termination of employment. Mr. Schlotterbeck is also bound by the terms of a confidentiality provision in the agreement. Mr. Schlotterbeck is subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(2)

If at any time after June 28, 2006, Mr. Schlotterbeck voluntarily terminates his employment, he will receive a one-time payment equal to his base annual pay as of the date of termination, payable by us as soon as practicable following the date of termination (or, if subject to Section 409A of the Code, on the six-month anniversary of the date of termination), and he will be entitled to receive a prorated annual bonus payment and a prorated cash payout under any then-applicable cash incentive plan in which he is then participating.

(3)

In the event of a change of control under our plans discussed above, Mr. Schlotterbeck would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Schlotterbeck, other than under the long-term incentive cash program. If Mr. Schlotterbeck’s employment is terminated following a change of control, Mr. Schlotterbeck would be entitled to receive the compensation in connection with such termination in the amounts he would otherwise be entitled to receive for the particular termination event, as described in this table.

(4)	Assumes the accelerated vesting of 69,746 stock options.

(5)	Assumes the accelerated vesting of 15,321 RSUs.

The following table describes the potential compensation upon termination or a change in control for George S. Barrett, our Vice Chairman and Chief Executive Officer—Healthcare Supply Chain Services.

George S. Barrett

Executive Benefits and Payments Upon Termination (1)	Involuntary Termination Without Cause or by the Executive With Good Reason (2)	Due to Death or Disability (3)	Change of Control (4)
			Without Termination	With Termination Without Cause or For Good Reason (2)
Compensation:
Cash Severance	$3,900,000	$0	$0	$3,900,000
FY 2008 MIP	$412,910	$412,910	$0	$412,910
Long-Term Performance Incentives:
Incentive Cash Programs	$0	$137,855	$137,855	$137,855
Stock Options (Accelerated Vesting) (5)	$0	$0	$0	$0
Restricted Share Units (Accelerated Vesting) (6)	$687,716	$0	$4,556,216	$4,556,216

Benefits and Perquisites:
Medical and Dental Benefits (7)	$18,180	$18,180	$0	$18,180
Deferred Compensation	$0	$5,824	$5,824	$5,824
280G Tax Gross-up (8)	$0	$0	$0	$2,408,172
Total:	$5,018,806	$574,769	$4,699,895	$11,439,157

(1)

For purposes of this table, we have assumed Mr. Barrett’s compensation to be as follows: base salary equal to $975,000; annual incentive opportunity under our 2008 MIP to be $412,901; and pro rata target opportunity under our fiscal 2008-2010 long-term incentive cash program for the year ended June 30, 2008 to be $137,855.

Pursuant to the Confidentiality and Business Protection Agreement, Mr. Barrett is bound by the terms of a non-competition covenant which, among other things, prohibits him from being employed by an entity that competes with the Cardinal Group for a period of two years after his termination of employment (the “Barrett Restricted Period”). During the Barrett Restricted Period, Mr. Barrett also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Barrett’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Barrett knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Barrett also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in a Confidentiality and Business Protection Agreement and in the stock option and RSU agreements we have entered into with him.

(2)

A termination by Mr. Barrett is for good reason in the following events: (a) he experiences a material diminution in his duties; (b) his annual base salary is reduced below $975,000; (c) his total direct compensation is not in line with that of other senior executives of Cardinal Health at his level or is significantly below market comparator data; (d) he no longer reports to the CEO or Board of Cardinal Health or any successor to Cardinal Health; (e) a successor to Cardinal Health fails to assume Cardinal Health’s obligations under the Barrett Offer Letter; or (f) we ask Mr. Barrett to relocate outside the vicinity of Dublin, Ohio.

If we terminate Mr. Barrett’s employment without cause or Mr. Barrett terminates his employment for good reason, then Mr. Barrett will receive: (a) severance equal to (i) two times his annual base salary and target annual bonus (payable by us in 24 equal monthly installments) if the termination is on or before January 2011, or (ii) one times his annual base salary and target annual bonus (payable by us in 12 equal monthly installments) if the termination is after January 2011; (b) immediate vesting of the initial special RSU grant

(13,333 RSUs); and (c) medical and dental benefits for him and his dependents for a period of two years. If we terminate Mr. Barrett’s employment without cause, he would be entitled to receive a pro rata payout under the fiscal 2008 MIP. If Mr. Barrett terminates his employment with good reason, he will not receive a payout under the MIP.

For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) the willful and continued failure of Mr. Barrett to perform his duties for us (other than such failure resulting from incapacity due to physical or mental illness); (b) an act by Mr. Barrett of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Cardinal Health or an affiliate; (c) a material breach of any provision of the Confidentiality and Business Protection Agreement; or (d) the intentional and repeated violation by Mr. Barrett of our written policies or procedures.

If Mr. Barrett voluntarily terminates his employment without good reason within 12 months of his start date, he will be required to repay Cardinal Health the $500,000 cash sign on bonus.

(3)	In the event Mr. Barrett’s employment is terminated due to death, the medical and dental benefits would be reduced to $11,704.

(4)

In the event of a change of control under our plans discussed above, Mr. Barrett would be entitled to the accelerated vesting of all outstanding equity awards. A change of control of Cardinal Health without termination of employment does not trigger additional cash payments to Mr. Barrett, other than under the long-term incentive cash program.

(5)	Assumes the accelerated vesting of 215,000 stock options in the event of a change in control.

(6)

Assumes the accelerated vesting of: (a) 13,333 RSUs in the event of an involuntary termination without cause or a termination by Mr. Barrett with good reason; and (b) 88,333 RSUs in the event of a change in control.

(7)

Pursuant to Mr. Barrett’s offer letter, we are required to continue to subsidize the continued coverage of Mr. Barrett and any family members covered at the time of his termination under the health and medical benefit plans of Cardinal Health for a period of two years. Our independent consultants used the following assumptions in valuing the medical benefits coverage through June 30, 2010: (a) a discount rate of 6.25% to value the liabilities; (b) annual increases of 10% for total medical costs and employee contribution amounts, and 7% annual increases for dental; (c) spouse was three years younger than the executive; (d) no mortality in regard to non-spousal family members; and (e) mortality assumptions based upon the gender specific RP-2000 Mortality Table projected to 2015 with a white-collar adjustment.

(8)

If any payments made to Mr. Barrett would be subject to the excise tax imposed on “parachute payments” by the Code, we will “gross-up” his compensation for all such excise taxes and any federal, state and local taxes applicable to such gross-up payment (including any penalties and interest). The estimate of costs of “parachute payment” gross-up payments does not take account of mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The valuation was performed by our compensation consultant, assuming an excise tax rate of 20%, a statutory federal income tax rate of 35%, a Medicare tax rate of 1.45%, a state income tax rate of 6.24%, and a local income tax rate of 2% based upon the amount of severance and other benefits above his average five-year W-2 earnings times 2.99. Any gross-up payments are required to be paid by us within five days of the later of (a) the date the excise tax is due, or (b) the date of the determination of the amount of the gross-up payment.

The following table describes the compensation and benefits payable to: (a) Robert D. Walter, our Executive Director and Former Executive Chairman of the Board, in connection with his retirement on June 30, 2008, and (b) Mark W. Parrish, our former Chief Executive Officer—Healthcare Supply Chain Services, upon his termination of employment.

Executive Benefits and Payments Upon Retirement/Termination	Robert D. Walter (1)		Mark W. Parrish (8)
Compensation:
Cash Severance	$0	(2)	$1,436,503	(9)
FY 2008 MIP	$416,883	(3)
Long-Term Performance Incentives:
Stock Options and SARs (Accelerated Vesting)	$0	(4)	$28,435	(10)
Restricted Share Units (Accelerated Vesting)	$878,304	(5)	$2,598,745	(11)

Benefits and Perquisites:
Medical and Dental Benefits	$0	(6)	$9,779	(12)
Deferred Compensation	$0	(7)	$0	(13)
Interest on Deferred Severance Payments	$0		$15,350
Unused Accrued PTO	$0		$47,769
Total:	$1,295,187		$4,136,581

(1)

Mr. Walter retired as an officer and employee on June 30, 2008 and will cease serving as our director when his term expires at the Annual Meeting. Mr. Walter has agreed to a non-competition covenant in his employment agreement which, among other things, prohibits him from being employed by an entity that competes with the Cardinal Group until July 1, 2010 (the “Walter Restricted Period”); provided, however, that Mr. Walter is not restricted from a role with a diversified entity or enterprise that may seek to do business with, or is in competition with, one or more businesses in the Cardinal Group, so long as Mr. Walter appropriately recuses himself from decisions and activities directly associated with such competitive components. During the Walter Restricted Period, Mr. Walter also is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Walter’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Walter knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Walter also is bound by covenants against disclosure of confidential information, disparagement, and recruitment of employees of the Cardinal Group contained in his employment agreement and in the stock option and RSU agreements we have entered into with him. Mr. Walter’s employment agreement provides that: (a) covenants or restrictions in any agreement, plan, program, policy or practice respecting Mr. Walter’s conduct will not be enforceable to cause a forfeiture or obligation to pay an amount realized by Mr. Walter (“Forfeiture or Payment”) except as a result of any breach of a covenant or restriction by Mr. Walter prior to the second anniversary of the vesting of the award; (b) the definitions of “Solicitation,” “Competitor” and “Cause” in any such agreement or plan is superseded by the definition contained in Mr. Walter’s employment agreement; (c) no covenant or restriction is enforceable to cause a Forfeiture or Payment to the extent the awards had vested prior to April 17, 2004; and (d) Mr. Walter is not subject to Forfeiture or Payment until after he has been afforded “due process” as defined in his employment agreement.

(2)

The Walter Employment Agreement requires that Mr. Walter provide certain consulting services to us until June 30, 2013 (the “Consulting Period”) and that we pay Robert D. Walter Company $1,000,000 per year as compensation, which will be the only compensation he is entitled to receive from us for these services. If, during the Consulting Period, we terminate his consulting arrangement (other than for cause, or due to death or disability), or Mr. Walter terminates the consulting arrangement with good reason, then we must continue to pay all compensation Mr. Walter would have received during the remainder of the Consulting Period.

“Cause” means: (a) the willful and continued failure of Mr. Walter to perform substantially his duties with us (other than such failure resulting from incapacity due to physical or mental illness), after a written notice is delivered by us; (b) the willful engaging by Mr. Walter in illegal conduct or gross misconduct which is materially and demonstrably injurious to us; (c) conviction of a felony or guilty or nolo contendere plea by

Mr. Walter with respect thereto; or (d) a material breach of the covenants set forth in the employment agreement against competition, disclosure of confidential information, recruitment of our employees or disparagement.

(3)	Actual payout of the fiscal 2008 MIP approved by the Compensation Committee.

(4)

Value of the accelerated vesting of 156,458 stock options which is determined by the ratable vesting of unvested stock options based upon the portion of the remaining vesting period elapsed at the date of retirement. The remaining unvested stock options will continue to vest in accordance with their terms during the term of the consulting arrangement, provided that Mr. Walter complies with his obligations to perform consulting services specified in his employment agreement.

(5)

Value of the accelerated vesting of 17,028 RSUs which is determined by the ratable vesting of unvested RSUs based upon the portion of the remaining vesting period elapsed at the date of retirement, which will payout in January 2009. The remaining unvested RSUs will continue to vest in accordance with their terms during the term of the consulting arrangement, provided that Mr. Walter complies with his obligations to perform consulting services specified in his employment agreement.

(6)

Mr. Walter is entitled to participate in either the retiree benefits plan or to continue coverage under COBRA, in either case at his cost. COBRA is offered for the first 18 months following retirement. Retiree medical benefits are offered until the attainment of age 65. The monthly costs for these benefits are subject to change annually.

(7)	We will not be required to make increased payments, nor will vesting or other provisions be accelerated under the DCP as a result of Mr. Walter’s retirement on June 30, 2008.

(8)

Mr. Parrish ceased to be an officer and employee in November 2007. Mr. Parrish is bound by the terms of a non-competition agreement which, among other things, prohibits him from being employed by an entity that competes with the Cardinal Group for a period of 18 months after his termination of employment (the “Parrish Restricted Period”). During the Parrish Restricted Period, Mr. Parrish is prohibited from soliciting, servicing or accepting on behalf of a competitor of the Cardinal Group, the business of any customer of the Cardinal Group at the time of Mr. Parrish’s employment or date of termination, or any potential customer of the Cardinal Group which Mr. Parrish knew to be an identified, prospective purchaser of services or products of the Cardinal Group. Mr. Parrish is also bound by a non-disparagement provision in the agreement. Mr. Parrish is also subject to covenants against disclosure of confidential information, disparagement and recruitment of employees in the stock option and RSU agreements we have entered into with him.

(9)

Under the offer letter dated November 2006, we will pay Mr. Parrish cash severance equal to the sum of 12 months of base salary plus Mr. Parrish’s target annual bonus, payable by us in 12 equal monthly installments (the first seven months of severance payments to be payable as soon as administratively practicable after June 1, 2008, with interest to the date of payment at the Prime Rate). Mr. Parrish received ratable vesting of unvested stock options and RSUs based upon the portion of the remaining vesting period elapsed at the date of the termination, with the termination deemed to have qualified as a “retirement” under the terms of outstanding equity awards. The remaining unvested equity awards were forfeited when Mr. Parrish’s employment terminated.

Mr. Parrish received full vesting of 35,000 RSUs and ratable vesting of unvested stock options and other unvested RSUs based upon the portion of the vesting period elapsed at the date of the termination, with the termination deemed to have qualified as a “retirement” under the terms of the outstanding equity awards. The remaining unvested equity awards were forfeited. An aggregate of 17,027; 16,307; 9,859; and 9,594 stock options that expire on September 2, 2012; August 15, 2013; November 15, 2013; and August 15, 2014, respectively, and 42,919 RSUs vested, and an aggregate of 9,011; 18,652; 16,391; and 44,071 stock options that expired September 2, 2012; August 15, 2013; November 15, 2013; and August 15, 2014, respectively, and 14,824 RSUs were forfeited. An aggregate of 11,066 RSUs paid out in November 2007, an aggregate of 30,000 RSUs paid out in May 2008, and an aggregate of 1,853 RSUs will payout in November 2008.

(10)

Value of the accelerated vesting of 52,787 stock options which is determined by the ratable vesting of unvested stock options based upon the portion of the vesting period elapsed at the date of the termination.

(11)

Value of the accelerated vesting of 42,919 RSUs which is determined by full vesting of 35,000 RSUs and ratable vesting of other unvested RSUs based upon the portion of the vesting period elapsed at the date of the termination.

(12)

We have agreed to subsidize the continued medical coverage for Mr. Parrish and his family members until November 2009 at the same level of employer contribution applicable to similarly situated active employees of Cardinal Health during the severance period.

(13)	We will not be required to make increased payments, nor will vesting or other provisions be accelerated under the DCP as a result of Mr. Parrish’s termination.

Director Compensation

Compensation Philosophy.    Our Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure of our non-management director compensation and the amounts paid to our non-management directors. The Compensation Committee established the relative weighting of the stock-based awards for fiscal 2008 and 2009 as 65% to be delivered in stock options and 35% in RSUs.

Compensation Arrangements.    The table below shows the elements and amount of compensation we pay to our non-management directors:

Compensation Element	July 1, 2007 through November 6, 2007	November 7, 2007 through June 30, 2008
Annual Retainer	$70,000	$75,000
Equity Grants (1)
RSUs	$30,000	$42,000
Stock Options	(2)	$78,000
Committee Chairperson Annual Retainers:
Audit Committee	$15,000	$18,000
Compensation Committee	$8,000	$10,000
Nominating and Governance Committee	$6,000	$10,000
Audit Committee Member Annual Retainer	$2,000	$2,000
Presiding Director Annual Retainer	$15,000	$20,000
Excess Meeting Fees (3):
Full Day Special Meeting	$1,500	$1,500
Half Day Special Meeting	$750	$750

(1)

Each new non-management director receives an equity award grant upon initially being appointed or elected to the Board and an annual equity award grant on the date of our Annual Meeting of Shareholders. The equity award grants are comprised of an option to acquire a number of common shares with a value of $78,000, based upon our standard method for valuing stock options for financial accounting purposes (assuming the option is held to term), and a RSU grant of the number of RSUs equal to $42,000, divided by the closing share price on the grant date. Both the option and RSUs vest in full one year from grant, except that if the subsequent year’s annual meeting is less than one year from grant, then they vest on the date of the subsequent year’s Annual Meeting. Options are granted with an exercise price equal to the closing price on the NYSE of a common share on the grant date and are exercisable for seven years from the grant date. RSUs are settled in common shares. We accrue dividend equivalents on RSUs and pay the accumulated cash dividend equivalents on vesting of the RSUs.

(2)	Option awards granted between July 1, 2007 and November 6, 2007 were comprised of an option to acquire common shares equal to $210,000 divided by the closing share price on the grant date.

(3)

“Excess Meetings” are those meetings attended, during the year following each Annual Meeting of Shareholders, after the director has attended a number of meetings equal to the number of regular quarterly board meetings and regular committee meetings associated with regular quarterly board meetings plus two, and excludes meetings attended by a non-committee member and written actions. Excess Meeting fees will not exceed $25,000 in any year. Prior to payment, excess meeting fees must be approved by the Compensation Committee.

When a special committee is formed to address a specific issue, the Board will determine an annual retainer to be paid to the committee members based upon the expected effort required, up to a maximum of $25,000 per project in any fiscal year.

The above retainer amounts are paid quarterly.

Option and RSU awards were made in August and November 2007 under our Amended and Restated Outside Director Equity Incentive Plan, as amended (the “ODEIP”), and future option and RSU awards will be made under our 2007 Nonemployee Directors Equity Incentive Plan (the “2007 Directors EIP”). The 2007 Directors EIP was approved by our shareholders in November 2007, and no additional awards will be made under the ODEIP. The ODEIP and the 2007 Directors EIP provide for grants in the form of nonqualified stock options, restricted shares and RSUs to members of the Board who are not our employees. These plans are not intended to qualify under Section 401(a) of the Code and are not subject to any of the provisions of ERISA. Under the ODEIP and the 2007 Directors EIP, all unvested options and RSUs become fully vested upon a “change of control” (defined as described above under “Potential Payment Upon Termination or Change of Control of Cardinal Health”).

Directors may receive additional compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of directors or Committee members. Directors may elect to defer payment of their fees into our DCP, one of the investment alternatives for which is the Cardinal Health stock fund. Deferrals into the Cardinal Health stock fund are valued as if each deferral were invested in common shares as of the deferral date. For directors, deferred balances under the DCP are paid upon termination from board service, death or disability. In all cases, payments generally will commence at least six months after the event triggering the payment. A director also may defer receipt of the common shares represented by an RSU which would otherwise be settled on the date of vesting until after termination from board service or until a fixed future date. Until shares are issued, the director is entitled to receive cash payments in an amount equivalent to what would be received if the shares underlying the RSU were issued to the director.

We also provide transportation or reimburse directors for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and Committee meetings and attendance at director education programs. We may reimburse directors for out-of-pocket expenses incurred by the director’s spouse in connection with spousal participation in occasional Board-related activities and may “gross-up” or reimburse the director for payment of taxes related to such reimbursement.

Director Compensation Table.    The members of our Board received the following compensation during fiscal 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Colleen F. Arnold (4)	$66,522	$55,515		$116,870		$819	$239,726
George H. Conrades	$84,283	$38,017		$77,044		$1,271	$200,615
Calvin Darden	$76,750	$38,017		$77,044		$694	$192,505
John F. Finn	$88,109	$38,017		$77,044		$102	$203,272
Philip L. Francis (4)	$81,000	$54,196		$107,918		$1,042	$244,156
Robert L. Gerbig (5)	$28,245	$10,009		$27,161		$91	$65,506
Gregory B. Kenny (4)	$68,353	$55,506		$117,561		$297	$241,717
J. Michael Losh (6)	$91,940	$38,017		$77,044		$126	$207,127
John B. McCoy	$91,310	$38,017		$77,044			$206,371
Richard C. Notebaert	$102,239	$38,017		$77,044			$217,300
Michael D. O’Halleran	$79,500	$38,017		$77,044		$527	$195,088
David W. Raisbeck	$76,500	$38,017		$77,044		$202	$191,763
Jean G. Spaulding, MD	$74,500	$38,017		$77,044			$189,561
Matthew D. Walter (7)	$45,637	$10,009	(7)	$27,161	(7)	$96	$82,903

(1)

These awards are RSUs granted under our ODEIP. This dollar amount is the amount we recognized for financial statement reporting purposes during fiscal 2008 under FAS 123(R) (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named director. We valued the RSUs as of the grant date by multiplying the closing price of the common shares on the NYSE on that date times the number of RSUs awarded. We recognize the grant date fair value as an expense over the vesting period of the award. The grant date fair value per share for RSUs granted on November 7, 2007 was $60.45 per share. At June 30, 2008, the aggregate number of RSUs outstanding and held by each director was: Ms. Arnold—1,129; Mr. Conrades—1,168; Mr. Darden—1,168; Mr. Finn—1,168; Mr. Francis—1,716; Mr. Gerbig—0; Mr. Kenny—1,144; Mr. Losh—1,168; Mr. McCoy—1,168; Mr. Notebaert—1,168; Mr. O’Halleran—695; Mr. Raisbeck—1,168; Dr. Spaulding—1,168; and Mr. M. Walter—473.

(2)

These awards are non-qualified stock options granted under our ODEIP. This dollar amount is the amount we recognized for financial statement reporting purposes during fiscal 2008 under FAS 123(R) (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named director. We utilized a lattice model to provide a grant date fair value. We recognize the grant date fair value as an expense over the vesting period of the award. The lattice model incorporates a number of assumptions. The following range of assumptions were used to determine the fair value of the options granted to Ms. Arnold and Messrs. Conrades, Darden, Finn, Francis, Gerbig, Kenny, Losh, McCoy, Notebaert, O’Halleran, Raisbeck and Walter and Dr. Spaulding: expected option life: 7 years; dividend yield: 0.55% to 0.79%; risk-free interest rate: 4.12% to 4.78%; and expected volatility: 27%. The grant date fair value per share for options granted on November 7, 2007 was $19.97 per share. At June 30, 2008, the aggregate number of option awards outstanding and held by each director was as follows: Ms. Arnold—6,905; Mr. Conrades—36,393; Mr. Darden—13,972; Mr. Finn—37,374; Mr. Francis—10,484; Mr. Gerbig—30,168; Mr. Kenny—7,011; Mr. Losh—241,839; Mr. McCoy—37,374; Mr. Notebaert—36,393; Mr. O’Halleran—34,704; Mr. Raisbeck—28,329; Dr. Spaulding—28,320; and Mr. M. Walter—24,452.

(3)

The amounts included in the column are all “gross ups” or other amounts reimbursed during the fiscal year for the payment of taxes. The aggregate value of perquisites and other personal benefits or property paid to the director is less than $10,000, and therefore no value is included in the table with respect to perquisites or other personal benefits.

(4)	Includes the annual equity award and the equity award grant upon initially being appointed or elected to the Board, as discussed above.

(5)

Mr. Gerbig continued to serve as a director until the 2007 annual meeting of shareholders, held on November 7, 2007. Mr. Gerbig informed us in August 2007 that he would not stand for re-election when his term expired at the 2007 annual meeting.

(6)

During fiscal 2005, we entered into an employment agreement with Mr. Losh pursuant to which we agreed to employ Mr. Losh as Chief Financial Officer on an interim basis commencing in July 2004 and ending in May 2005. As compensation for the services rendered thereunder, Mr. Losh received an option to purchase 210,000 shares at an exercise price of $44.00 per share, the closing price of the common shares on July 27, 2004. The option became exercisable in full on July 27, 2007.

(7)

Mr. M. Walter resigned as a director in January 2008. On November 7, 2007, Mr. M. Walter received an RSU award with a grant date fair value of $42,013 and an option award with a grant date fair value of $77,244. These awards were forfeited by Mr. M. Walter upon his resignation in January 2008. As a result, the values included in the table reflect the amounts we expensed for financial reporting purposes during fiscal 2008 (without regard to estimates of forfeitures related to service-based vesting) excluding these awards forfeited by Mr. M. Walter.

EQUITY COMPENSATION PLAN INFORMATION

Certain of Cardinal Health’s equity compensation plans are subject to shareholder approval and other plans have been authorized solely by the Board of Directors. The following is a description of plans that have not been approved by shareholders.

Broadly-based Equity Incentive Plan, as amended

The Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended (the “BEIP”), was originally adopted by the Board effective November 15, 1999. The term of the BEIP expired on November 14, 2005, and no new awards are being granted under it. The BEIP provided for grants in the form of nonqualified stock options, restricted shares and RSUs to employees except for those employees who were subject to Section 16 of the Exchange Act. The aggregate number of common shares authorized for issuance under the BEIP was 36 million with no more than 10% of the authorized amount issuable in the form of restricted shares and RSUs having a restriction period of less than three years.

Amended and Restated Outside Directors Equity Incentive Plan, as amended

The Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan, as amended, or ODEIP, was originally adopted by the Board effective May 10, 2000. Cardinal Health’s shareholders approved a new director equity plan at the 2007 annual meeting of shareholders, the 2007 Nonemployee Directors Equity Incentive Plan, and no new awards may be granted under the ODEIP. The ODEIP provides for grants in the form of nonqualified stock options, restricted shares and RSUs to members of the Board who are not employees. The aggregate number of common shares authorized for issuance under the ODEIP was 1.5 million.

Deferred Compensation Plan, as amended and restated effective January 1, 2005

Effective January 1, 2009, the Cardinal Health, Inc. Deferred Compensation Plan, or DCP, will cease to be an equity compensation plan because stock equivalent accounts under the DCP will be settled in cash only. The DCP, as amended and restated effective January 1, 2005, was originally adopted by the Board effective April 7, 1994. The DCP permits certain management employees to defer salary and bonus into any of several investment alternatives. In addition, we may, in our discretion, make additional matching or fixed contributions to the deferred balances of participating management employees. The DCP also permits directors to defer board fees into any of several investment alternatives. The investment alternatives under the DCP include a stock equivalent account, except that participating management employees who are subject to Section 16 of the Exchange Act may not select the stock equivalent account investment option. In addition, Section 16 officers and directors generally may not change the investment of existing stock equivalent amounts held in their accounts under the DCP or exchange other investments for stock equivalent amounts. Deferrals into the stock equivalent account are valued as if each deferral were invested in common shares as of the deferral date. The DCP also contains a dividend reinvestment feature for the stock equivalent account with dividends for Section 16 officers and directors being reinvested in investment options other than the stock equivalent account. The maximum aggregate number of common shares that can be credited to stock equivalent accounts under the plan is 2.3 million, however, as stated above, stock equivalent accounts under the DCP will be settled in cash only for any distributions occurring on or after January 1, 2009.

The deferral election procedures, payment events and distribution timing under the DCP are structured to satisfy the requirements of Section 409A of the Code, including the required six-month delay in distributions following a separation from service with Cardinal Health. For management employees, deferred balances are paid upon retirement, other separation from service, death or disability, or at a fixed future date elected by the employee. For directors, deferred balances are paid upon retirement or other separation from board service, death or disability, or at a fixed future date elected by the director. Amounts may also be withdrawn in the event of an unforeseen financial emergency. Deferred balances are paid in cash, or in common shares in kind, with any fractional shares paid in cash. As stated above, stock equivalent accounts under the DCP will be settled in cash only for any distributions occurring on or after January 1, 2009.

Global Employee Stock Purchase Plan, as amended and restated effective May 10, 2006

The Cardinal Health, Inc. Global Employee Stock Purchase Plan, as amended and restated effective May 10, 2006 (the “GESPP”), was originally adopted by the Board on February 9, 2000. The GESPP permits certain international employees to purchase common shares through payroll deductions. The total number of common shares made available for purchase under the GESPP is 4.5 million. International employees who have been employed by Cardinal Health for at least 30 days may be eligible to contribute from 1% to 15% of eligible compensation. The purchase price is determined by the lower of 85% of the closing market price on the first day of the offering period or 85% of the closing market price on the last day of the offering period. During any given calendar year, there are two offering periods: January 1—June 30; and July 1—December 31.

The following table summarizes information relating to our equity compensation plans at June 30, 2008:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a) (In millions)		Weighted-Average Exercise Price of Outstanding Options (b)		Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a)) (c) (In millions)
Equity compensation plans approved by shareholders	17,555,726	(1)	$60.39	(1)	10,692,582	(2)
Equity compensation plans not approved by shareholders (3)	14,053,646	(4)	$57.47	(4)	6,436,614	(5)
Total at June 30, 2008	31,609,372		$59.06		17,129,196

(1)

In addition to stock options outstanding under our EIP and LTIP, also includes 384,603 and 452,538 RSUs outstanding under the EIP and LTIP, respectively, that are payable solely in common shares. RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(2)

Includes approximately 8.9 million common shares remaining available for future issuance under the LTIP in the form of options, stock appreciation rights, stock awards or other stock-based awards. Also includes approximately 1.0 million common shares remaining available for future issuance under the ESPP and 750,000 common shares remaining available for future issuance under the 2007 Nonemployee Directors Equity Incentive Plan.

(3)	Does not include stock options to purchase 1,194,652 common shares at a weighted-average exercise price of $52.33 that were assumed by Cardinal Health in connection with acquisition transactions.

(4)

In addition to stock options outstanding under the BEIP and ODEIP, also includes 6,050 and 14,501 RSUs outstanding under the BEIP and ODEIP, respectively, that are payable solely in common shares. Also includes 56,671 shares of phantom stock outstanding under the DCP that are payable in cash or common shares. These awards do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price. Effective January 1, 2009, the DCP will cease to be an equity compensation plan because stock equivalent accounts under the DCP will be settled in cash only.

(5)

Includes approximately 4.2 million common shares remaining available for future issuance under the GESPP. While the DCP has approximately 2.3 million common shares reserved for future issuance, effective January 1, 2009, the DCP will cease to be an equity compensation plan because stock equivalent accounts under the DCP will be settled in cash only.

FUTURE SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal for other business for inclusion in the proxy statement and form of proxy relating to our 2009 annual meeting of shareholders under Exchange Act Rule 14a-8 is advised that the proposal must be received by us at our principal executive offices not later than the close of business (5:00 p.m. Eastern Time) on June 3, 2009 and sent to the attention of our Corporate Secretary, facsimile number (614) 652-7325. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

If Proposals 3, 4 and 5 are approved by our shareholders at the Annual Meeting, a shareholder who intends to present a nomination for election to the Board of Directors or a proposal for other business at our 2009 annual meeting of shareholders must comply with the notice requirements set forth in the Code of Regulations as amended and such business must otherwise be a proper matter for shareholder action. In such event, the shareholder must deliver proper written notice to our Corporate Secretary at our principal executive office not later than the close of business on the 70th day nor earlier than the close of business on the 130th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, written notice of nominations or proposals for other business for the 2009 annual meeting must be delivered to our Corporate Secretary at our principal executive office no later than August 27, 2009 and no earlier than June 28, 2009. If the date of the 2009 annual meeting is more than 30 days before or more than 60 days after November 5, 2009, written notice must be delivered not earlier than the close of business on the 130th day prior to the 2009 annual meeting and not later than the close of business on the later of the 70th day prior to the 2009 annual meeting or the 10th day following the day on which public announcement of the date of the 2009 annual meeting is first made by Cardinal Health.

If any of Proposals 3, 4 or 5 is not approved by our shareholders at the Annual Meeting, the time periods described in the preceding paragraph will not apply to a shareholder who wishes to present a proposal at our 2009 annual meeting without the inclusion of that proposal in our proxy materials; provided, however, that proxies solicited by the Board for the 2009 annual meeting will confer discretionary authority to vote on any such proposal unless (a) we receive written notice of the proposal on or before August 17, 2009 and (b) the shareholder satisfies other requirements of the SEC rules.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by us. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Cardinal Health in person or by telephone, telegraph or other means of communication. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements also will be made by us with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse these persons for reasonable expenses incurred in connection therewith.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-5222. We will promptly deliver a separate copy (free of charge) upon request. If shareholders at the same mailing address are currently receiving multiple copies of annual reports and proxy statements, and wish to receive a single annual report or proxy statement, they may write to the address or call the number listed above.

By Order of the Board of Directors.

September 29, 2008

/s/ Ivan K. Fong

IVAN K. FONG, Secretary

APPENDIX A

Selections from the Articles of Incorporation and Code of Regulations Indicating Proposed Changes Discussed in Proposal 3

(1)	Proposed new Article Eleventh to be added to the Articles of Incorporation:

ELEVENTH: At each meeting of shareholders for the election of directors at which a quorum is present, a nominee for election as a director in an uncontested election shall be elected to the board of directors if the number of votes cast for such nominee’s election exceeds the number of votes cast against such nominee’s election. For purposes of this Article Eleventh, abstentions will not be considered votes cast for or against a nominee at the shareholder meeting. In all director elections other than uncontested elections, the nominees receiving the greatest number of votes shall be elected.

For purposes of this Article, an “uncontested election” means any meeting of shareholders at which the number of nominees does not exceed the number of directors to be elected and with respect to which no shareholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with the Company’s Amended and Restated Code of Regulations, as it may be amended from time to time, (the “Regulations”), or, if such a notice has been submitted with respect to such meeting, on or before the tenth day prior to the date that the Company files its definitive proxy statement relating to such meeting with the Securities and Exchange Commission (regardless of whether or not it is thereafter revised or supplemented), each such notice with respect to such meeting has been (A) withdrawn by its respective submitting shareholder in writing to the secretary of the Company, (B) determined not to be a valid and effective notice of nomination (such determination to be made by the Board of Directors (or a designated committee thereof) pursuant to the Regulations, or, if challenged in court, by final court order) or (C) determined not to create a bona fide election contest by the Board of Directors (or a designated committee thereof).

(2)	Section 2.4 of the Code of Regulations would be amended as follows:

§2.4 Election of Directors. The Company’s Amended and Restated Articles of Incorporation, as may be amended from time to time, sets forth voting standards applicable in the election of directors at each meeting of shareholders to elect directors.~~At each meeting of the shareholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes shall be deemed elected the directors of the Company. Any shareholder may cumulate his or her votes at an election of directors upon fulfillment of the conditions prescribed in §1701.55, Ohio Revised Code, or any future statute of like tenor or effect.~~

(3)	Section 2.8 of the Code of Regulations would be amended as follows:

§ 2.8 Vacancies. A vacancy in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by: (a) majority vote of the remaining directors, even though they are less than a quorum or (b) the vote of~~. Shareholders~~ shareholders required by the Company’s Amended and Restated Articles, as may be amended from time to time, ~~entitled~~ to elect directors~~may elect a director to fill any vacancy in the board (whether or not the vacancy has previously been temporarily filled by the remaining directors)~~ at any shareholders meeting~~called for that purpose~~ if such election is properly brought before such meeting and the nomination of such director is properly made, in each case, in accordance with these regulations. Any directors chosen~~by the board of directors or the shareholders~~ to fill a vacancy ~~that does not result from a newly created directorship~~ shall hold office~~until the expiration of~~ for the unexpired term of office~~of the directors whom they replaced or~~and until their successors are elected and qualified or until his or her earlier resignation, removal from office, or death. ~~Any directors chosen by the board of directors or the shareholders to fill a vacancy resulting from a newly created directorship shall hold office until the annual meeting of shareholders in the year of the expiration of his or her term of office, or, if the election of directors shall not be held at that annual meeting, until a special meeting of the shareholders for the purpose of electing directors is held as provided in §1.2, or the taking of action by all the shareholders in writing in lieu of either or until their successors are elected and qualified or until his or her earlier resignation, removal from office, or death.~~

A-1

APPENDIX B

Selections from the Articles of Incorporation and Code of Regulations Indicating Proposed Changes Discussed in Proposal 4

(1)	Proposed new Article Twelfth to be added to the Articles of Incorporation:

TWELFTH: No shareholder shall have the right to cumulate his or her voting power in the election of directors.

(2)	Section 2.4 of the Code of Regulations would be amended as follows:

§2.4 Election of Directors. The Company’s Amended and Restated Articles of Incorporation, as may be amended from time to time, sets forth voting standards applicable in the election of directors at each meeting of shareholders to elect directors.~~At each meeting of the shareholders for the election of directors at which a quorum is present, the persons receiving the greatest number of votes shall be deemed elected the directors of the Company. Any shareholder may cumulate his or her votes at an election of directors upon fulfillment of the conditions prescribed in §1701.55, Ohio Revised Code, or any future statute of like tenor or effect.~~

(3)	Section 2.7 of the Code of Regulations would be amended as follows:

§2.7 Removal of Directors. All the directors or any individual director may be removed from office, without assigning any cause, by the affirmative vote of the holders of record of not less than a majority of the shares having voting power of the Company with respect to the election of directors~~, provided that unless all the directors are removed, no individual director shall be removed in case the votes of a sufficient number of shares are cast against his or her removal which, if cumulatively voted at an election of all the directors, would be sufficient to elect at least one director~~. In case of any such removal, a new director may be elected at the same meeting, if such election is properly brought before such meeting and the nomination of such director is properly made, in each case, in accordance with these regulations, for the unexpired term of each director removed. Any director may also be removed by the board of directors for any of the causes specified in §1701.58(B), Ohio Revised Code, or any future statute of like tenor or effect.

B-1

APPENDIX C

Selections from the Code of Regulations Indicating Proposed Changes Discussed in Proposal 5

(1)	Section 1.5 of the Code of Regulations, which currently reads “Reserved” would be replaced with the following:

§ 1.5. Notice of Shareholder Business and Nominations.

(a)	Annual Meeting of Shareholders.

(i) Nominations of persons for election to the board of directors of the Company and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (A) pursuant to the Company’s notice of meeting, (B) by or at the direction of the board of directors of the Company or (C) by any shareholder of the Company who (I) was a shareholder of record at the time of giving of notice provided for in this Section 1.5 and at the time of the annual meeting, (II) is entitled to vote at the meeting and (III) complies with the notice procedures set forth in this Section 1.5 as to such business or nomination. In order to assure that shareholders and the Company have a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of shareholders and to allow for full information to be distributed to shareholders, clause (C) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Company’s notice of meeting) before an annual meeting of shareholders.

(ii) Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Section 1.5(a)(i)(C), the shareholder must have given timely notice thereof in proper written form to the secretary and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the secretary at the principal executive offices of the Company not later than the close of business on the 70th day nor earlier than the close of business on the 130th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 130th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above. To be in proper written form, a shareholder’s notice (whether given pursuant to this Section 1.5(a)(ii) or Section 1.5(b)) to the secretary must:

(A) set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such shareholder, as they appear on the Company’s books, and the name and address of such beneficial owner, (II) the class and number of shares of the Company which are held of record by such shareholder as of the date of the notice, and a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company held of record on such record date, (III) the class and number of shares of the Company which are held of record or are beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by such beneficial owner as of the date of the notice, and a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company beneficially owned by such shareholder and such beneficial owner on such record date, (IV) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (V) such shareholder’s and beneficial owner’s written consent to the public disclosure of information provided to the Company pursuant to this Section 1.5;

(B) set forth, as to the shareholder giving the notice or, if given on behalf of a beneficial owner, as to the beneficial owner on whose behalf the nomination or proposal is made (I) any agreements, arrangements or understandings entered into by the shareholder or beneficial owner, as appropriate, and its affiliates with respect to equity securities of the Company, including any put or call arrangements, derivative securities, short positions, borrowed shares or swap or similar arrangements, specifying in each case the effect of such agreements, arrangements or understandings on any voting or economic rights of equity securities of the Company, in each case as of the date of the notice and in each case describing any changes in voting or economic rights which may arise pursuant to the terms of such agreements, arrangements or understandings, (II) to the extent not covered in clause (I) above, any disclosures that would be required pursuant to Item 5 or Item 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the shareholder or beneficial owner), and (III) a representation that the shareholder will notify the Company in writing within five business days after the record date for such meeting of the information set forth in clause (I) and (II) above as of such record date;

(C) if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting, set forth (I) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, in such business and (II) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(D) set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the board of directors of the Company (I) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (II) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate therewith or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(E) set forth a representation that such shareholder intends to appear at the annual meeting to bring such nomination or other business before the annual meeting;

(F) set forth such other information as may reasonably be required by the board of directors of the Company as described in the Company’s proxy statement for the preceding year’s annual meeting; and

(G) be followed, within five business days after the record date for such meeting, by the written notice providing the information described in (A) and (B) above.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(b)	Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the notice of meeting and, other than nominations for election to the board of directors made in accordance with the following provisions, no shareholder may bring before a special meeting of shareholders any business other than the business specified by the shareholders calling such special meeting in accordance with these regulations. Nominations of persons for election to the board of directors of the Company may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the board of directors of the Company or (ii) provided that the board of directors of the Company has determined that directors shall be elected at such meeting, by any shareholder of the Company who (A) is a shareholder of record at the time of giving of notice provided for in this Section 1.5 and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 1.5 as to such nomination. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors of the Company, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by Section 1.5(a)(ii) with respect to any nomination shall be delivered to the secretary at the principal executive offices of the Company not earlier than the close of business on the 130th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors of the Company to be elected at such meeting. In no event shall any adjournment of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c)	General.

(i) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.5. Except as otherwise provided by law, the Articles of Incorporation of the Company or these regulations, the board of directors of the Company (or a designated committee thereof) shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.5 and, if any proposed nomination or business is not in compliance with this Section 1.5, to declare that such defective proposal or nomination shall be disregarded.

(ii) For purposes of this Section 1.5, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii) Notwithstanding the foregoing provisions of this Section 1.5, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.5; provided, however, that any references in this Section 1.5 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.5(a)(i)(C) or Section 1.5(b). Nothing in this Section 1.5 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act by satisfying the notice and other requirements of Rule 14a-8 in lieu of satisfying the requirements of this Section 1.5.

(2)	Section 1.9 of the Regulations would be amended as follows:

§ 1.9 Order of Business. Unless otherwise determined by the board of directors of the Company prior to the meeting, the chairman of the meeting shall determine in his or her sole discretion the~~The~~ order of business ~~at~~of each shareholder~~s~~ meeting and the rules of procedure therefor, and shall have the authority to regulate the conduct of any such meeting as he or she deems appropriate. Notwithstanding the foregoing, the order of business~~shall be~~ fixed by the chairman of the meeting~~at the beginning of the meeting but~~ may be changed by the vote of the holders of shares entitling them to exercise a majority of the voting power of the shareholders present in person or by proxy and entitled to vote.

APPENDIX D

Selections from the Articles of Incorporation Indicating Proposed Change Discussed in Proposal 6

Article FIFTH of the Articles of Incorporation would be amended as follows:

FIFTH: ~~The amount of stated capital with which the corporation will begin business shall be not less than five hundred dollars ($500)~~ The Common Shares do not have any stated capital.

D-1

APPENDIX E

Cardinal Health, Inc.

2005 Long-Term Incentive Plan,

(As Amended and Restated as of November 5, 2008)

1.	Purpose of the Plan.

The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage such personnel to act in the shareholders’ interest and share in the Company’s success. The Plan also is intended to assist the Company in the recruitment of new employees.

2.	Definitions.

As used herein, the following definitions shall apply:

(a)	“Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b)

“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c)

“Applicable Law” means the requirements relating to the administration of stock option plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d)	“Award” means a Cash Award, Stock Award, Option, Stock Appreciation Right or Other Stock-Based Award granted in accordance with the terms of the Plan.

(e)	“Awardee” means an Employee who has been granted an Award under the Plan.

(f)

“Award Agreement” means a Cash Award Agreement, Stock Award Agreement, Option Agreement, Stock Appreciation Right Agreement and/or Other Stock-Based Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(g)	“Board” means the Board of Directors of the Company.

(h)

“Cash Award” means a bonus opportunity awarded under Section 13 of the Plan pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or, if no agreement is entered into with respect to the Cash Award, other documents evidencing the Award (the “Cash Award Agreement”).

(i)	“Change of Control” means any of the following:

(i)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (x) the then outstanding Common Shares of the Company (the “Outstanding Company Common Shares”), or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any corporation controlled by the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 2(i)); or

(ii)

individuals who, as of the effective date of this Plan, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a Director subsequent to the effective date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” shall mean a Business Combination where: (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; (y) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(j)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(k)	“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan or the Human Resources and Compensation Committee of the Board.

(l)	“Common Shares” means the common shares, without par value, of the Company.

(m)	“Company” means Cardinal Health, Inc., an Ohio corporation, or, except as utilized in the definition of Change of Control, its successor.

(n)	“Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

(o)	“Director” means a member of the Board.

(p)	“Disability,” unless the Administrator determines otherwise, has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of the disability.

(q)

“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(r)

“Employee” means a regular, active employee of the Company or any Affiliate, or a person who has agreed to commence serving as an employee of the Company or any Affiliate within 90 days of the Grant Date, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. The Administrator shall determine whether the Chairman of the Board qualifies as an “Employee.” For any and all purposes under the Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(s)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(t)

“Grant Date” means, with respect to each Award, the date upon which ~~the~~an Award that is granted to an Awardee pursuant to this Plan becomes effective, which shall not be earlier than the date of action by the Administrator.

(u)

“Incentive Stock Option” means an Option that is identified in the Option Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.

(v)

“Fair Market Value” means the fair market value of the Common Shares as determined by the Administrator from time to time. Unless otherwise determined by the Administrator, the fair market value shall be the closing price for the Common Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(w)	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(x)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)

“Option” means a right granted under Section 8 of the Plan to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(z)

“Other Stock-Based Award” means an Award granted pursuant to Section 12 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Other Stock-Based Award Agreement”).

(aa)	“Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(bb)	“Plan” means this 2005 Long-Term Incentive Plan.

(cc)	“Qualifying Performance Criteria” shall have the meaning set forth in Section 14(b) of the Plan.

(dd)

“Retirement” means, unless the Administrator determines otherwise, ~~voluntary~~ Termination of Employment (other than by death or Disability and other than in the event of Termination for Cause) by a Participant from the Company and its Affiliates after attaining age ~~fifty-five (~~55~~)~~ and having ~~(i)~~ at least ~~ten (~~10~~)~~ years of continuous service with the Company and its Affiliates, including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company~~, and (ii) at least five years of continuous service with the Company and its Affiliates, excluding service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company~~.

(ee)	“Securities Act” means the United States Securities Act of 1933, as amended.

(ff)	“Share” means a Common Share, as adjusted in accordance with Section 16 of the Plan.

(gg)

“Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Appreciation Right Agreement”).

(hh)

“Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including without limitation continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(ii)

“Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(jj)

“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(kk)

“Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, or the intentional and repeated violation of the written policies or procedures of the Company, provided that for an Employee who is party to an individual severance or employment agreement defining Cause, except as may be provided in such agreement, “Cause” shall have the meaning set forth in such agreement. For purposes of this Plan, a Participant’s Termination of Employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a Termination for Cause.

(ll)

“Termination of Employment” means ceasing to be an Employee; provided, however, that, unless otherwise determined by the Administrator, for purposes of this Plan, a Participant will not be deemed to have had a Termination of Employment if such Participant continues to be or becomes a Director or becomes an independent contractor, leased employee or consultant to the Company. Notwithstanding the foregoing, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries.

3.	Stock Subject to the Plan.

(a) Aggregate Limit. Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares which may be subject to Awards granted under the Plan is ~~18,000,000 Shares.~~ 29,000,000 Shares. The 29,000,000 maximum number of Shares described in the preceding sentence consists of 18,000,000 Shares that were approved in 2005 and 11,000,000 Shares that are being added as of this Amendment and Restatement. The aggregate number of Shares subject to Awards granted under this Plan shall not be reduced by Shares subject to Awards granted upon the assumption of, or in substitution for, awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company. The Shares issued pursuant to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b) Code Section 162(m) and 422 Limits. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any fiscal year to any one Awardee shall not exceed 1,000,000. The aggregate maximum value as of the Grant Date of Cash Awards granted under this Plan during any fiscal year to any one Awardee on or after the date this Amendment and Restatement becomes effective shall not exceed U.S. $7,500,000. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 4,500,000 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) shall be subject to adjustment under Section 16(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(c) ~~Stock Appreciation Rights,~~ Stock Awards and Other Stock-Based Awards Limit. Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be granted subject to Stock ~~Appreciation Rights, Stock~~ Awards and Other Stock-Based Awards made under the Plan is ~~6,000,000~~11,000,000 Shares.

(d) Share Counting Rules.

i. For purposes of this Section 3 of the Plan, the aggregate number of Shares subject to Awards granted under the Plan at any time shall not be reduced by Shares subject to Awards that have been canceled, expired, forfeited or settled in cash.

ii. The following Shares shall not become available for Awards under this Plan: (A) Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee; (B) Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee; or (C) Shares reserved for issuance upon a grant of Stock Appreciation Rights which are exercised and settled in Shares, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon the exercise of the Stock Appreciation Rights.

4.	Administration of the Plan.

(a) Procedure.

i. Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee designated by the Board to so administer this Plan and/or their respective delegates.

ii. Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or to Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Administrator shall not have any discretion or authority to make changes to any Award that is intended to qualify as

“performance-based compensation” to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

iii. Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

iv. Other Administration. Except to the extent prohibited by Applicable Law, the Board or a Committee may delegate to a Committee of one or more Directors or to authorized officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

v. Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i. to select the Employees of the Company or its Affiliates to whom Awards are to be granted hereunder;

ii. to determine the number of Common Shares to be covered by each Award granted hereunder;

iii. to determine the type of Award to be granted to the selected Employees;

iv. to approve forms of Award Agreements;

v. to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions may include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

vi. to correct administrative errors;

vii. to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

viii. to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted) and withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

ix. to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

x. to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such modification or amendment (A) is subject to the minimum vesting provisions set forth in Sections 8(e), 11(a) and 12(a) of the Plan and the plan amendment provisions set forth in Section 17 of the Plan, and (B) may not impair any outstanding Award unless agreed to in writing by the Participant, except that such agreement shall not be required if the Administrator determines in its sole discretion that such modification or amendment either (Y) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (Z) is not reasonably likely to significantly diminish the benefits provided under such Award, or that adequate compensation has been provided for any such diminishment;

xi. to allow or require Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xii. to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by awardees of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;

xiii. to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xiv. to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (C) institution of “blackout” periods on exercises of Awards;

xv. to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

xvi. to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.	Eligibility.

Awards may be granted only to Employees of the Company or any of its Affiliates. Awards may not be granted to a Director unless such Director otherwise qualifies as an Employee of the Company or one of its Affiliates.

6.	Term of Plan.

The Plan shall become effective upon its approval by shareholders of the Company. It shall continue in effect for a term of ten (10) years from the date the Plan is approved by the shareholders of the Company unless terminated earlier under Section 17 of the Plan.

7.	Term of Award.

Subject to the provisions of the Plan, the term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option or Stock Appreciation Right, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8.	Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, except that the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the preceding sentence, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c) No ~~Option~~ Repricings. ~~Subject to~~Except in connection with a corporate transaction or event described in Section 16(a) of ~~the Plan, the exercise price of an Option may not be reduced~~this Plan, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or the base price of Stock Appreciation Rights, or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price or base price, as applicable, that is less than the exercise price of the original Options or base price of the original Stock Appreciation Rights, as applicable, without shareholder approval.

(d) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(e) Vesting Period and Exercise Dates. Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator, except that no Option shall first become exercisable within one (1) year from its Grant Date, other than (i) upon a Change of Control as specified in Section 16(b) of the Plan~~,~~ or in connection with a Disaffiliation, (ii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Option Agreement, or (iii) for up to 1,000,000 Shares subject to Options in the aggregate which shall have no minimum vesting period. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued active employment, the passage of time and/or such performance requirements as deemed appropriate by the

Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option, subject to restrictions set forth above.

(f) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

i. cash;

ii. check or wire transfer (denominated in U.S. Dollars);

iii. subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six (6) months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Awardee in cash);

iv. subject to any conditions or limitations established by the Administrator, the Company’s withholding shares otherwise issuable upon exercise of an Option;

v. to the extent permitted by Applicable Law, consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

vi. such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or

vii. any combination of the foregoing methods of payment.

(g) Procedure for Exercise; Rights as a Shareholder.

i. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Option Agreement.

ii. An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement or procedures established by the Administrator) from the person entitled to exercise the Option, (B) full payment for the Shares with respect to which the related Option is exercised, and (C) with respect to Nonqualified Stock Options, provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.

iii. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

iv. The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(h) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Option.

9.	Incentive Stock Option Limitations/Terms.

(a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option shall be granted to any such employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

(d) Exercise Price. The per Share exercise price of an Incentive Stock Option shall in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.

(e) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10.	Stock Appreciation Rights.

A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate exercise price of the right, as established by the Administrator on the Grant Date. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be granted subject to the same terms and conditions applicable to Options as set forth in ~~Section~~Sections 7 and 8 of the Plan, including without limitation the prohibition on repricing in Section 8(c); provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions of such Option. Subject to the provisions of ~~Section~~Sections 7 and 8 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.

11.	Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one (1) year and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Stock Award in less than pro rata installments over three (3) years from the date the Stock Award is made, other than (i) with respect to such Stock Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 16(b) of the Plan or in connection with a Disaffiliation, (iii) upon the death,

Disability or Retirement of the Awardee, in each case as specified in the Stock Award Agreement, or (iv) for up to ~~600,000~~1,100,000 Shares subject to Stock Awards and Other Stock-Based Awards in the aggregate which shall have no minimum vesting period.

(b) Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate, provided that the outcome is substantially uncertain at that time.

(c) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Stock Award.

(d) Rights as a Shareholder. Unless otherwise provided for by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

12.	Other Stock-Based Awards.

(a) Other Stock-Based Awards. An “Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amount and subject to such terms and conditions as the Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined by the Administrator. No condition that is based upon performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one (1) year and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of an Other Stock-Based Award in less than pro rata installments over three (3) years from the date the Other Stock-Based Award is made, other than (i) with respect to such Other Stock-Based Awards that are issued upon the exercise or settlement of Options or Stock Appreciation Rights, (ii) upon a Change of Control as specified in Section 16(b) of the Plan or in connection with a Disaffiliation, (iii) upon the death, Disability or Retirement of the Awardee, in each case as specified in the Other Stock-Based Award Agreement, or (iv) for up to ~~600,000~~1,100,000 Shares subject to Stock Awards and Other Stock-Based Awards in the aggregate which shall have no minimum vesting period.

(b) Value of Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Administrator. The Administrator may establish performance goals in its discretion. If the Administrator exercises its discretion to establish performance goals, the number and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met. Notwithstanding anything to the contrary herein, the performance criteria for any Other Stock-Based Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relate and otherwise within the time period required by the Code and the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

(c) Payment of Other Stock-Based Awards. Payment, if any, with respect to Other Stock-Based Awards shall be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

(d) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Other Stock-Based Award.

13.	Cash Awards.

Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

(a) Cash Award. Each Cash Award may contain provisions regarding (i) the amounts potentially payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable, but the maximum amount payable pursuant to portions of Cash Awards earned with respect to any fiscal year to any Awardee shall not exceed U.S. $~~7,500,000.~~7,500,000, provided, however, that this sentence shall not apply to any such Cash Award granted on or after the date this Amendment and Restatement becomes effective, and the limitation on Cash Awards specified in Section 3(b) hereof shall apply instead.

(b) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which shall determine the amounts payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than ninety (90) days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance goals relates, provided that the outcome is substantially uncertain at that time.

(c) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property. To the extent that a Cash Award is in the form of cash, the Administrator may determine whether a payment is in U.S. dollars or foreign currency.

(d) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) shall have on any Cash Award.

14.	Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an

Award transferable to an Awardee’s family member or any other person or entity. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer. In no event may Awards be transferred in exchange for consideration.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit (whether before or after taxes); (xv) ~~operating~~economic profit or profit margin; (xvi) operating margin; (xvii) return on operating revenue; (~~xvii~~xviii) return on tangible capital; (xix) market share; (~~xviii~~xx) contract awards or backlog; (~~xix~~xxi) overhead or other expense reduction; (~~xx~~xxii) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (~~xxi~~xxiii) credit rating; (~~xxii~~xxiv) strategic plan development and implementation; (~~xxiii~~xxv) improvement in workforce diversity; (~~xxiv~~xxvi) customer satisfaction; (~~xxv~~xxvii) employee satisfaction; (~~xxvi~~xxviii) management succession plan development and implementation; and (~~xxvii~~xxix) employee retention. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be Qualifying Performance Criteria, and the Administrator will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period).

(c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify in writing the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Common Shares).

(d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified as of the Grant Date, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

15.	Dividends and Dividend Equivalents.

~~Any Award~~To the extent permitted by Section 409A of the Code, any Award other than an Option or Stock Appreciation Right may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject the Award, whether or not such Award has been exercised or is vested. Such payments may be made in cash or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

16.	Adjustments upon Changes in Capitalization, Organic Change or Change of Control.

(a) Adjustment Clause. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Organic Change”), the Administrator or the Board may in its discretion, and for any Award granted after this Amendment and Restatement becomes effective shall, make such substitutions or adjustments as it deems appropriate and equitable to (i) the Share limitations set forth in Sections 3, 11(a) and 12(a) of the Plan, (ii) the number and kind of Shares covered by each outstanding Award, and (iii) the price per Share subject to each such outstanding Award. ~~In the case of Organic Changes, such~~Such adjustments may include, without limitation, (x) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator or the Board in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(b) Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator as of the Grant Date of a particular Award (or subsequent to the Grant Date), the following acceleration, exercisability and valuation provisions shall apply:

i. On the date that such Change of Control occurs, any or all Options and Stock Appreciation Rights awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested.

ii. Except as may be provided in an individual severance or employment agreement (or severance plan) to which an Awardee is a party, in the event of an Awardee’s Termination of Employment within two (2) years after a Change of Control for any reason other than because of the Awardee’s death, Retirement, Disability or Termination for Cause, each Option and Stock Appreciation Right held by the Awardee (or a transferee) that is vested following such Termination of Employment shall remain exercisable until the earlier of the third (3rd) anniversary of such Termination of Employment (or any later date until which it would remain exercisable by its terms) or the expiration of its original term. In the event of an Awardee’s Termination of Employment more than two (2) years after a Change of Control, or within two (2) years after a Change of Control because of the Awardee’s death, Retirement, Disability or Termination for Cause, the provisions of Sections 8(h) and 10 of the Plan shall govern (as applicable).

iii. On the date that such Change of Control occurs, the restrictions applicable to any or all Stock Awards, Other Stock-Based Awards and Cash Awards shall lapse and such Awards shall be fully vested.

(c) Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator shall not have the authority to make any adjustments pursuant to Section 16(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 16(b) of the Plan shall be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 25 of the Plan.

17.	Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a), no such amendment shall be made that would:

i. increase the maximum aggregate number of Shares which may be subject to Awards granted under the Plan;

ii. reduce the minimum exercise price for Options or Stock Appreciation Rights granted under the Plan; or

iii. reduce the exercise price of outstanding Options or Stock Appreciation Rights.

(b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, except that no such agreement shall be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, except following a Change of Control. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted shares or restricted share units or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

18.	Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the legal representative of the Awardee’s estate to exercise the Award.

19.	No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.	Recoupment.

The Administrator may, in its discretion, also require repayment to the Company of all or any portion of an Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 20 shall not be the Company’s exclusive remedy with respect to such matters. This Section 20 shall not apply after a Change of Control.

21.	Fractional Shares.

The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Administrator may provide for the elimination of fractions or for the settlement thereof in cash.

22.	~~20.~~ Legal Compliance.

Shares shall not be issued pursuant to an Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award unless the such Option, Stock Appreciation Right, Stock Award or Other Stock-Based Award and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

23.	~~21.~~ Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

24.	~~22.~~ Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

25.	~~23.~~ Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

26.	~~24.~~ Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Ohio, except as to matters governed by U.S. federal law.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

~~25.~~27.	Section 409A.

~~It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Administrator determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.~~

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day of the seventh month after such six-month period, together with interest thereon from the date that such amount would have been paid absent such determination through the date of payment at the long-term applicable federal rate, determined under Section 1274(d) of the Code.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

~~26.~~28.	Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

~~27.~~29.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

~~28~~.30.	Foreign Employees.

Awards may be granted hereunder to Employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

~~29~~.31.	Tax Withholding.

Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible as compensation of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the ~~Company~~Administrator, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Shares. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any vested Shares or any other payment due to the participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

APPENDIX F

Cardinal Health, Inc.

Employee Stock Purchase Plan

Section 1—Purpose

The Cardinal Health, Inc. Employee Stock Purchase Plan, originally adopted and established by Cardinal Health, Inc., an Ohio corporation, effective as of January 3, 2000, for the general benefit of the Employees of the Company and of certain of its Subsidiaries, is hereby amended and restated effective as of ~~May 10, 2006.~~November 5, 2008. The purpose of the Plan is to facilitate the purchase of Shares by Eligible Employees.

Section 2—Definitions

a.	“Act” shall mean the Securities Act of 1933, as amended.

b.	“Administrator” shall mean the Human Resources and Compensation Committee of the Board of Directors of the Company, or the person(s) or entity delegated the responsibility of administering the Plan.

c.

“Agent” shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to act as the agent of the Employer and of the Participants under the Plan.

d.	“Board” shall mean the Board of Directors of the Company.

e.

“Closing Value” shall mean, as of a particular date, the value of a Share determined by the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange for the date of determination as reported in The Wall Street Journal or such other source as the Administrator deems reliable. For this purpose, the date of determination shall be the first Trading Day of the Offering Period or the last Trading Day of the Offering Period, as applicable.

f.	“Code” shall mean the Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law.

g.	“Company” shall mean Cardinal Health, Inc., including any successor thereto.

h.

“Compensation” shall mean wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) including amounts excludible from the Employee's gross income under Code Section 402(a)(8) (relating to a Code Section 401(k) arrangement), Code Section 402(h) (relating to a Simplified Employee Pension), Code Section 125 (relating to a cafeteria plan) or Code Section 403(b) (relating to a tax-sheltered annuity) and compensation paid by the Employer to an Employee through another person under the common paymaster provisions of Code Sections 3121(s) and 3306(p). Compensation does not include: (1) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (2) amounts realized from the sale, exchange, or other disposition of stock acquired under a qualified stock option, (3) moving allowances, automobile allowances, tuition reimbursement, financial/tax planning reimbursement, other extraordinary compensation, including tax "gross-up" payments, and imputed income from other employer-provided benefits, (4) other amounts that receive special tax benefits, such as premiums for group term life insurance or contributions made by the Employer (whether or not under salary reduction agreement) towards the purchase of an annuity contract described in Code Section 403(b) (whether or not the contributions are excludible from the gross income of the Employee), other than amounts described above, and (5) any bonus payment, including payments under the Cardinal Health, Inc. Management Incentive Plan (“MIP”) as originally established August 14, 1996 and as amended and restated from time to time, if such bonus payment is wholly or partially payable without regard to the attainment of a performance-based goal (i.e., guaranteed).

i.	“Designated Subsidiaries” shall mean all Subsidiaries whose Employees have been designated by the Administrator, in its sole discretion, as eligible to participate in the Plan.

j.

“Eligible Employee” means any Employee who (1) has worked as an employee of an Employer for at least thirty (30) days and (2) is customarily employed for at least five (5) months each calendar year or who is classified as a “PRN” or on-call Employee.

k.

“Employee” means any person who performs services as a common law employee of an Employer, and does not include individuals providing services to an Employer in a capacity as an independent contractor.

l.	“Employer” means, individually and collectively, the Company and the Designated Subsidiaries.

m.

“Enrollment Period” shall mean the period immediately preceding the Offering Period that is designated by the Administrator in its discretion as the period during which an Eligible Employee may elect to participate in the Plan.

n.

“Offering Period” shall mean the period during which Participants in the Plan authorize payroll deductions to fund the purchase of Shares on their behalf under the Plan pursuant to the options granted to them hereunder.

o.

“Participant” means any Eligible Employee who has elected to participate in the Plan for an Offering Period by authorizing payroll deductions and following all applicable procedures established by the Administrator during the Enrollment Period for such Offering Period.

p.	“Plan” shall mean this Cardinal Health, Inc. Employee Stock Purchase Plan, as amended from time to time.

q.	“Plan Account” shall mean the individual account established by the Agent for each Participant for purposes of accounting for and/or holding each Participant’s payroll deductions, Shares, etc.

r.	“Plan Year” shall mean the fiscal year of the Company.

s.

“Purchase Price” shall mean, for each Share purchased in accordance with Section 4 hereof, an amount equal to the lesser of (1) eighty-five percent (85%) of the Closing Value of a Share on the first Trading Day of each Offering Period (which for Plan purposes shall be deemed to be the date the option to purchase such Shares was granted to each Eligible Employee who is, or elects to become, a Participant); or (2) eighty-five percent (85%) of the Closing Value of such Share on the last Trading Day of the Offering Period (which for Plan purposes shall be deemed to be the date each such option to purchase such Shares was exercised).

t.	“Shares” means the common shares, without par value, of the Company.

u.

“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

v.	“Trading Day” shall mean a day on which national stock exchanges and The New York Stock Exchange are open for trading.

Section 3—Eligible Employees

a. In General. Participation in the Plan is voluntary. All Eligible Employees of an Employer are eligible to participate in the Plan. All Eligible Employees granted options to purchase Shares hereunder shall have the same rights and privileges as every other such Eligible Employee, and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to be granted options hereunder.

b. Limitations on Rights. An Employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan: (1) if such purchase would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all options or rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of each class of stock of the Company or any Subsidiary; or (2) to the extent that such purchase would cause such Eligible Employee to have options or rights to purchase more than $25,000 of Shares under the Plan (and under all other employee stock purchase plans of the Company and its Subsidiary corporations which qualify for treatment under Section 423 of the Code) for any calendar year in which such rights are outstanding (based on the Closing Value of such Shares, determined as of the date such rights are granted). For purposes of clause (1) of this subsection b., the attribution rules set forth in Section 424(d) of the Code and related regulations shall apply. The maximum number of Shares that may be purchased by an Employee during any one Offering Period shall be 2,500.

Section 4—Enrollment and Offering Periods

a. Enrolling in the Plan. To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Offering Period will take place during the Enrollment Period for such Offering Period. The Administrator shall designate the initial Enrollment Period and each subsequent Enrollment Period and the Offering Period to which each Enrollment Period relates. Participation in the Plan with respect to any one or more of the Offering Periods shall neither limit nor require participation in the Plan for any other Offering Period.

b. The Offering Period. Any Employee who is an Eligible Employee and who desires to be granted options to purchase Shares hereunder must enroll in accordance with the procedures established by the Administrator during an Enrollment Period. Such authorization shall be effective for the Offering Period immediately following such Enrollment Period. The duration of an Offering Period shall be determined by the Administrator prior to the Enrollment Period and shall commence on the first day (or the First Trading Day) of the Offering Period and end on the last day (or the last Trading Day) of the Offering Period; provided, however, that if the Administrator terminates the Plan during an Offering Period, pursuant to its authority in Section 17 of the Plan, such Offering Period shall be deemed to end on the date the Plan is terminated. The termination of the Plan and the Offering Period shall end the Participant's rights to contribute amounts to the Plan or continue participation in the Offering Period. The date of termination of the Plan shall be deemed to be the final day of the Offering Period for purposes of determining the Purchase Price under the Offering Period and all amounts contributed during the Offering Period will be used as of such termination date to purchase Shares in accordance with the general provisions of Section 9.

The Administrator may designate one or more Offering Periods during each Plan Year during the term of this Plan. On the first day (or the First Trading Day) of each Offering Period, each Participant shall be granted an option to purchase Shares under the Plan. Each option granted hereunder shall expire at the end of the Offering Period for which it was granted. In no event may an option granted hereunder be exercised after the expiration of 27 months from the date of grant.

c. Changing Enrollment. The offering of Shares pursuant to options granted hereunder the Plan shall occur only during an Offering Period and shall be made only to Participants. Once an Eligible Employee is enrolled in the Plan, the Administrator or Employer will inform the Agent of such fact. Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Offering Period until he or she terminates his or her participation by revoking his or her payroll deduction authorization or ceases to be an Eligible Employee. Once a Participant has elected to participate under the Plan, that Participant’s payroll deduction authorization shall apply to all subsequent Offering Periods unless and until the Participant ceases to be an Eligible Employee, or modifies or terminates said authorization. If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Offering Period by following the procedures established by the Administrator during the Enrollment Period immediately preceding such Offering Period.

Section 5—Term of Plan

This Plan shall be in effect from January 3, 2000, until it is terminated by action of the Administrator or the Board.

Section 6—Number of Shares to Be Made Available

Subject to adjustment as provided in Section 16 hereof, the total number of Shares made available for purchase by Participants granted options which are exercised under Section 9 hereof is ~~7,500,000,~~12,500,000, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the Plan in the open market. The provisions of Section 9 b. shall control in the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan. If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Administrator (such authorizations must, however, comply with Section 17 hereof), or shall be terminated in accordance with Section 17 hereof.

Section 7—Use of Funds

All payroll deductions received or held by an Employer under the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions. Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll withholding made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants. Administrative expenses of the Plan shall be allocated to each Participant's Plan Account unless such expenses are paid by the Employer.

Section 8—Amount of Contribution; Method of Payment

a. Payroll Withholding. Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll withholding. The withholding shall be in increments of one percent (1%). The minimum withholding permitted shall be an amount equal to one percent (1%) of a Participant’s Compensation and the maximum withholding shall be an amount equal to fifteen percent (15%) of a Participant’s Compensation. In any event, the total withholding permitted to be made by any Participant for a calendar year shall be limited to the sum of $21,250. The actual percentage of Compensation to be deducted shall be specified by a Participant in his or her authorization for payroll withholding. Participants may not deposit any separate cash payments into their Plan Accounts.

b. Application of Withholding Rules. Payroll withholding will commence with the first paycheck issued during the Offering Period and will, except as otherwise provided herein, continue with each paycheck throughout the entire Offering Period, except for pay periods for which such Participant receives no compensation (e.g., uncompensated personal leave, leave of absence). A pay period which ends at such time that it is administratively impracticable to credit any paycheck for such pay period to the then-current Offering Period will be credited in its entirety to the immediately subsequent Offering Period. A pay period which overlaps Offering Periods will be credited in its entirety to the Offering Period in which it is paid. Payroll withholding shall be retained by the Employer or other party responsible for making such payment to the Participant, until applied to the purchase of Shares as described in Section 9 and the satisfaction of any related federal, state or local withholding obligations (including any employment tax obligations).

At the time the Shares are purchased, or at the time some ~~or all of the Shares issued under the Plan are disposed of,~~ Participants must make adequate provision for the Employer’s federal, state, local or other tax withholding obligations (including employment taxes), if any, which arise upon the purchase ~~or disposition~~ of the Shares. At any time, the Employer may, but shall not be obligated to, withhold from each Participant’s Compensation the amount necessary for the Employer to meet applicable withholding obligations, ~~including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant.~~ Each Participant, as a condition of participating under the Plan, agrees to bear responsibility for all federal, state, and local income taxes required to be withheld from his or her Compensation as well as the Participant’s portion of FICA (both the OASDI and Medicare components) with respect to any Compensation arising on account of the purchase ~~or disposition~~ of Shares. The Employer may increase income and/or employment tax withholding on a Participant’s Compensation after the purchase ~~or disposition~~ of Shares in order to comply with federal, state and local tax laws, and each Participant agrees to sign any and all appropriate documents to facilitate such withholding.

Section 9—Purchasing, Transferring Shares

a. Maintenance of Plan Account. Upon the exercise of a Participant’s initial option to purchase Shares under the Plan, the Agent shall establish a Plan Account in the name of such Participant. No later than the close of each Offering Period, the aggregate amount deducted during such Offering Period by the Employer from a Participant’s Compensation (and credited to a non-interest-bearing account maintained by the Employer or other party for bookkeeping purposes) will be communicated by the Employer to the Agent and shall thereupon be credited by the Agent to such Participant’s Plan Account (unless the Participant has given notice to the Administrator of his or her revocation of authorization prior to the date such communication is made). As of the last day of each Offering Period, or as soon thereafter as is administratively practicable, each Participant’s option to purchase Shares will be exercised automatically for him or her by the Agent with respect to those amounts reported to the Agent by the Administrator or Employer as creditable to that Participant’s Plan Account. On the date of exercise, the amount then credited to the Participant’s Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be transferred to the Participant’s Plan Account by the Agent the number of full and fractional shares which results.

The Agent shall hold in its name, or in the name of its nominee, all Shares so purchased and allocated. No certificate will be issued to a Participant for Shares held in his or her Plan Account unless he or she so requests in writing or unless such Participant’s active participation in the Plan is terminated due to death, disability, separation from service or retirement. Notwithstanding any provision herein to the contrary, no certificates shall be issued for Shares until such Shares have been held in the Participant's Plan Account for a period of at least 24 months following the date of the granting of the option to purchase such Shares.

b. Insufficient Number of Available Shares. In the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale under the Plan and shall be allocated by the Agent among the Participants in proportion to each Participant’s Compensation during the Offering Period over the total Compensation of all Participants during the Offering Period. Any excess amounts withheld and credited to Participants’ Plan Accounts then shall be returned to the Participants as soon as is administratively practicable.

c. Handling Excess Shares. In the event that the number of Shares which would be credited to any Participant’s Plan Account in any Offering Period exceeds the limit specified in Section 3 b. hereof, such Participant’s Plan Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded in cash as soon as administratively practicable.

d. Status Reports. Statements of each Participant’s Plan Account shall be given to participating Employees at least annually.

Section 10—Dividends and Other Distributions

a. Reinvestment of Dividends. Cash dividends and other cash distributions received by the Agent on Shares held in its custody hereunder will be credited to the Plan Accounts of individual Participants in accordance with such Participants’ interests in the Shares with respect to which such dividends or distributions are paid or made. Cash dividends will be applied, as soon as practicable after the receipt thereof by the Agent, in accordance with the directions of the individual Participant to whose Plan Account such amounts have been credited. Participants may, but are not required to, direct that such cash dividends be applied to the purchase in the open market at prevailing market prices of the number of whole Shares capable of being purchased with such funds (or the portion of such funds designated for such application by the Participant), after deduction of any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost payable in connection with the purchase of such Shares and not otherwise paid by the Employer.

b. Shares to Be Held in Agent’s Name. All purchases of Shares made pursuant to this Section will be made in the name of the Agent or its nominee, shall be held as provided in Section 9 hereof, and shall be transferred and credited to the Plan Account(s) of the individual Participant(s) to which such dividends or other distributions were credited. Dividends paid in the form of Shares will be allocated by the Agent, as and when received, with respect to Shares held in its custody hereunder to the Plan Accounts of individual Participants in accordance with such Participants’ interests in such Shares with respect to which such dividends were paid. Property, other than Shares or cash, received by the Agent as a distribution on Shares held in its custody hereunder, shall be sold by the Agent for the accounts of the Participants, and the Agent shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent on Shares held in its custody hereunder.

c. Tax Responsibilities. The reinvestment of dividends under the Plan will not relieve a Participant (or Eligible Employee with a Plan Account) of any income or other tax that may be due on or with respect to such dividends. The Agent shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends credited to his or her Plan Account.

Section 11—Voting of Shares

A Participant shall have no interest or voting right in the Shares covered by his or her option until such option has been exercised. Shares held for a Participant (or Eligible Employee with a Plan Account) in his or her Plan Account will be voted in accordance with the Participant’s (or Eligible Employee’s) express directions. In the absence of any such directions, such Shares will not be voted.

Section 12—In-Service Distribution or Sale of Shares

a. Sale of Shares. Subject to the provisions of Section 19, a Participant may at any time, and without withdrawing from the Plan, by giving notice to the Agent, direct the Agent to sell all or part of the Shares held on behalf of the Participant. Upon receipt of such a notice, the Agent shall, as soon as practicable after receipt of such notice, sell such Shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant’s Plan Account.

b. In-Service Share Distributions. A Participant may, without withdrawing from the Plan, request that a certificate for all or part of the full Shares held in his or her Plan Account be sent to him or her after the relevant Shares have been purchased and allocated subject to the requirement that such Shares be held in the Participant's Plan Account for a period of at least 24 months after the date of the granting of the option, as described in Section 9 a., above. All such requests must be submitted in writing to the Agent. No certificate for a fractional Share will be issued; the fair value of fractional Shares on the date of withdrawal of all Shares credited to a Participant’s Plan Account shall be paid in cash to such Participant. The Plan may impose a reasonable charge, to be paid by the Participant, for each stock certificate so issued prior to the date active participation in the Plan ceases; such charge shall be paid by the Participant to the Administrator or Employer prior to the date any distribution of a certificate evidencing ownership of such Shares occurs.

Section 13—Cessation of Active Participation

a. Voluntary Cessation. A Participant may revoke his or her authorization for payroll deduction for an Offering Period by giving notice to the Administrator or Employer in accordance with procedures established by the Administrator from time to time. The revocation of a payroll deduction authorization shall be effective for the Offering Period in which made if the revocation is made within such time limitations as may be established by the Administrator from time to time. Any payroll deductions made for an Offering Period prior to the effective date of the revocation of the deduction authorization by the Participant may, at the Participant’s election, be refunded to the Participant in cash or applied to any other permissible purpose under the terms of his or her Plan Account. A Participant who revokes authorization for payroll deduction may not again participate under the Plan until the next Offering Period immediately subsequent to the Offering Period during which the Participant revoked payroll deduction authorization with respect thereto.

b. Automatic Involuntary Cessation. If a Participant receives a hardship distribution of elective deferral contributions from the Cardinal Health 401(k) Savings Plan, or any other plan sponsored by an Employer and intending to qualify as a Code Section 401(k) plan (“Qualified Plan”), the Participant’s payroll deduction under the Plan will automatically be revoked effective for the Offering Period in which made and as soon as administratively practicable upon the receipt of the hardship distribution. Any payroll deductions made for the Offering Period prior to the effective date of the revocation may, at the Participant’s election, be refunded to the Participant in cash or applied to any other permissible purpose under the terms of his or her Plan Account. A Participant whose payroll deductions under the Plan are automatically terminated under this Section 13(b) may not again participate under the Plan until the first Offering Period to commence at least six (6) months following the effective date of the suspension of the Participant’s contributions to the Plan.

Section 14—Separation from Employment

Separation from employment for any reason, including death, disability, termination or retirement, shall be treated automatically as a withdrawal from the Plan. If separation from employment occurs more than two (2) months prior to the end of an Offering Period, it shall be treated as though the Participant revoked his or her authorization for payroll deductions under Section 13, above, and elected a refund in cash of the amounts withheld for the Offering Period. If separation from employment occurs within two (2) months of the end of an Offering Period, the Participant’s option to purchase Shares for that Offering Period shall be automatically exercised by the Agent unless the Participant makes an election to have his or her separation from employment treated as though the Participant revoked his or her authorization for payroll deductions under Section 13, above within such time limitations as may be established by the Administrator from time to time. If a Participant has a separation from employment but is re-employed as an Eligible Employee, he or she shall be treated as a new Eligible Employee. The Administrator shall, in its sole discretion, determine what constitutes a separation from employment for purposes of this Section.

Section 15—Assignment

Neither payroll deductions credited to a Participant’s Plan Account nor any rights with regard to options or Shares held under the Plan may be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw from the Plan. A Participant’s right to purchase Shares under this Plan may be exercisable during the Participant’s lifetime only by the Participant. A Participant’s Plan Account shall be payable to the Participant’s designated beneficiary or, if none, to the Participant’s estate upon his or her death.

Section 16—Adjustment of and Changes in Shares

If at any time after the effective date of the Plan the Company shall subdivide or reclassify the Shares which have been or may be optioned under the Plan, or shall declare thereon any stock split or dividend payable in Shares, or shall alter the capital structure of the Shares or the Company in any similar manner, then the number and class of shares held in the Plan and which may thereafter be optioned (in the aggregate and to any Participant) shall be adjusted accordingly, and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the Purchase Price shall be adjusted accordingly, as necessary to preserve the rights of the holder(s) of such Shares and option(s).

Section 17—Amendment or Termination of the Plan

The Administrator shall have the right, at any time, to amend, modify or terminate the Plan without notice; provided, however, that no Participant’s existing options shall be adversely affected by any such amendment, modification or termination, except to comply with applicable law, stock exchange rules or accounting rules. Notwithstanding the foregoing, the Administrator shall have the right to terminate the Plan with respect to all future payroll deductions and related purchases at any time. Such termination of the Plan shall also terminate any current Offering Period in accordance with Section 4 of the Plan.

Designations of participating corporations may be made from time to time from among a group of corporations consisting of the Employer, its parent and its Subsidiaries (including corporations that become Subsidiaries or a parent after the adoption and approval of the Plan).

Section 18—Administration

a. Administration. The Plan shall be administered by the Administrator. The Administrator shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Administrator.

b. Specific Responsibilities. The Administrator’s responsibilities shall include, but shall not be limited to:

(1) interpreting the Plan (including issues relating to the definition and application of “Compensation”);

(2) identifying and compiling a list of persons who are Eligible Employees for an Offering Period; and

(3) identifying those Eligible Employees not entitled to be granted options or other rights for an Offering Period on account of the limitations described in Section 3 b. hereof.

The Administrator may from time to time adopt rules and regulations for carrying out the terms of the Plan. Interpretation or construction of any provision of the Plan by the Administrator shall be final and conclusive on all persons, absent specific and contrary action taken by the Board. Any interpretation or construction of any provision of the Plan by the Administrator or the Board shall be final and conclusive.

Section 19—Securities Law Restrictions

Notwithstanding any provision of the Plan to the contrary, no payroll deductions shall take place and no Shares may be purchased under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act. Prior to the effectiveness of such registration statement, Shares subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.

Section 20—No Independent Employee’s Rights

Nothing in the Plan shall be construed to be a contract of employment between an Employer or its parent or any Subsidiary and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee’s employment at any time, without notice or recompense. No Employee shall have any rights as a shareholder until the option to purchase Shares, granted to him or her hereunder, has been exercised.

Section 21—Applicable Law

The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio to the extent such laws are not preempted or controlled by federal law.

Section 22—Merger or Consolidation

If the Company shall at any time merge into or consolidate with another corporation or business entity, each Participant will thereafter be entitled to receive at the end of the Offering Period (during which such merger or consolidation occurs) the securities or property which a holder of Shares was entitled to upon and at the time of such merger or consolidation. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

cardinalhealth

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on November 5, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/CAHB

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2-8 and AGAINST Proposal 9.

1. Election of Directors: 01—Colleen F. Arnold

04—John F. Finn 07—J. Michael Losh 10—Michael D. O’Halleran 13—Robert D. Walter

For Withhold

02 - R. Kerry Clark

05—Philip L. Francis

08—John B. McCoy

11—David W. Raisbeck

For Withhold

03—Calvin Darden 06—Gregory B. Kenny 09—Richard C. Notebaert 12—Jean G. Spaulding, M.D.

For Withhold

2. Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

3. Proposal to approve amendments to the Articles of Incorporation and Code of Regulations to implement a majority voting standard for uncontested elections of directors.

4. Proposal to approve amendments to the Articles of Incorporation and Code of Regulations to eliminate cumulative voting.

5. Proposal to approve amendments to the Code of Regulations to establish procedures for advance notice of director nominations and other proposals and related administrative matters at shareholder meetings.

For Against Abstain

6. Proposal to approve amendment to the Articles of Incorporation to eliminate the reference to the minimum amount of stated capital with which the Company may begin business and to state expressly that the Company’s common shares have no stated capital.

7. Proposal to approve an amended and restated 2005 Long-Term Incentive Plan.

8. Proposal to approve an amended and restated Employee Stock Purchase Plan.

9. Shareholder proposal regarding performance-based stock options.

10. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

For Against Abstain

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Cardinal Health

2008 Annual Meeting of Shareholders

November 5, 2008 at 2:00 pm Local Time 7000 Cardinal Place, Dublin, OH 43017 Upon arrival, please present this admission ticket and photo identification at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on November 5, 2008: This proxy statement and Cardinal Health’s 2008 annual report to shareholders are also available on Cardinal Health’s website at www.cardinalhealth.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Cardinal Health

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints R. Kerry Clark, Ivan K. Fong and Jeffrey W. Henderson, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 8, 2008, at the annual meeting of shareholders to be held on November 5, 2008, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1 on the reverse side, FOR proposal 2, FOR proposal 3, FOR proposal 4, FOR proposal 5, FOR proposal 6, FOR proposal 7, FOR proposal 8 and AGAINST proposal 9, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

SEE REVERSE SIDE

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR VOTING

B Non-Voting Items

Change of Address–Please print new address below

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.